      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1996

                                                       REGISTRATION NO. 333-2432
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          WESTERN WIRELESS CORPORATION
             (Exact name of registrant as specified in its charter)

                WASHINGTON                                   4812                                   91-1638901
     (State or other jurisdiction of             (Primary standard industrial                    (I.R.S. employer
      incorporation or organization)             classification code number)                  identification number)

                            ------------------------

                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                              ALAN R. BENDER, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                          WESTERN WIRELESS CORPORATION
                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (206) 313-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   Copies to:

                G. SCOTT GREENBURG, ESQ.                                ALISON S. RESSLER, ESQ.
                  GARY J. KOCHER, ESQ.                                    SULLIVAN & CROMWELL
                 PRESTON GATES & ELLIS                            444 SOUTH FLOWER STREET, SUITE 1200
                  5000 COLUMBIA CENTER                               LOS ANGELES, CALIFORNIA 90071
                    701 FIFTH AVENUE                                         (213) 955-8000
             SEATTLE, WASHINGTON 98104-7078
                     (206) 623-7580

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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- --------------------------------------------------------------------------------

                          WESTERN WIRELESS CORPORATION
                          ---------------------------

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(b) OF REGULATION S-K

       REGISTRATION STATEMENT ITEM AND HEADING                 PROSPECTUS CAPTION OR LOCATION
- -----------------------------------------------------  -----------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.........  Outside Front Cover Page of Registration
                                                       Statement; Outside Front Cover Page of
                                                       Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.....................................  Inside Front and Outside Back Cover Pages of
                                                       Prospectus
  3.  Summary Information and Risk Factors...........  Prospectus Summary; Risk Factors; The Company
  4.  Use of Proceeds................................  Use of Proceeds
  5.  Determination of Offering Price................  Underwriting
  6.  Dilution.......................................  Risk Factors; Dilution
  7.  Selling Security Holders.......................  Principal and Selling Shareholders
  8.  Plan of Distribution...........................  Outside Front Cover Page of Prospectus;
                                                       Underwriting
  9.  Description of Securities to be Registered.....  Dividend Policy; Description of Capital Stock
 10.  Interests of Named Experts and Counsel.........  Validity of Class A Common Stock
 11.  Information with Respect to the Registrant.....  Outside Front Cover Page of Prospectus;
                                                       Prospectus Summary; The Company; Dilution;
                                                       Dividend Policy; Capitalization; Selected
                                                       Consolidated Financial Data; Management's
                                                       Discussion and Analysis of Financial Condition
                                                       and Results of Operations; Business;
                                                       Management; Principal and Selling Shareholders;
                                                       Certain Transactions; Shares Eligible for
                                                       Future Sale; Consolidated Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities....................................  Not Applicable

                                EXPLANATORY NOTE

     The Prospectus relating to the Class A Common Stock being registered hereby to be used in connection with a United States offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in connection with certain market-making transactions in the Class A Common Stock (the "Market-Making Prospectus") will consist of alternate pages set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus. The U.S. Prospectus and the Market-Making Prospectus are identical except that they contain different front, inside front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in the U.S. Prospectus and under the caption "Plan of Distribution" in the Market-Making Prospectus). Alternate pages for the Market-Making Prospectus are separately designated.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 15, 1996

                               11,000,000 SHARES
                                      LOGO
                          WESTERN WIRELESS CORPORATION

                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)
                             ---------------------


     Of the 11,000,000 shares of Class A Common Stock offered, 8,800,000 shares are being offered hereby in the United States and 2,200,000 shares are being offered in a concurrent international offering outside the United States (together, the "Offerings"). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See "Underwriting."



     Of the 11,000,000 shares of Class A Common Stock offered, 9,014,800 shares are being sold by the Company and 1,985,200 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Shareholders. See "Principal and Selling Shareholders."


     Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price will be between $21.00 and $24.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting."

     The Company has two classes of authorized Common Stock, Class A Common Stock and Class B Common Stock. The holders of Class A Common Stock have identical rights to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. See "Description of Capital Stock."

     The Company is concurrently offering $150,000,000 principal amount of % Senior Subordinated Notes Due 2006. The closing of the Debt Offering is conditioned on the closing of the Offerings. The closing of the Offerings is not conditioned on the closing of the Debt Offering and the Company may elect not to consummate the Debt Offering.

      SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

     Application has been made to have the Class A Common Stock quoted on the Nasdaq National Market under the symbol "WWCA."
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                            CRIMINAL OFFENSE.
                          ---------------------

                                                                                            PROCEEDS TO
                                  INITIAL PUBLIC      UNDERWRITING         PROCEEDS           SELLING
                                  OFFERING PRICE      DISCOUNT(1)       TO COMPANY(2)       SHAREHOLDERS
                                 ----------------  ------------------  ----------------  ------------------
Per Share......................         $                  $                  $                  $
Total(3).......................         $                  $                  $                  $

- ---------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting estimated expenses of $1,200,000 payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 1,320,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted an over-allotment option with respect to an additional 330,000 shares as part of the International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."
                             ---------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on
or about             , 1996, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.
                    DONALDSON, LUFKIN & JENRETTE
                       SECURITIES CORPORATION

                                       MERRILL LYNCH & CO.

                                                     SALOMON BROTHERS INC
                             ---------------------

               The date of this Prospectus is             , 1996.

                            (WESTERN WIRELESS LOGO)

     Western Wireless(R) is a registered service mark of the Company. CELLULAR ONE(R) is a registered service mark of Cellular One Group. See
"Business -- Intellectual Property."
                            ------------------------

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and an opinion thereon expressed by independent public accountants and with unaudited quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" or "Western Wireless" when used in this Prospectus refers to Western Wireless Corporation, a Washington corporation which is the successor to a Delaware corporation pursuant to a reincorporation merger that will be effected prior to the consummation of the Offerings and the Debt Offering, and its subsidiaries and predecessors. All share and per share data in this Prospectus assume no exercise of the Underwriters' over-allotment options and the reclassification prior to the Offerings and the Debt Offering of each share of the Company's outstanding common stock, par value $0.001 per share, into 3.1 shares of the Company's Class B Common Stock, no par value (the "Class B Common Stock"), which together with the Company's Class A Common Stock, no par value (the "Class A Common Stock"), is referred to herein as the "Common Stock." In addition, all references to Class B Common Stock prior to the date of the reclassification refer to the common stock, par value $0.001 per share, of Western Wireless Corporation. Unless the context otherwise requires, when used herein with respect to a licensed area, "persons" and "population" are interchangeable and refer to the aggregate number of persons located in such licensed area, and "pops" refers to the number of such persons in a licensed area multiplied by a company's ownership interest in the license for such licensed area. Persons, population and pops data are estimated for 1996 based upon 1995 estimates by Equifax Marketing Decision Systems, Inc. ("Equifax") adjusted by the Company by applying Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures, unless otherwise specified.

                                  THE COMPANY


     Western Wireless provides wireless communications services in the western United States. The Company owns or has the right to acquire an aggregate of 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the continental United States. The Company owns and operates cellular communications systems in 57 Rural Service Areas ("RSAs"), including one RSA which it has the right to acquire, and 16 Metropolitan Statistical Areas ("MSAs") with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name and currently serves over 240,000 subscribers.


     Through the Federal Communications Commission ("FCC") auction concluded in 1995, the Company acquired broadband personal communications services ("PCS") licenses for six Major Trading Areas ("MTAs") with an aggregate population of approximately 15.1 million persons -- Honolulu, Salt Lake City, Portland, Des Moines/Quad Cities, El Paso/Albuquerque and Oklahoma City -- for an aggregate purchase price of $144 million. In January 1996, the Company agreed to acquire a broadband PCS license for the Denver MTA from GTE Mobilnet Incorporated ("GTE") for a purchase price of $66 million. The Company's seven PCS licenses cover markets with an aggregate population of approximately 19.5 million persons, including approximately 4.4 million persons covered by the Denver MTA. In all of its PCS markets, the Company intends to use its proprietary VoiceStream(SM) brand name. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations in the United States. See "Business -- Introduction," "-- Markets and Systems" and "-- PCS Operations."

     Western Wireless Corporation was formed in July 1994 as the result of a business combination (the "Business Combination") among various companies, including MARKETS Cellular Limited Partnership d/b/a Pacific Northwest Cellular, a Delaware limited partnership ("MCLP"), and General Cellular Corporation, a Delaware corporation ("GCC"). GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

STRATEGY

     The Company believes that its combination of cellular and PCS licenses creates a unique opportunity in the wireless communications industry. The Company has focused on the acquisition and operation of cellular communications systems in RSAs and small MSAs in the western United States, which the Company believes it has acquired at attractive prices. The Company's recent acquisition of PCS licenses enables it to significantly expand both its customer base and geographic coverage and to offer enhanced wireless communications services. The Company's initial focus with its PCS licenses is to commence operations in the more densely populated areas within its MTAs. The Company believes that cellular is the optimum technology for rural, less densely populated areas and that PCS is the optimum technology for more densely populated urban areas where analog cellular systems are more expensive to deploy and face potential capacity constraints. The Company and, prior to the Business Combination, MCLP entered markets at a relatively low cost, having purchased cellular licenses for an average of $45.68 per pop and PCS licenses for an average of $10.81 per pop.

     The Company's operating strategy is to (i) achieve a critical time-to-market advantage by rapidly constructing and commencing operations of PCS systems in urban areas within its PCS markets; (ii) continue to expand its operations through increased subscriber growth and usage; (iii) utilize its centralized management and back office functions to support the combined needs of its cellular and PCS subscribers, thereby further improving operating efficiencies and generating greater economies of scale; and (iv) selectively acquire cellular and PCS properties primarily in contiguous markets. The Company is implementing its strategy by aggressively building its PCS systems, offering a wide range of products and services at competitive prices, continually upgrading the quality of its network, establishing strong brand recognition, creating a strong sales and marketing program tailored to local markets and providing a superior level of customer service.

     The Company believes the wireless communications industry will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in service prices. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, its wide geographic coverage and the experience and expertise of its management team. See "Business -- Strategy," "-- Cellular Operations," "-- PCS Operations," "-- Products and Services" and "-- System Equipment, Development and Expansion."

CELLULAR OPERATIONS

     The Company owns and operates high quality cellular systems in 15 western states and generally owns 100% of each of its cellular licenses. The Company focuses on RSAs and small MSAs because it perceives such markets, which are less densely populated, to be less susceptible to competition and to have greater capacity for future growth than most major markets. Cellular service was generally introduced later in RSAs and small MSAs than in major markets. As a result, cellular penetration is currently lower and subscriber growth rates are significantly higher than in major markets. Although two cellular operators exist in all markets, the Company's competitor in many of its markets tends to be smaller and less well capitalized than the large market operators.

     The Company's cellular markets exhibit positive characteristics for wireless communications, including a high percentage of business customers with substantial needs for wireless communications, such as those employed in agriculture, mining, oil and gas, and populations accustomed to long travel times. Additionally, the Company's service areas cover over 20,000 highway miles and the popular destination areas of Yellowstone National Park, Glacier National Park and Mount Rushmore National Monument, providing attractive sources of roaming revenues.

     In its rural markets, the Company believes that its cellular systems, which can cover large geographic areas with relatively few cell sites, provide the optimum cost efficient wireless service technology. In contrast, PCS technology requires more closely located cell sites to broadcast over extended geographic areas. Accordingly, PCS service will be less efficient and more expensive to deploy in rural markets than cellular service, making it likely that PCS competitors will delay or avoid entry into such markets.

     The Company has experienced rapid growth of its cellular operations during the last three years. The number of the Company's cellular subscribers grew to 239,200 at March 31, 1996 from 13,700 at January 1, 1993. Service (subscriber and roamer) revenues grew to $135.1 million in 1995 from $18.4 million in 1993 and operating income (loss) from cellular operations before interest, taxes and depreciation and amortization increased to $28.9 million in 1995 from $0.5 million in 1993. In addition, during the three year period ended December 31, 1995, the monthly subscriber revenue per subscriber in the industry declined while the Company's monthly subscriber revenue per subscriber increased to $57.25 for 1995 from $49.72 for 1993. The Company believes these results reflect the strong demand for wireless services in its markets, the success of its marketing strategy and its management capabilities. See "Risk
Factors -- Seasonality," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company offers its subscribers high quality cellular service, as well as custom calling services such as call forwarding, call waiting, conference calling, voice message storage and retrieval and no-answer transfer. The Company also acts as a retail distributor of wireless handsets. The Company sells its products and services primarily through its direct sales force and 108 retail locations, as well as through a network of independent agents and national retailers. In addition, the Company recently began providing replacement wireless services for rural customers in sparsely populated areas where the cost of providing wired telephone services is relatively high. The Company markets its cellular services under the CELLULAR ONE brand name, allowing it to enjoy the strength of a nationally recognized service mark in its cellular markets.


     The Company has roaming arrangements with virtually every cellular carrier in North America and has entered into agreements or letters of intent with a number of PCS carriers which, when the technology is available, will enable PCS subscribers of these carriers to roam on the Company's cellular systems. The Company is also a member of North American Cellular Network ("NACN"), a wireless network linking cellular operations throughout the United States, Canada, Puerto Rico and the Virgin Islands. NACN participation allows the Company to offer convenient access to the Company's subscribers when roaming throughout the United States and Canada. See "Business -- Strategy," "-- Cellular Operations" and "-- Products and Services - Cellular."

PCS OPERATIONS

     The Company has completed initial construction and commenced commercial operations of its PCS system in the Honolulu MTA and is in the initial construction phase of its PCS systems in the Portland, Salt Lake City and El Paso/Albuquerque MTAs. Design and engineering have been initiated in the Company's remaining PCS markets. When completed, the Company's PCS systems will cover a substantial geographic area in the western United States complementary to the Company's cellular operations. The Company expects to extend its PCS systems based on economic factors, customer demand and FCC licensing requirements. The Company believes its

PCS service offerings will be broader than those currently offered by cellular systems in the Company's PCS markets. PCS service offerings will initially include all of the services typically provided by cellular systems, as well as paging, caller identification, text messaging, smart cards, over-the-air activation and over-the-air subscriber profile management. To date, the Company has not derived significant revenues from its PCS operations.

     The following table sets forth certain information regarding the MTAs in which the Company intends to operate PCS systems:

                          MTA                        POPULATION          SYSTEM STATUS
    -----------------------------------------------  ----------     -----------------------
    Honolulu.......................................   1,215,729       commercial service
    Portland.......................................   3,460,182          construction
    Salt Lake City.................................   2,999,636          construction
    El Paso/Albuquerque............................   2,387,710          construction
    Denver.........................................   4,411,211     design and engineering
    Des Moines/Quad Cities.........................   3,067,795     design and engineering
    Oklahoma City..................................   1,945,271     design and engineering

     The Company believes that being the first to offer PCS services in a market will be a key competitive advantage. The Company's goal is to achieve significant market penetration by aggressively marketing competitively priced PCS services under its proprietary VoiceStream brand name, offering enhanced services not currently provided by analog or digital cellular operators and providing superior customer service. In addition, the Company believes it can become a low-cost provider of PCS services by taking advantage of the existing business infrastructure established for its cellular operations, including centralized management, marketing, billing and customer service functions, and by focusing on efficient customer acquisition and retention.

     The Company uses the internationally-proven Global System for Mobile Communications ("GSM") as the network standard for its PCS systems. GSM is the leading digital wireless standard worldwide, with approximately 120 systems operating in 92 countries serving over 13 million subscribers. In the United States, GSM has been chosen by six other companies as the network standard in their 18 MTAs which, together with the Company's seven MTAs, cover markets containing approximately 149.2 million persons, representing approximately 55.7% of the U.S. population. The Company has entered into roaming agreements or letters of intent with all of the companies in the United States that have chosen to deploy the GSM standard in their PCS markets, which will provide for roaming by the Company's PCS subscribers into these carriers' PCS markets, and vice versa, when such systems are operational. As of March 31, 1996, the Company also had reciprocal roaming agreements or letters of intent with 28 international carriers who have chosen to deploy the GSM standard. The Company anticipates entering into similar agreements with other domestic and international carriers who deploy the GSM standard.The Company will seek to enter into reciprocal roaming agreements with cellular carriers in markets where the GSM standard will not be initially deployed to enable the Company's PCS subscribers to roam in such markets when dual-mode handsets are available. See "Risk Factors -- Risks Relating to GSM Technical Standard," " -- Absence of PCS Operating History in the United States; Handset Availability,"
"Business -- Markets and Systems," "-- PCS Operations" and " -- Products and Services - PCS."

                                 FINANCING PLAN

     The Company believes that access to capital and financial flexibility are necessary to successfully implement its strategy. The Company currently anticipates that it will require approximately $500 million to finance the build-out of its PCS systems through the end of 1998. The Company will require additional funds to finance the continued growth of its cellular operations, provide for working capital, service debt and finance potential acquisitions. Such additional financing requirements will be dependent upon a variety of factors including the rate of growth of the Company's cellular operations. Historically, the Company has relied on a combination of private equity financings and borrowings. Since January 1, 1993, the Company has raised over $185.8 million of equity through issuances of capital stock. From inception until the Business Combination, MCLP had raised $79.0 million of partner capital. See "Certain Transactions." The Company has a credit facility (the "Credit Facility") with a consortium of lenders providing for $750 million of revolving credit and a $200 million term loan. A subsidiary of the Company also has a $200 million credit facility (the "NORTEL Facility" and, together with the Credit Facility, the "Senior Secured Facilities") with Northern Telecom Inc. ("NORTEL"). As of March 31, 1996, $435.8 million was outstanding under the Senior Secured Facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."


     The Company is offering 7,211,840 shares of Class A Common Stock in the offering in the United States (together with the 1,588,160 shares of Class A Common Stock offered by the Selling Shareholders, the "U.S. Offering"), 1,802,960 shares of Class A Common Stock in the offering outside the United States (together with the 397,040 shares of Class A Common Stock offered by the Selling Shareholders, the "International Offering" and, together with the U.S. Offering, the "Offerings") and $150 million principal amount of Senior Subordinated Notes Due 2006 (the "Senior Subordinated Notes") to be issued pursuant to an indenture (the "Indenture"), between the Company and Harris Trust Company of California, as Trustee, in the concurrent debt offering (the "Debt Offering") for estimated aggregate net proceeds to the Company of $332.1 million ($367.1 million if the Underwriters' over-allotment options are exercised in full). The Company believes these proceeds, in combination with the Senior Secured Facilities, will be sufficient to fund operating losses, capital expenditures and working capital necessary for the build-out of its PCS systems and the continued growth of its cellular operations through December 31, 1998. In the event the Debt Offering is not consummated, the Company would use its existing Senior Secured Facilities, which consist of the Credit Facility and the NORTEL Facility, to fund such expenditures. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of additional acquisition opportunities, including those that may arise through current or future FCC auctions, the Company may require additional funding to implement its business strategy. See "Risk Factors -- High Leverage; Debt Service; Restrictive Covenants," "-- PCS Build-out and Capital Expenditures," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."

                                 THE OFFERINGS


Class A Common Stock offered by the Company(1):
  U.S. Offering..........................................  7,211,840 shares
  International Offering.................................  1,802,960 shares
     Total...............................................  9,014,800 shares
Class A Common Stock offered by the Selling Shareholders:
  U.S. Offering..........................................  1,588,160 shares
  International Offering.................................  397,040 shares
     Total...............................................  1,985,200 shares
Common Stock to be outstanding after the Offerings:
  Class A Common Stock(1)(2)(3)..........................  11,000,000 shares
  Class B Common Stock(2)(3).............................  56,745,911 shares
     Total(1)(2).........................................  67,745,911 shares
Voting Rights............................................  The holders of Class A Common Stock have identical rights to holders of
                                                           Class B Common Stock, except that
                                                           holders of Class A Common Stock are
                                                           entitled to one vote per share and
                                                           holders of Class B Common Stock are
                                                           entitled to ten votes per share. See
                                                           "Description of Capital Stock."
Use of proceeds..........................................  Estimated net proceeds to the
                                                           Company from the Offerings and Debt
                                                           Offering of approximately $187.4
                                                           million and $144.7 million,
                                                           respectively, will be used to
                                                           finance a portion of the Company's
                                                           PCS build-out, to fund the purchase
                                                           of the Denver MTA license, to fund
                                                           expansion of existing cellular
                                                           operations and for general corporate
                                                           purposes; and, pending such uses,
                                                           for working capital and to repay
                                                           revolving credit indebtedness under
                                                           the Credit Facility. See "Use of
                                                           Proceeds."
Nasdaq National Market Symbol............................  WWCA


- ---------------
(1) Assumes no exercise of Underwriters' over-allotment options to purchase up to an additional 1,650,000 shares of Class A Common Stock from the Company. See "Underwriting."


(2) Does not include an aggregate of 3,992,760 shares of Class B Common Stock issuable upon exercise of outstanding stock options and exchange rights and an aggregate of 2,195,220 shares of Class A Common Stock reserved for issuance pursuant to future option grants under the Company's stock option plan and issuable under an agreement with an employee of the Company. See "Dilution," "Certain Transactions," "Shares Eligible for Future Sale" and
    Note 11 to the Company's consolidated financial statements.


(3) Shares of Class B Common Stock are convertible at any time into Class A Common Stock on a one-for-one basis and generally convert automatically into Class A Common Stock upon a transfer. See "Risk Factors -- Control by Management and Existing Shareholders; Anti-Takeover Effect of Dual Classes of Common Stock" and "Description of Capital Stock."

                                  RISK FACTORS

     Certain factors should be considered in connection with an investment in the Class A Common Stock. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1995, which was derived from the Company's consolidated financial statements and notes thereto that have been audited by Arthur Andersen LLP. The table also sets forth certain unaudited summary consolidated financial data as of March 31, 1996 and for the three months ended March 31, 1996 and 1995. The Company has experienced rapid growth in its revenues and assets during the periods set forth below, which rate of growth will not necessarily continue over the next few years. In addition, the Company has made and expects to make substantial capital expenditures in connection with its wireless communications systems. Accordingly, the operating results set forth below will not necessarily be indicative of future performance.

     The summary consolidated financial and operating data set forth below should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto and other financial and operating information included elsewhere in this Prospectus. All financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for the periods subsequent to the Business Combination are not comparable to financial data for prior periods. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

                                                  THREE MONTHS ENDED MARCH
                                                             31,                      YEAR ENDED DECEMBER 31,
                                                  -------------------------   ---------------------------------------
                                                     1996          1995          1995          1994          1993
                                                  -----------   -----------   -----------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues..................................  $    46,035   $    26,084   $   146,555   $    63,108   $    20,734
                                                     --------      --------      --------      --------    ----------
Operating expenses:
  Cost of service...............................        8,815         5,786        27,686        13,303         4,310
  Cost of equipment sales.......................        6,354         3,870        20,705        11,446         3,533
  General and administrative....................       12,270         6,254        31,253        15,226         6,253
  Sales and marketing...........................       13,491         7,164        41,390        18,553         6,101
  Depreciation and amortization.................       15,610        10,776        49,456        25,670         5,399
  Provision for restructuring costs.............                                                  2,478
                                                     --------      --------      --------      --------    ----------
    Total operating expenses....................       56,540        33,850       170,490        86,676        25,596
                                                     --------      --------      --------      --------    ----------
Operating loss..................................      (10,505)       (7,766)      (23,935)      (23,568)       (4,862)
Interest and financing expense..................       (8,134)       (5,027)      (25,428)      (10,659)       (2,242)
Other, net(1)...................................           65           330        (6,591)        8,267        10,433
                                                     --------      --------      --------      --------    ----------
  Net income (loss).............................  $   (18,574)  $   (12,463)  $   (55,954)  $   (25,960)  $     3,329
                                                     ========      ========      ========      =========   =========
Net income (loss) per share before extraordinary
  item..........................................  $     (0.31)  $     (0.24)  $     (0.87)  $     (0.59)  $      0.10
Net income (loss) per share(2)..................  $     (0.31)  $     (0.24)  $     (0.99)  $     (0.59)  $      0.10
                                                     ========      ========      ========      =========   =========
Weighted average common shares and common
  equivalent shares outstanding.................   59,486,512    52,363,838    56,469,990    43,949,101    32,253,303
                                                     ========      ========      ========      =========   =========


                                                                                             MARCH 31, 1996
                                                                                       ---------------------------
                                                                                        ACTUAL      AS ADJUSTED(3)
                                                                                       --------     --------------
CONSOLIDATED BALANCE SHEETS DATA:
Working capital (deficiency).........................................................  $(27,006)       $ 97,365
Property and equipment, net..........................................................   231,488         231,488
Licensing costs and other intangible assets, net.....................................   455,371         466,358
Total assets.........................................................................   737,446         872,804
Long-term debt.......................................................................   438,480         386,480
Common stock and paid-in capital.....................................................   334,675         522,077
Total shareholders' equity...........................................................   230,263         417,665


- ---------------
(1) Includes an extraordinary loss on early extinguishment of debt of $6.6 million for the year ended December 31, 1995.
(2) The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

(3) Adjusted to reflect (i) the sale of 9,014,800 shares of Class A Common Stock offered by the Company at an assumed initial public offering price of $22.50 per share, which is the midpoint of the range stated on the cover page hereof, and (ii) the sale of $150 million principal amount of the Senior Subordinated Notes in the Debt Offering, and the application of the estimated net proceeds therefrom for working capital and to repay revolving credit indebtedness. See "Use of Proceeds."

                             SUMMARY OPERATING DATA

     The following table sets forth summary operating data of the Company for its cellular operations.


                                                                    AT DECEMBER 31,
                                         AT MARCH 31,   ----------------------------------------
                                             1996          1995           1994           1993
                                         ------------   ----------     ----------     ----------
Cellular pops(1).......................     6,030,208    5,764,152      5,240,702      2,190,104
Cellular subscribers...................       239,200      209,500        112,800         30,000
Penetration level(2)...................           4.0%         3.6%           2.2%           1.4%
Average monthly cellular service
  revenue
  per subscriber(3)....................   $     63.04   $    73.36     $    77.79     $    82.34
Average monthly cellular subscriber
  revenue
  per subscriber(4)....................   $     51.87   $    57.25     $    54.35     $    49.72
Cellular EBITDA (thousands)(5).........   $    11,449   $   28,929     $    2,102     $      537
Cellular capital expenditures
  (thousands)..........................   $    18,500   $   62,573     $   47,423     $   25,113
Cellular cash flows provided by (used
  in):
     Operating activities..............   $     6,670   $    3,370     $     (988)    $     (255)
     Investing activities..............   $   (55,789)  $ (140,332)    $  (70,190)    $  (32,535)
     Financing activities..............   $    46,503   $  137,724     $   70,777     $   36,212


- ---------------
(1) Based upon 1995 estimates by Equifax. For 1994 and 1993, the Company has evenly applied Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures. See "Business -- Markets and Systems."

(2) Determined by dividing the aggregate number of cellular subscribers by cellular pops.

(3) Cellular service revenues include subscriber, roamer and, beginning in 1996, other revenues; average monthly service revenue per subscriber is determined for each of the periods by dividing cellular service revenues by the average monthly cellular subscribers, and dividing the result by the number of months in the period. Average monthly subscribers for the period is computed by adding the average of monthly subscribers, which is computed by adding beginning and ending monthly subscribers and dividing by two, and dividing the result by the number of months in the period.

(4) Determined for each of the periods by dividing cellular subscriber revenues by the average monthly cellular subscribers for the period, and dividing the result by the number of months in the period.


(5) EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with United States generally accepted accounting principles ("GAAP") and should not be considered as a measurement of net cash flows from operating activities. Cellular EBITDA represents EBITDA from cellular operations. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before such provision for restructuring costs would have been $4.6 million in 1994.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before investing in the Class A Common Stock.

HIGH LEVERAGE; DEBT SERVICE; RESTRICTIVE COVENANTS

     The Company is, and will continue to be, highly leveraged and subject to significant financial restrictions and limitations. As of March 31, 1996, on an as adjusted basis after giving effect to the Offerings and the Debt Offering and the application of the net proceeds therefrom for working capital and to initially reduce revolving credit indebtedness under the Credit Facility, the Company's total indebtedness would have been $386.5 million or approximately 48.1% of its total capitalization. Indebtedness under the Credit Facility and the NORTEL Facility matures on March 31, 2005 and December 31, 2003, respectively, and bears interest at variable rates. Substantially all the assets of the Company are pledged as security for such indebtedness. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."

     For the three months ended March 31, 1996 and the year ended December 31, 1995, the Company had negative ratios of earnings to fixed charges and earnings coverage deficiencies of approximately $18.6 million and $49.7 million, respectively. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. In such event, the Company may need to seek additional financing. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company. In the absence of such financing or refinancing, the Company could be materially limited in its ability to build out its existing cellular and PCS systems or be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to the realization of the highest price for such assets. Given that a substantial portion of the Company's assets consists of intangible assets, principally licenses granted by the FCC, the value of which will depend upon a variety of factors (including the success of the Company's PCS and cellular businesses and the wireless communications industry in general), there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations.

     The Company intends to continue pursuing opportunities to acquire additional wireless communications systems that complement its existing systems. The Company believes that borrowings available under the Senior Secured Facilities and the proceeds from the Offerings and the Debt Offering will be sufficient to fund operating losses, capital expenditures and working capital necessary for the build-out of its PCS systems and the continued growth of its cellular operations through December 31, 1998. At March 31, 1996, the amounts available for borrowings under the Credit Facility and the NORTEL Facility were $48.2 million and $43.0 million, respectively. In the event the Debt Offering is not consummated, the Company would use its existing Senior Secured Facilities to fund such expenditures. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, including those that may arise through current or future FCC auctions, the Company may require additional funding to implement its business strategy. There can be no assurance that the Company will be able to obtain such financing on acceptable terms and in adequate amounts to accomplish its objectives.

     The Senior Secured Facilities contain, and the Indenture for the Senior Subordinated Notes will contain, and any additional financing agreements may contain, certain restrictive covenants. The Senior Secured Facilities require and the Indenture will require the Company to comply with certain financial and operational performance covenants, and, while the Company expects to remain in compliance with such covenants, there can be no assurance to that effect. The restrictions contained in the Senior Secured Facilities and the Indenture will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in mergers and consolidations. In addition to such covenants, the Credit Facility requires the Company to maintain certain financial ratios. The financial ratio covenants in the Credit Facility include, among others, a limitation on the incurrence of indebtedness based on the ratio of the Company's indebtedness to operating cash flow (as defined in the Credit Facility) and a requirement that the Company's ratio of operating cash flow to cash interest expense be not less than specified levels. The NORTEL Facility contains, among others, covenants of Western PCS II Corporation, a subsidiary of the Company and the borrower thereunder, relating to minimum gross revenues and the ratio of cash coverage (as defined in the NORTEL Facility) to operating cash flow (as defined in the NORTEL Facility). The Indenture will contain a limitation, among others, on the incurrence of indebtedness based on the ratio of the Company's indebtedness to EBITDA. See "Description of Indebtedness" for a more detailed description of the restrictive covenants and other terms of the Senior Secured Facilities and the Indenture. An event of default under the Senior Secured Facilities or the Indenture would allow the lenders thereunder to accelerate the maturity of the indebtedness thereunder. In such event, it is likely that all of the Company's indebtedness, which at March 31, 1996 amounted to $438.5 million, would become immediately due and payable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Indebtedness."


LIMITED OPERATING HISTORY; PAST AND FUTURE OPERATING LOSSES AND NEGATIVE CASH
FLOW

     Western Wireless Corporation was formed in July 1994 as a result of the Business Combination among various companies, including MCLP and GCC. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of an inability to service then-existing debt requirements, GCC filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in October 1991 and, pursuant to a prepackaged plan, emerged from bankruptcy in March 1992. Certain individuals who currently serve as executive officers of the Company were, at the time of such filing, executive officers of GCC. As a result of the Business Combination and a series of related transactions, the Company became the owner of all of the issued and outstanding shares of common stock of GCC and all of the assets of MCLP. See "Business -- Introduction," "Management," "Principal and Selling Shareholders" and "Certain Transactions."

     The Company sustained operating losses of approximately $10.5 million (including $6.8 million of losses attributable to the Company's PCS operations), $23.9 million (including $3.7 million of losses attributable to the Company's PCS operations), $23.6 million and $4.9 million in the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively. At March 31, 1996, the Company had an accumulated deficit of $102.7 million. The Company expects to incur significant operating losses and to generate negative cash flow from operating activities during the next several years, while it develops and constructs its PCS systems and builds a PCS subscriber base. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future or that it will generate sufficient cash flow to service its debt requirements. See "-- High Leverage; Debt Service; Restrictive Covenants" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     Competition for subscribers among wireless licensees is based principally upon the services and enhancements offered, the technical quality of the system, customer service, system coverage, capacity and price. In the future, the Company expects to face increased competition from entities providing similar services using other communications technologies and services. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. As the Company enters the PCS business in new markets, its principal competitors initially will be providers of cellular service. The Company will face additional competition in these markets as other providers of PCS services enter the markets. Under current FCC rules, there may be up to six PCS licenses granted in each geographic area in addition to the two existing cellular licenses. Also, the FCC has licensed Specialized Mobile Radio ("SMR") dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as Enhanced Specialized Mobile Radio ("ESMR"), in many cities throughout the United States, including some of the markets in which the Company operates. ESMR systems, including those operated by Nextel Communications, Inc., could be competitive with the Company's cellular and PCS systems. The Company has one cellular competitor in each of its cellular markets, including CommNet Cellular, Inc. ("CommNet"), Lincoln Telecommunications Company, Kansas Cellular, Southwestern Bell Mobile Systems ("Southwestern Bell") and U S WEST Cellular ("U S WEST"), and there will be up to six PCS licensees in each of its markets. The Company's principal competitors in its PCS business are PCS PrimeCo L.P. ("PrimeCo"), Sprint Spectrum L.P. ("Sprint Spectrum") and AT&T Wireless Services ("AT&T Wireless"), as well as the two existing cellular providers in its PCS markets. These cellular competitors include AT&T Wireless, U S WEST and United States Cellular Corporation ("U.S. Cellular"). The Company also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers.

     All of such competition may be intense. Given the rapid advances in the wireless communications industry, there can be no assurance that new technologies will not evolve that will compete with the Company's products and services. In addition, a number of the Company's competitors have substantially greater financial, technical, marketing, sales, manufacturing and distribution resources than those of the Company and have significantly greater experience than the Company in testing new or improved communications products and services and obtaining regulatory approvals. Some competitors are expected to market other services, such as landline telephone and cable services, with their wireless communications service offerings. Several of the Company's competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless communications systems that encompass most of the continental United States. See "-- Absence of PCS Operating History in the United States; Handset Availability," "-- Risks Relating to GSM Technical Standard" and "Business -- Competition."

RISKS RELATING TO GSM TECHNICAL STANDARD

     When the FCC first licensed cellular systems in the United States, it specified the technical standards of analog cellular system operation to ensure nationwide compatibility between all analog cellular carriers. In contrast, the FCC has not mandated the technology standard for digital cellular or PCS operations, leaving each licensee free to select among several competing technologies that have sufficient technological differences to preclude their interoperability. The Company has chosen the GSM technical standard in its PCS markets and believes that GSM offers the Company significant advantages over the other competing technologies. There are, however, certain risks with respect to the deployment of GSM.


     As of the date hereof, six other PCS licensees (Pacific Telesis Mobile Services Corp., American Portable Telecom, Inc. ("APT"), BellSouth Personal Communications, Inc., InterCel, Inc., Omnipoint Corporation and American Personal Communications, Inc. ("APC")) have announced that they intend to deploy GSM-based PCS systems. These six companies and the Company together cover 25 MTAs awarded in the A and B Block auctions containing approximately 149.2 million persons, representing approximately 55.7% of the U.S. population. PCS licensees in several markets adjacent to the Company's PCS markets, including California, Minnesota, Missouri and Nevada, have announced that they intend to use the GSM standard. In order for the Company's PCS subscribers to roam in other markets, and vice versa, at least one PCS licensee in the other market must utilize the GSM standard, or the subscribers must use dual-mode handsets that would permit the subscriber to use the cellular system in the other market. Dual-mode handsets which would permit such usage are not currently available. See "--Absence of PCS Operating History in the United States; Handset Availability."



     The Company's principal PCS competitors have committed to standards other than GSM and, as a result, without PCS handsets that can access both GSM and competing systems, there is a risk that customers of the Company's PCS services may not be able to conveniently use PCS services while roaming in certain geographic areas outside the Company's PCS markets. PrimeCo and Sprint Spectrum have publicly announced that they intend to deploy PCS systems based on a Code Division Multiple Access ("CDMA") standard. AT&T Wireless and Southwestern Bell have selected the Time Division Multiple Access ("TDMA") standard. It is anticipated that together, CDMA-based PCS providers, including competitors in several of the Company's markets, own licenses covering approximately 87% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes) and AT&T Wireless and Southwestern Bell, with their TDMA standard, own PCS licenses which contain approximately 45% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes). Licensees in the FCC's recently completed C Block auction and in future auctions of PCS licenses may or may not select GSM technology; certain purchasers of licenses in the C Block auction have announced their intention not to utilize the GSM standard in such markets. Accordingly, certain major metropolitan areas will not be served by GSM-based PCS systems. The Company's ability to establish a PCS subscriber base and to compete successfully in the PCS business with those operators offering greater roaming capabilities may be adversely affected by the fact that the Company's PCS subscribers will only be able to roam into regions served by GSM-based PCS systems until dual-mode handsets permitting them to use the existing cellular system become available. See "Business -- PCS Operations."


ABSENCE OF PCS OPERATING HISTORY IN THE UNITED STATES; HANDSET AVAILABILITY

     PCS systems have no significant operating history in the United States and there can be no assurance that these businesses will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish PCS services or to obtain appropriate equipment for the PCS business could have a material adverse effect on the Company.

     Handsets used for GSM-based PCS systems cannot currently be used with cellular systems, and vice versa. While the Company believes that dual-mode handsets that allow a user to access both GSM networks and analog cellular networks will be commercially available in sufficient quantities by 1997, there can be no assurance that such handsets can be successfully manufactured or that the Company can obtain such handsets at competitive prices. Such dual-mode handsets are not yet commercially available and are expected to be larger and more expensive than single-mode handsets. The lack of interoperability or the comparatively higher cost of such handsets may impede the Company's ability to retain current cellular subscribers or attract potential new wireless communications subscribers. See "Business -- PCS Operations" and "-- System Equipment, Development and Expansion - PCS."

INTELLECTUAL PROPERTY AND BRANDING

     The Company currently uses the registered service mark CELLULAR ONE to market its cellular services. The Company's use of this service mark is governed by five-year contracts between the Company and Cellular One Group, the owner of the service mark. Each of these agreements may be renewed at the Company's option for three additional five-year terms. Under these agreements, the Company has agreed to meet operating and service quality standards for its cellular service areas. If these agreements were not renewed upon expiration or if the Company were to fail to meet the applicable operating or service quality standards, and therefore were no longer permitted to use the CELLULAR ONE service mark, the Company's ability to attract new subscribers and retain existing subscribers could be materially impaired. AT&T Wireless, which had been the single largest user of the CELLULAR ONE brand name, has reduced its use of the brand as a primary service mark. In addition, if for some reason beyond the Company's control the name CELLULAR ONE were to suffer diminished marketing appeal, the Company's ability both to attract new subscribers and retain existing subscribers could be materially impaired. In such circumstances or otherwise, the Company may explore development or acquisition of a new service mark.

     The Company has an application pending to obtain federal trademark registration for the name "VoiceStream" which the Company is using in the Honolulu MTA and intends to use in its remaining MTAs. There can be no assurance that such registration will be granted or, if granted, that it will provide any meaningful benefit to the Company. Competitors of the Company possess, and others may develop over time, branding with significantly greater name recognition than that of the Company. A failure by the Company to maintain existing rights to its current cellular branding, to successfully develop value in its "VoiceStream" mark or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop such alternatives. See "Business -- Intellectual Property."

HOLDING COMPANY STRUCTURE

     Substantially all of the Company's assets and operations are held by or conducted through subsidiaries and, to that extent, the Company is effectively a holding company. The Company relies on dividends, loan repayments and other intercompany cash flows from its subsidiaries to generate the funds necessary to meet its debt service obligations. The payment of dividends and the repayment of loans and advances by the Company to its subsidiaries are subject to statutory, contractual and other restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. As of March 31, 1996, the total outstanding indebtedness of the Company's subsidiaries not eliminated in the Company's consolidated financial statements was approximately $36.5 million. Moreover, claims of creditors of the Company's subsidiaries, including tax authorities and trade creditors, will generally have a priority claim to the assets of such subsidiaries over the claims of the Company and the holders of indebtedness of the Company. See "Description of Indebtedness."

PCS BUILD-OUT AND CAPITAL EXPENDITURES

     The Company is currently in the engineering, design and construction phase of the initial build-out of its PCS systems. The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in the relevant MTA by June 2000, five years from the grant of the license (the "Five-Year Build-out Requirement"), and to at least two-thirds of the population by June 2005, 10 years from the grant of the license (the "10-Year Build-out Requirement"). In the Honolulu MTA, the Company currently has sufficient coverage to satisfy the 10-Year Build-out Requirement. The Company anticipates that its build-out in all of its MTA markets, if completed as currently planned by the end of 1998, will satisfy the 10-Year Build-out Requirement. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of the license or the imposition of fines by the FCC. See "Business -- Governmental Regulation." The PCS build-out in each MTA is subject to successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing and satisfactory accommodation of microwave users currently using the spectrum. Delays in any of these areas could have a material adverse effect on the Company's ability to complete the build-out in a timely manner.

     The successful build-out of the Company's PCS systems will depend to a significant degree upon the Company's ability to lease or acquire appropriate sites for the location of its base station equipment. The Company has begun the site selection and acquisition process. The site selection process will require the continued successful negotiation of use agreements for or acquisitions of numerous additional sites, and may require the Company to obtain zoning variances or other governmental or local regulatory approvals, which are beyond the Company's control. Delays in the site selection process, as well as construction delays and other factors, could adversely affect the timing of the commencement of commercial service in the Company's PCS systems. See
"-- Relocation of Fixed Microwave Licensees" and "Business -- Governmental Regulation."

     The Company believes that borrowings available under the Senior Secured Facilities and the proceeds from the Offerings and the Debt Offering will be sufficient to fund operating losses, capital expenditures and working capital necessary for the build-out of its PCS systems and the continued growth of its cellular operations through December 31, 1998. The build-out of the Company's PCS systems is currently in its early stages and the capital cost of completing the project in any particular MTA and overall could vary materially from such estimates. If adequate funds are not available from its existing capital resources, the Company may be required to curtail its service operations or to obtain additional funds on terms less favorable than those contained in the Company's current arrangements.

     In addition, the implementation of the PCS build-out plan is subject to the availability from suppliers of the infrastructure equipment and subscriber equipment the Company plans to use. Accordingly, there are risks associated with the completion of development, timely manufacture and successful implementation of newly developed wireless equipment in the build-out of the Company's PCS systems. The Company has entered into agreements for the supply of infrastructure equipment with NORTEL and Nokia Telecommunications Inc. In addition, the Company has entered into an agreement with Nokia Mobile Phones, Inc. (together with its affiliate, Nokia Telecommunications Inc., "Nokia"), pursuant to which the Company has committed to purchase PCS and dual-mode handsets totaling approximately $43.7 million through October 1, 1999. See
"-- Absence of PCS Operating History in the United States; Handset Availability," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Products and Services."

     The cost to the Company of PCS handsets initially will be higher than its cost of cellular handsets. In order to compete effectively with sellers of analog cellular handsets, the Company may have to subsidize the sale of its PCS handsets to a greater extent than cellular handsets. There can be no assurance it will be able to sell such handsets on commercially favorable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELOCATION OF FIXED MICROWAVE LICENSEES

     For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems, which exist within each of the Company's MTAs. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently, the Company may need to negotiate agreements to relocate many of these existing licensees. In such places where relocation is necessary to permit operation of the Company's PCS systems, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS systems. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. Further, depending on the terms of such agreements, the Company's ability to operate its PCS systems profitably may be adversely affected. The Company estimates that to complete its construction schedule through December 31, 1997 it may be required to relocate approximately 105 microwave links. Through May 1, 1996, the Company has relocated or reached agreement to relocate 67 microwave links. See "Business -- Governmental Regulation."

GOVERNMENTAL REGULATION

     The licensing, construction, operation, acquisition and sale of cellular and PCS systems, as well as the number of cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of such activities, such as a decision by the FCC to issue new licenses or permit more than two licenses in each market for cellular communications services, could have a material adverse effect on the Company's operations. In addition, all cellular licenses in the United States, including the Company's licenses, were granted for an initial 10-year term and are subject to renewal. Licenses may be revoked by the FCC at any time for cause. One of the Company's cellular licenses expires on October 1, 1996 and four others expire on October 1, 1997. While the Company believes that each of its cellular licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's cellular licenses will be renewed.

     All PCS licenses will be granted for a 10-year period, at the end of which period the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz broadband PCS licenses, including those of the Company, are subject to the Five-Year Build-out Requirement and the 10-Year Build-out Requirement. While the Company believes that each of its PCS licenses will be renewed based upon FCC rules establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, there can be no assurance that all of the Company's PCS licenses will be so renewed. See "-- PCS Build-out and Capital Expenditures."

     The Company also must obtain a number of approvals, licenses and permits in the operation of its business, including licenses from the Federal Aviation Administration (the "FAA") in connection with cellular and PCS towers. Additionally, the wireless communications industry is subject to certain state and local governmental regulation. Operating costs are also affected by other governmental actions that are beyond the Company's control. There is no assurance that the various federal, state and local agencies responsible for granting such licenses, approvals and permits will do so or that, once granted, will not revoke or fail to renew them. The absence of such licenses, approvals and permits would adversely affect existing operations and could delay commencement of or prohibit certain business operations proposed by the Company. See "Business -- Governmental Regulation."

     The wireless communications industry also is subject to continually evolving regulation. There are a number of issues on which regulation has been or in the future may be suggested, including the effect of wireless communications equipment on medical equipment and devices, electromagnetic interference and cancer, as well as interference between types of wireless systems. As new regulations are promulgated on these subjects or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all. See "-- Radio Frequency Emission Concerns; Medical Device Interference" and
"Business -- Governmental Regulation."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

     Media reports have suggested that certain radio frequency ("RF") emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's business. The FCC has a rulemaking proceeding pending to update the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the proposal would impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, it is believed that all wireless handsets currently marketed by the Company and in use by the Company's subscribers already comply with the new proposed standards.


     Certain interest groups have requested that the FCC investigate claims that the GSM technology poses health concerns and causes interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatibility at the University of Oklahoma, which was founded in 1994 with funds from the wireless industry, is studying this issue and recently released its findings with respect to the first phase of its study. Such phase of the study, which was designed to examine extreme conditions, found that digital technologies cause interference with hearing aids in certain instances. In addition, the Personal Communications Industry Association ("PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS standards. There can be no assurance that the findings of such studies will not have an adverse effect on the Company's business (including its use of GSM technology) or that such findings will not lead to governmental regulations that will have an adverse effect on the Company's business. See "Business -- Governmental Regulation."


FINALITY OF PCS AUCTIONS


     Through the FCC auction concluded in 1995, the Company acquired broadband PCS licenses for the following MTAs: Honolulu, Salt Lake City, Portland, Des Moines/Quad Cities, El Paso/Albuquerque and Oklahoma City. In January 1996, the Company entered into an agreement to purchase a broadband PCS license for the Denver MTA. Although all of the MTA PCS licenses, including those of the Company, have been awarded by the FCC and the holders of the licenses are permitted to construct their PCS systems and commence operations, the licenses have not been issued by a grant that is "final" (i.e., not subject to administrative reconsideration or administrative or judicial review) because of certain actions before the FCC challenging the validity of the auction. These actions fall into two categories: (i) those stemming from the November 9, 1995 decision of the United States Court of Appeals for the Sixth Circuit in Cincinnati Bell Telephone Co. v. FCC, 69 F.3d 752 (which held that the FCC's cellular eligibility restriction and twenty percent bright line cellular attribution standard were arbitrary and remanded the rules to the FCC for further proceedings) and (ii) those claiming that the delay in the C Block auction gave the A and B Block PCS licensees an unfair headstart over subsequent licensees. The Cincinnati Bell decision raises a possibility that all of the PCS auctions could be invalidated, including the A and B Blocks. As to the actions claiming unfair headstart, the FCC recently affirmed the grants of the A and B Block licenses. The time for filing an appeal or petition for reconsideration of the FCC's affirmance of the grants ended on May 1, 1996, and no appeals or petitions for reconsideration have been filed in the appropriate court or with the FCC. As a result of the challenges, although it currently appears unlikely, the Company could lose its PCS licenses or have adverse conditions imposed on them, and in such event the loss resulting from any adverse conditions or, in the case of license revocation, from its costs and expenses in bidding for and obtaining the licenses and in beginning the site acquisition and build-out for its PCS systems could have a material adverse effect on the Company. In addition, all licenses which were the subject of the recently completed C Block auction are subject to completion of acquisition requirements and FCC grant. See "The Company -- Recent Developments" and "Business -- Governmental Regulation."

CONTROL BY MANAGEMENT AND EXISTING SHAREHOLDERS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF COMMON STOCK; CERTAIN CHARTER PROVISIONS AND WASHINGTON LAW



     Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Immediately after the Offerings, John W. Stanton and Theresa E. Gillespie, the Company's Chairman and Chief Executive Officer, and Chief Financial Officer, respectively, and certain other holders of shares of Class B Common Stock who will be parties to an agreement (the "Shareholders Agreement"), will beneficially own 47,386,040 shares of outstanding Class B Common Stock, which will represent approximately 70.0% of the outstanding shares of Common Stock and 82.0% of the combined voting power of the Common Stock. These shareholders have agreed to vote their shares for each other's designees, subject to certain ownership requirements, and initially will be able to control the election of the entire Board of Directors. Such voting control by such holders of Class B Common Stock, and certain provisions of Washington law affecting acquisitions and business combinations, which have been incorporated by the Company into its Articles of Incorporation, may discourage certain transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over the then-prevailing market price, and may have a depressive effect on the market price for Class A Common Stock. See "Principal and Selling Shareholders," "Certain Transactions" and "Description of Capital Stock."


DEPENDENCE UPON KEY PERSONNEL


     The Company will be dependent to a large degree on the services of Mr. Stanton, as Chairman of the Board and Chief Executive Officer, and other current members of management. The Company and Mr. Stanton have entered into an employment agreement which provides that Mr. Stanton's employment may be terminated at any time by the Company, specifies base compensation of $180,000 per year with a targeted annual bonus of 100% of the base compensation, as determined by the Board of Directors. The Board of Directors may, in its discretion, increase Mr. Stanton's compensation, either permanently or for a limited period, if the Board of Directors shall deem it advisable in order to fairly compensate Mr. Stanton for the value of his services. Severance is payable under the agreement in the event Mr. Stanton's employment with the Company is involuntarily terminated for other than Cause (as defined in the agreement) in an amount equal to any accrued target bonus through the date of termination, 12 months base salary and 12 months annual targeted bonus. The Company will also make specified insurance benefit payments on behalf of Mr. Stanton and his dependents for 12 months following involuntary termination. In addition, in such event unvested stock options become vested in accordance with a schedule provided in the agreement; however, Mr. Stanton currently holds no stock options. In the event of a voluntary termination or a termination for Cause, no severance is payable by the Company. In addition, the agreement provides that during the term of the agreement and for one year following the termination of Mr. Stanton's employment for any reason, Mr. Stanton may not engage in a business which is substantially the same as or similar to the business of the Company; provided, that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary obligations as a director of the Company.


     Loss of the services of Mr. Stanton or other members of management could have a material adverse effect on the business of the Company and qualified replacements may be difficult or impossible to find or retain. An event of default under the Credit Facility would occur if Mr. Stanton (or a suitable replacement) ceases, for any reason, to be the Chairman of the Company's Board of Directors. See "Description of Indebtedness" and "Management -- Employment Agreements."

SEASONALITY

     The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     There has been no public market for the shares of Class A Common Stock prior to the Offerings, and there is no assurance that a significant public market for the Class A Common Stock will develop or be sustained after the Offerings. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company and the representatives of the U.S. Underwriters and the International Underwriters. See "Underwriting." The market price of the Class A Common Stock may be extremely volatile. Factors such as fluctuations in the valuation of wireless licenses, results of current and future FCC auctions, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the communications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and communications companies, often unrelated to the operating performance of the specific companies.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A Common Stock in the public market after the Offerings could adversely affect prevailing market prices. Shares sold in the Offerings will be freely tradable in the public market. Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock on a one-for-one basis and such shares generally convert automatically into Class A Common Stock upon a transfer. In addition to the 11,000,000 shares (12,650,000 shares if the Underwriters' over-allotment options are exercised in full) of Class A Common Stock offered by the Company and the Selling Shareholders in the Offerings, beginning 90 days after the date of this Prospectus, 987,285 additional outstanding shares of Class A Common Stock (assuming the conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis) will be eligible for sale in the public market and, beginning 180 days after the date of this Prospectus, following the expiration of certain lock-up agreements between the Underwriters, the Selling Shareholders, the Company's executive officers and directors and certain other shareholders of the Company, 37,663,974 additional outstanding shares of Class A Common Stock (assuming the conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis) will be eligible for sale in the public market. In addition, up to an aggregate of 22,096,272 shares of Class A Common Stock, including an aggregate of 4,001,620 shares (assuming the conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis) issuable upon exercise of outstanding stock options ("Option Shares") and exchange rights, may become eligible for resale in the public market at various times after the expiration of the 180 day lock-up period, depending upon when such shares are actually issued, if at all, and whether such shares are registered for resale under the Securities Act of 1933, as amended (the "Securities Act"), or are subject to Rule 144 or Rule 701 under the Securities Act. See "Description of Capital Stock" and "Shares Eligible for Future Sale."


     The Company intends to register all or a portion of the Option Shares for resale in the public market 90 days after the effective date of the Offerings. A portion of such Option Shares will be subject to the lock-up agreements with the Underwriters. Options with respect to 1,636,356 of the

Options Shares are currently exercisable. In addition, 2,186,360 additional shares of Class A Common Stock are reserved for issuance pursuant to future option grants under the Company's stock option plan. See
"Management -- Executive Compensation," "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

DILUTION

     Purchasers of the Class A Common Stock offered hereby will suffer immediate dilution of $23.07 in the net tangible book value per share of the Class A Common Stock from the initial public offering price (assuming an initial public offering price of $22.50 per share). See "Dilution."

ABSENCE OF DIVIDENDS

     The Company has never paid dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Senior Secured Facilities and the Indenture contain restrictions on the Company's ability to declare and pay dividends on its Common Stock. See "Description of Indebtedness" and "Dividend Policy."

                                  THE COMPANY


     Western Wireless provides wireless communications services in the western United States. The Company owns or has the right to acquire 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the geography in the continental United States. The Company owns and operates cellular communications systems in 57 RSAs, including one RSA which it has the right to acquire, and 16 MSAs with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name and currently serves over 240,000 subscribers.


     Through the FCC auction concluded in 1995, the Company acquired broadband PCS licenses for six MTAs with an aggregate population of over 15.1 million persons -- Honolulu, Salt Lake City, Portland, Des Moines/Quad Cities, El Paso/Albuquerque and Oklahoma City -- for an aggregate purchase price of $144 million. In January 1996, the Company agreed to acquire a broadband PCS license for the Denver MTA from GTE for a purchase price of $66 million. The Company's seven PCS licenses cover markets with an aggregate population of approximately
19.5 million persons, including approximately 4.4 million persons covered by the Denver MTA. In all of its PCS markets the Company intends to use its proprietary VoiceStream brandname. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations in the United States.

     The wireless communications industry is in a period of tremendous growth in the United States. Since its introduction in 1983, commercial cellular telephone service has grown dramatically and now dominates the wireless communications market. The Company has experienced rapid growth of its cellular operations, having increased its cellular subscriber base to 239,200 at March 31, 1996 from 13,700 at January 1, 1993. Service revenues grew to $135.1 million in 1995 from $18.4 million in 1993. The Company believes the wireless communications market will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in pricing for its services. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, wide geographic coverage area and the experience and expertise of its management team. See "Business" and "Management."

     The Company is a Washington corporation which is the successor to a Delaware corporation incorporated in January 1994. The Company's principal executive offices are located at 2001 N.W. Sammamish Road, Issaquah, Washington 98027, and its telephone number is (206) 313-5200.


RECENT DEVELOPMENTS



     On May 6, 1996, the FCC completed its C Block auction of licenses to provide broadband PCS services in 493 Basic Trading Areas ("BTAs"). The Company holds a 49.9% limited partnership interest in Cook Inlet Western Wireless PV/SS PCS, L.P. ("Cook Inlet PCS") which was the high bidder for licenses for the following BTAs: Tulsa, Oklahoma; Spokane, Washington; Yakima, Washington; Wichita Falls, Texas; Wenatchee, Washington; Sherman-Denison, Texas; Walla Walla, Washington/Pendleton, Oregon; Muskogee, Oklahoma; Worthington, Minnesota; Aberdeen, Washington; Port Angeles, Washington; Coffeyville, Kansas and Bartlesville, Oklahoma. The foregoing BTAs contain aggregate pops of approximately 2.9 million (based on 1990 U.S. Census Bureau population figures) and the licenses will be acquired by Cook Inlet PCS (subject to FCC grant) for an aggregate cost of $67.7 million, or an average cost per pop of $23.65. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- PCS Operations."

                                USE OF PROCEEDS


     Assuming an initial public offering price of $22.50 per share (the midpoint of the range stated on the cover page hereof), the net proceeds to the Company from the sale of the shares of Class A Common Stock in the Offerings are estimated to be approximately $187.4 million ($222.4 million if the Underwriters' over-allotment options are exercised in full), after deducting estimated underwriting discounts and offering expenses payable by the Company. The net proceeds to the Company from the Debt Offering are estimated to be approximately $144.7 million, after deducting estimated underwriting discount and offering expenses payable by the Company. The Company intends to use the proceeds from the Offerings and the Debt Offering as follows: (i) to finance a portion of the build-out of the Company's PCS business in its PCS markets in the amount of approximately $202.7 million during the remainder of 1996; (ii) to pay for the purchase of the Denver MTA license from GTE in the amount of $66.0 million (or $33.0 million if the Company exercises its right to pay $33.0 million of the purchase price by delivery of a promissory note having a maturity date 18 months from the closing date); (iii) to fund expansion of the Company's existing cellular operations in the amount of approximately $51.5 million during the remainder of 1996; and (iv) the remainder for general corporate purposes, including possible future acquisitions and working capital. Prior to their use, $202.0 million of the net proceeds from the Offerings and the Debt Offering will be used to repay revolving credit indebtedness under the Credit Facility. As of March 31, 1996, approximately $402.0 million was outstanding under the Credit Facility with a weighted average interest rate (including commitment fees) of 7.8% and a weighted average maturity of 6.3 years. Net proceeds from the Offerings and the Debt Offering will be invested in short-term, investment grade, interest-bearing securities pending such uses. See "Description of Indebtedness." In the event the Debt Offering is not consummated, the Company would use its existing Senior Secured Facilities, which include the Credit Facility and the NORTEL Facility, to fund such expenditures.


     The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Shareholders in the Offerings. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company's Senior Secured Facilities and the Indenture contain certain restrictions on the Company's ability to declare and pay dividends on the Common Stock. See "Description of Indebtedness." The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in loan agreements, if any, and such other factors as the Board of Directors may deem relevant.

                                    DILUTION


     As of March 31, 1996, the net tangible book value (deficit) of the Company's Common Stock was $(225.7) million, or $(3.84) per share. Net tangible book value (deficit) per share represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock outstanding. The following table demonstrates the increase in the net tangible book value (deficit) per share to the Company's existing shareholders and the dilution to the new investors if the 9,014,800 shares of Class A Common Stock offered by the Company in the Offerings had been sold at March 31, 1996, at the assumed initial public offering price of $22.50 per share, which is the midpoint of the range stated on the cover page hereof.


    Assumed initial public offering price per share................              $ 22.50
      Net tangible book value (deficit) per share before the
         Offerings(2)..............................................  $ (3.84)
      Increase per share attributable to the Offerings(1)..........     3.27
                                                                     -------
    Net tangible book value (deficit) per share after the
      Offerings(1)(2)..............................................                (0.57)
                                                                                 -------
    Dilution of net tangible book value (deficit) per share to new
      investors....................................................              $ 23.07
                                                                                 =======

- ---------------
(1) After deducting estimated underwriting discounts and expenses of the Offerings.

(2) Does not include (i) 3,664,878 shares of Class B Common Stock issuable upon exercise of outstanding stock options, (ii) 2,186,360 shares of Class A Common Stock reserved for issuance pursuant to future option grants under the Company's stock option plan, (iii) up to 327,882 shares of Class B Common Stock issuable upon exercise of exchange rights exercisable no sooner than 2001 issued to the Company's partners in Cook Inlet PCS (as defined in "Business -- PCS Operations") or (iv) 8,860 shares of Class A Common Stock (based on the fair market value of the stock of Western Wireless International Corporation ("International") on the date hereof) issuable under the Horwitz Agreement (as defined in "Certain Transactions"). See "Certain Transactions" and "Shares Eligible for Future Sale."


     The following table summarizes, as of March 31, 1996, the differences between the existing shareholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid therefor and the average price per share paid by the existing shareholders and the new investors, at the assumed initial public offering price of $22.50 per share, which is the mid-point of the range stated on the cover page hereof.


                              SHARES PURCHASED(1)(2)
                                                           TOTAL CONSIDERATION         AVERAGE
                              ----------------------     ------------------------       PRICE
                                NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                              -----------    -------     ------------     -------     ---------
    Existing shareholders...   58,731,111      86.7%     $334,675,000       62.3%      $  5.70
    New investors...........    9,014,800      13.3       202,833,000       37.7       $ 22.50
                                   ------       ---          --------        ---
    Total...................   67,745,911     100.0%     $537,508,000      100.0%      $  7.93
                                   ======       ===          ========        ===


- ---------------

(1) Sales by Selling Shareholders in the Offerings are expected to reduce the number of shares held by existing shareholders to approximately 56,745,911 or 83.8% of the total shares of Common Stock outstanding, and will increase the number of shares held by new investors to 11,000,000 or 16.2% of the total shares of Common Stock outstanding after the Offerings. See "Principal and Selling Shareholders."


(2) Does not include (i) 3,664,878 shares of Class B Common Stock issuable upon exercise of outstanding stock options, (ii) 2,186,360 shares of Class A Common Stock reserved for issuance pursuant to future option grants under the Company's stock option plan, (iii) up to 327,882 shares of Class B Common Stock issuable upon exercise of exchange rights exercisable no sooner than 2001 issued to the Company's partners in Cook Inlet PCS or (iv) 8,860 shares of Class A Common Stock (based on the fair market value of the stock of International on the date hereof) issuable under the Horwitz Agreement. See "Certain Transactions" and "Shares Eligible for Future Sale."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to give effect to the sale by the Company and the Selling Shareholders of the shares of Class A Common Stock in the Offerings (assuming an initial public offering price of $22.50 per share, the midpoint of the range stated on the cover page hereof, and after deducting underwriting discounts and offering expenses payable by the Company), the sale of the Senior Subordinated Notes in the Debt Offering and the application of the net proceeds therefrom for working capital and to repay revolving credit indebtedness. See "Use of Proceeds." The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."


                                                                         MARCH 31, 1996
                                                                  ----------------------------
                                                                   ACTUAL       AS ADJUSTED(1)
                                                                  ---------     --------------
                                                                  (DOLLARS IN THOUSANDS)
Cash and cash equivalents.......................................  $   6,204       $  130,619
                                                                  =========        =========
Long-term debt:
  Credit Facility:
     Revolver...................................................  $ 402,000
     Term.......................................................                  $  200,000
  NORTEL Facility...............................................     33,800           33,800
  Senior Subordinated Notes.....................................                     150,000
  Other.........................................................      2,680            2,680
                                                                  ---------        ---------
     Total long-term debt.......................................    438,480          386,480
                                                                  ---------        ---------
Shareholders' equity(2):
  Preferred Stock, no par value, 50,000,000 shares authorized;
     no shares issued and outstanding...........................
  Common Stock, no par value, 300,000,000 shares authorized:
     Class A, no shares issued and outstanding and 11,000,000 as adjusted and Class B, 58,731,111 shares issued and
       outstanding and 56,745,911 as adjusted...................    334,675          522,077
  Deferred compensation.........................................     (1,714)          (1,257)
  Deficit.......................................................   (102,698)        (103,155)
                                                                  ---------        ---------
     Total shareholders' equity.................................    230,263          417,665
                                                                  ---------        ---------
Total capitalization............................................  $ 668,743       $  804,145
                                                                  =========        =========


- ---------------
(1) In the event the Debt Offering is not consummated, the Company would pay down less revolving credit indebtedness under the Credit Facility and would have substantially less cash and cash equivalents. See "Use of Proceeds."


(2) Does not include (i) 3,664,878 shares of Class B Common Stock issuable upon exercise of outstanding options, (ii) 2,186,360 shares of Class A Common Stock reserved for issuance pursuant to future option grants under the Company's stock option plan, (iii) up to 327,882 shares of Class B Common Stock issuable upon exercise of exchange rights exercisable no sooner than 2001 issued to the Company's partners in Cook Inlet PCS or (iv) 8,860 shares of Class A Common Stock (based on the fair market value of the stock of International on the date hereof) issuable under the Horwitz Agreement. Class B Common Stock actually outstanding at March 31, 1996 consists of shares of common stock, par value $0.001 per share, which will be reclassified into shares of Class B Common Stock, no par value, prior to the Offerings. See "Certain Transactions," "Shares Eligible for Future Sale" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial and operating data for the Company as of and for each of the three years in the period ended December 31, 1995, which was derived from the Company's consolidated financial statements and notes thereto that have been audited by Arthur Andersen LLP, independent public accountants. The table also sets forth certain unaudited selected consolidated financial and operating data for the Company as of March 31, 1996 and for the three months ended March 31, 1996 and 1995, as of and for the nine months ended December 31, 1992, as of and for the three months ended March 31, 1992 and as of and for the year ended December 31, 1991. The information as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 is unaudited but in the opinion of the Company reflects all adjustments necessary for the fair presentation of the Company's financial position and results of operations for such periods, and may not be indicative of the results of operations for a full year. MCLP, a predecessor of the Company, was not formed until October 1992. In March 1992, GCC reorganized under Chapter 11 of the U.S. Bankruptcy Code and, as part of the reorganization, GCC adopted fresh-start reporting in conformity with procedures specified by the American Institute of Certified Public Accountants Statement of Position 90-7. Accordingly, the financial data of the Company prepared as of March 31, 1992 and for subsequent periods are stated on a basis different from, and are not comparable to, financial data for prior dates and periods. All financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for periods subsequent to the Business Combination are not comparable to financial data for prior periods. All the data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

                                   THREE MONTHS                                               NINE         THREE
                                      ENDED                                                  MONTHS       MONTHS         YEAR
                                    MARCH 31,              YEAR ENDED DECEMBER 31,           ENDED         ENDED        ENDED
                               --------------------    --------------------------------   DECEMBER 31,   MARCH 31,   DECEMBER 31,
                                 1996        1995        1995        1994        1993         1992         1992          1991
                               --------    --------    --------    --------    --------   ------------   ---------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues:
  Subscriber revenues.....     $ 35,337    $ 18,967    $105,430    $ 38,838    $ 11,105     $  4,861      $ 1,072      $  3,392
  Roamer revenues.........        6,757       4,802      29,660      16,746       7,285        4,468          881         2,760
  Equipment sales and
    other revenue.........        3,941       2,315      11,465       7,524       2,344        1,208          262           883
                               --------    --------    --------    --------    --------      -------      -------      --------
    Total revenues........       46,035      26,084     146,555      63,108      20,734       10,537        2,215         7,035
                               --------    --------    --------    --------    --------      -------      -------      --------
Operating expenses:
  Cost of service.........        8,815       5,786      27,686      13,303       4,310        2,730          655         2,840
  Cost of equipment
    sales.................        6,354       3,870      20,705      11,446       3,533        1,818          400         1,113
  General and
    administrative........       12,270       6,254      31,253      15,226       6,253        5,048        1,156         5,226
  Sales and marketing.....       13,491       7,164      41,390      18,553       6,101        3,074          812         2,948
  Depreciation and
    amortization..........       15,610      10,776      49,456      25,670       5,399        3,746        2,787        12,276
  Provision for
    restructuring costs...                                            2,478                                               3,137
                               --------    --------    --------    --------    --------      -------      -------      --------
    Total operating
      expenses............       56,540      33,850     170,490      86,676      25,596       16,416        5,810        27,540
                               --------    --------    --------    --------    --------      -------      -------      --------
Operating loss............      (10,505)     (7,766)    (23,935)    (23,568)     (4,862)      (5,879)      (3,595)      (20,505)
                               --------    --------    --------    --------    --------      -------      -------      --------
Other income (expense):
  Interest and financing
    expense...............       (8,134)     (5,027)    (25,428)    (10,659)     (2,242)      (1,666)        (169)       (8,273)
  Gain (loss) on
    dispositions, net.....                                 (573)      6,202      10,102        1,876        4,024       (14,404)
  Other , net.............           65         330         627       2,065         331          130         (189)       (1,116)
                               --------    --------    --------    --------    --------      -------      -------      --------
Income (loss) before
  extraordinary
  items...................      (18,574)    (12,463)    (49,309)    (25,960)      3,329       (5,539)          71       (44,298)
Extraordinary items.......                               (6,645)                                           63,569
                               --------    --------    --------    --------    --------      -------      -------      --------
    Net income (loss).....     $(18,574)   $(12,463)   $(55,954)   $(25,960)   $  3,329     $ (5,539)     $63,640      $(44,298)
                               ========    ========    ========    ========    ========      =======      =======      ========

                                   THREE MONTHS                                               NINE         THREE
                                      ENDED                                                  MONTHS       MONTHS         YEAR
                                    MARCH 31,              YEAR ENDED DECEMBER 31,           ENDED         ENDED        ENDED
                               --------------------    --------------------------------   DECEMBER 31,   MARCH 31,   DECEMBER 31,
                                 1996        1995        1995        1994        1993         1992         1992          1991
                               --------    --------    --------    --------    --------   ------------   ---------   ------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Share data:
  Income (loss) per share
    before extraordinary
    item..................     $  (0.31)   $  (0.24)   $  (0.87)   $  (0.59)   $   0.10     $  (0.22)           *             *
  Per share effect of
    extraordinary
    item..................                                (0.12)                                                *             *
                               --------    --------    --------    --------    --------      -------      -------      --------
    Net income (loss) per
      share(1)............     $  (0.31)   $  (0.24)   $  (0.99)   $  (0.59)   $   0.10     $  (0.22)           *             *
                               ========    ========    ========    ========    ========      =======      =======      ========
  Weighted average common
    shares and common
    equivalent shares
    outstanding...........     59,486,512  52,363,838  56,469,990  43,949,101  32,253,303 25,665,437            *             *
                               ========    ========    ========    ========    ========      =======      =======      ========

- ---------------

  * Not meaningful

(1) The Company has never paid dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."


                                                                      DECEMBER 31,
                                        MARCH 31,   -------------------------------------------------   MARCH 31,    DECEMBER 31,
                                          1996         1995         1994         1993         1992         1992          1991
                                        ---------   ----------   ----------   ----------   ----------   ----------   ------------
                                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE
  SHEETS DATA:
Current assets........................  $ 41,697    $   37,508   $   36,769   $   14,686   $    8,098   $    4,685    $    2,469
Property and equipment, net...........   231,488       193,692      120,648       48,591       27,528       20,984        23,076
Licensing costs and other intangible
  assets, net.........................   455,371       417,971      211,309       86,270       43,873       41,941        11,945
Other assets..........................     8,890         9,857        1,468        6,219        5,522        2,083         8,133
                                        --------      --------     --------     --------    ---------     --------
    Total assets......................  $737,446    $  659,028   $  370,194   $  155,766   $   85,021   $   69,693    $   45,623
                                        ========      ========     ========     ========    =========     ========
Current liabilities...................  $ 68,703    $   55,936   $   39,214   $   16,447   $    5,806   $    5,373    $   19,580
Long-term debt, net of current
  portion.............................   438,480       362,487      200,587       53,430       14,893       20,086        85,460
Minority interests in equity of
  consolidated subsidiary.............                                3,376
Shareholders' equity (deficiency).....   230,263       240,605      127,017       85,889       64,322       44,234       (59,417)
                                        --------      --------     --------     --------    ---------     --------
    Total liabilities and
      shareholders' equity............  $737,446    $  659,028   $  370,194   $  155,766   $   85,021   $   69,693    $   45,623
                                        ========      ========     ========     ========    =========     ========
OTHER DATA:
Cellular pops(1)...................... 6,030,208     5,764,152    5,240,702    2,190,104    1,749,999    1,579,051     1,712,519
Ending cellular subscribers...........   239,200       209,500      112,800       30,000       13,700        8,300         7,700
EBITDA(2).............................  $  5,105    $   25,521   $    2,102   $      537   $   (2,133)  $     (808)   $   (8,229)
CASH FLOWS PROVIDED BY (USED IN):
  Operating activities................  $   (219)   $     (745)  $     (988)  $     (255)  $   (1,490)  $   (2,376)   $  (11,284)
  Investing activities................  $(78,949)   $ (293,579)  $  (70,190)  $  (32,535)  $  (13,159)  $   12,953    $   (7,412)
  Financing activities................  $ 76,800    $  295,109   $   70,777   $   36,212   $   16,552   $   (8,131)   $   18,397


- ---------------
(1) Based upon 1995 estimates by Equifax for 1995. For periods between 1990 and 1995, the Company has evenly applied Equifax's growth factors from 1990 to 1995 to the 1990 U.S. Census Bureau population figures. See
    "Business -- Markets and Systems."


(2) EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994 and 1991, the Company recorded provisions for restructuring costs of $2.5 million and $3.1 million, respectively. EBITDA before such provisions for restructuring costs would have been $4.6 million and $5.1 million in 1994 and 1991, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and notes thereto and other financial information included elsewhere in this Prospectus.

OVERVIEW

     The Company provides wireless communications services in the western United States through the ownership and operation of cellular communications systems in 73 RSAs and MSAs, including one RSA which the Company has the right to acquire. The Company has acquired PCS licenses in six MTAs. In January 1996, the Company agreed to acquire a PCS license for the Denver MTA. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations in the United States.

     Western Wireless Corporation was formed in July 1994 as the result of the Business Combination among various companies, including MCLP and GCC. GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflects the combined operations of GCC and MCLP and all such data with respect to prior periods reflects only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Accordingly, the financial data of the Company for periods subsequent to the Business Combination are not comparable to financial data for prior periods. See Note 12 to the Company's consolidated financial statements for pro forma information presenting the results of operations of the Company as if the Business Combination occurred on January 1, 1993, and see the consolidated financial statements of MCLP included herein for financial information of MCLP prior to the Business Combination.

     The Company has operated the cellular systems in its markets, on average, for approximately three years and has experienced rapid growth during such periods. The Company's cellular subscribers and penetration were 239,200 and 4.0%, respectively, at March 31, 1996 compared to 13,700 and 0.8%, respectively, at January 1, 1993. The Company intends to continue to increase its total number of subscribers in its cellular markets, but expects the rate of growth in subscriber penetration to slow.

     The Company's revenues primarily consist of subscriber revenues (including access charges and usage charges), roamer revenues (fees charged for providing services to subscribers of other cellular communications systems when such subscribers, or "roamers," place or receive a phone call within one of the Company's service areas) and equipment sales. The majority of the Company's revenues are derived from subscriber revenues. The Company had no revenues from its paging or PCS systems prior to February 1, 1996 and February 29, 1996, respectively. Revenues from paging systems, which are included in other revenue, are expected to account for less than 3% of the Company's total revenues in 1996. The Company expects to continue to sell cellular and PCS handsets below cost and regards these losses as a cost of building its subscriber base.

     Average monthly subscriber revenue per subscriber from its cellular operations increased to $57.25 in 1995 compared to $49.72 in 1993. The Company believes its generally favorable average monthly subscriber revenue per subscriber reflects its efforts to expand its geographic coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications in RSAs and small MSAs. The Company expects that the average monthly subscriber revenue per subscriber from its cellular operations may decline due to a number of factors, including the addition of new subscribers which may have lower usage rates, potential price decreases and increased competition.

     Cost of service consists of the cost of providing wireless service to subscribers, primarily including costs to access local exchange and long distance carrier facilities and maintain the Company's wireless network. General and administrative expenses include the costs associated with billing a subscriber and the administrative cost associated with maintaining subscribers, including customer service, accounting and other centralized functions. General and administrative expenses also include provisions for unbillable fraudulent roaming charges and subscriber bad debt. Sales and marketing costs include costs associated with acquiring a subscriber, including direct and indirect sales commissions, salaries, all costs of sales offices and retail locations, advertising and promotional expenses. Depreciation and amortization includes primarily depreciation expense associated with the Company's property and equipment in service and amortization associated with its wireless licenses for operational markets. The Company amortizes licensing costs associated with PCS systems once they become operational.

     Certain headquarter costs, including customer service, accounting and other centralized functions, are incurred on behalf of all of the Company's operations. These costs are allocated to those operations in a manner which reflects management's judgment as to the nature of the activity causing those costs to be incurred.

     Cellular EBITDA was $28.9 million in 1995 compared to $0.5 million in 1993. However, the Company expects a decline in consolidated EBITDA as it develops, constructs and operates its PCS systems and seeks aggressively to build its PCS subscriber base. To the extent that the time to complete the PCS build-out is faster or the costs are greater than expected, operating losses will increase and consolidated EBITDA may be negative for some periods. The Company has experienced rapid growth in its revenues and assets during the periods set forth below, which rates of growth will not necessarily continue over the next few years. The Company has made and expects to make substantial capital expenditures in connection with the expansion of its wireless communications systems. The Company's results of operations for the periods described herein will not be indicative of future performance.


     EBITDA represents operating income (loss) from operations before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. Cellular EBITDA represents EBITDA from the Company's cellular operations.


     In the comparisons that follow, the Company has separately set forth certain information relating to cellular operations (including paging) and PCS operations. The Company believes that this is appropriate because its cellular systems have been operating for a number of years while its PCS systems had not commenced commercial operations until 1996, although the Company incurred start-up costs beginning in the third quarter of 1995 in connection with such operations.

QUARTER ENDED MARCH 31, 1996 COMPARED TO QUARTER ENDED MARCH 31, 1995

     The Company had 239,200 cellular subscribers at March 31, 1996, an increase of 29,700 or 14.2% from December 31, 1995. At March 31, 1995, the Company had 128,200 cellular subscribers, an increase of 15,400 or 13.7% from December 31, 1994. For the three months ended March 31, 1996 and March 31, 1995, the net number of cellular subscribers added through cellular system acquisitions were approximately 5,400 and 0, respectively. Excluding such acquired cellular subscribers, the percentage of such net cellular subscriber additions through independent agents and retailers increased to 34% for the three months ended March 31, 1996 from 27% for the three months ended March 31, 1995 as a result of the Company's efforts to further expand distribution channels. The Company had 2,200 PCS subscribers at March 31, 1996 as a result of initiating commercial service in its Honolulu MTA on February 29, 1996.

     REVENUES

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 -----------------------------
                                                                       1996             1995
                                                                 -----------------    --------
                                                                 CELLULAR     PCS     CELLULAR
                                                                 --------    -----    --------
                                                                        (IN THOUSANDS)
Subscriber revenues..........................................     $35,188     $149     $18,967
Roamer revenues..............................................       6,757                4,802
Equipment sales..............................................       2,695      420       2,315
Other revenues(1)............................................         826
                                                                 --------    -----    --------
  Total revenues.............................................     $45,466     $569     $26,084
                                                                 ========    =====    ========

- ---------------

(1) Primarily revenues from paging services.

     Cellular subscriber revenues increased to $35.2 million for the three months ended March 31, 1996 from $19.0 million for the three months ended March 31, 1995. This $16.2 million or 85.3% increase is primarily due to the increased number of cellular subscribers in the 1996 period. Average monthly cellular subscriber revenue per subscriber was $51.87 for the three months ended March 31, 1996 compared to $52.80 for the three months ended March 31, 1995. This 1.8% decrease is a result of a decrease in minutes of use primarily due to unusually severe weather in the month of January.

     PCS subscriber revenues for the three months ended March 31, 1996 were $0.1 million. Due to the single month of operation, no average PCS revenue statistics are reflected herein.

     Roamer revenues were $6.8 million for the three months ended March 31, 1996 compared to $4.8 million for the three months ended March 31, 1995, an increase of $2.0 million or 41.7%. Growth in the Company's roamer revenues generally reflects increases in the Company's geographical coverage and market penetration levels in adjacent markets and the cellular industry as a whole. Roamer revenues as a percentage of total cellular revenues declined to 14.9% for the three months ended March 31, 1996 from 18.4% for the three months ended March 31, 1995 as a result of the 85.3% growth in subscriber revenues, which exceeded the 41.7% increase in roamer revenues. Although the Company expects total roamer revenues to continue to increase as the Company and the cellular industry grow, it expects its roamer revenues as a percentage of total revenues to continue to decline as its subscriber base grows and it reduces roaming rates.

     Cellular equipment sales, which consist primarily of handset sales, increased to $2.7 million for the three months ended March 31, 1996 from $2.3 million for the three months ended March 31, 1995. This $0.4 million or 17.4% increase is primarily due to the increase in net subscriber additions partially offset by a decrease in the average handset sales price. PCS equipment sales were $0.4 million as a result of the commencement of commercial operations in the Honolulu MTA in February 1996. The Company anticipates continued growth in equipment sales as a result of increases in net cellular and PCS subscriber additions and the commencement of commercial operations in its remaining MTAs.

     Other revenues, which consist primarily of paging revenues, were $0.8 million for the three months ended March 31, 1996, following the acquisition of paging operations in February 1996.

     OPERATING EXPENSES

                                                                 THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------------
                                                                       1996               1995
                                                              ----------------------     -------
                                                              CELLULAR(1)      PCS       CELLULAR
                                                              -----------     ------     -------
                                                                        (IN THOUSANDS)
Cost of service...........................................      $ 8,407       $  408     $ 5,786
Cost of equipment sales...................................        5,437          917       3,870
General and administrative................................        9,169        3,101       6,254
Sales and marketing.......................................       11,004        2,487       7,164
Depreciation and amortization.............................       15,160          450      10,776
                                                              -----------     ------     -------
  Total operating expenses................................      $49,177       $7,363     $33,850
                                                              =========       ======     ========

- ---------------

(1) Includes expenses attributable to paging services.

     PCS operating expenses of $7.4 million for the three months ended March 31, 1996 relate primarily to start-up costs in all of the Company's MTAs and to a lesser extent to the one month of operations in the Honolulu MTA. Therefore, the operating expenses for PCS are not representative of future operations.

     The comparisons below only relate to the Company's cellular operations (which include paging operations after February 1, 1996).

     Cost of service increased to $8.4 million for the three months ended March 31, 1996 from $5.8 million for the three months ended March 31, 1995. This increase is primarily attributable to the increased number of subscribers which resulted in increased costs to access local exchange and long distance carrier facilities and maintain the Company's expanding wireless network. While cost of service increased $2.6 million or 44.8%, it decreased as a percentage of service revenues to 19.6% for the three months ended March 31, 1996 from 24.4% for the three months ended March 31, 1995, which is primarily due to efficiencies gained from the growing subscriber base. Service revenues includes subscriber, roamer and other revenues.

     General and administrative costs increased to $9.2 million for the three months ended March 31, 1996 from $6.3 million for the three months ended March 31, 1995, an increase of $2.9 million or 46.0%, which is primarily attributable to the increase in the costs associated with supporting the increased subscriber base. However, these costs continue to decline as a percentage of service revenues to 21.5% for the three months ended March 31, 1996 from 26.5% for the three months ended March 31, 1995, primarily due to improved efficiency and as a result of continuing economies of scale arising from the Business Combination.

     Sales and marketing costs increased to $11.0 million for the three months ended March 31, 1996 from $7.2 million for the three months ended March 31, 1995 primarily due to net subscriber additions. Sales and marketing costs per net subscriber added decreased to $455 for the three months ended March 31, 1996 from $503 for the three months ended March 31, 1995 primarily attributable to improved efficiencies. Including the losses on equipment sales, the costs per net subscriber added decreased to $566 for the three months ended March 31, 1996 from $615 for the three months ended March 31, 1995.

     Depreciation expense increased to $9.2 million for the three months ended March 31, 1996 from $6.5 million for the three months ended March 31, 1995. This $2.7 million or 41.5% increase is attributable to the expansion of the Company's cellular systems. Amortization expense increased to $6.0 million for the three months ended March 31, 1996 from $4.3 million for the three months ended March 31, 1995. This $1.7 million or 39.5% increase is primarily attributable to an increase in gross cellular licensing costs and other intangible assets to $341.4 million at March 31, 1996 from $240.1 million at March 31, 1995.

     OPERATING LOSS

                                                                THREE MONTHS ENDED MARCH 31,
                                                             -----------------------------------
                                                                       1996               1995
                                                             ------------------------    -------
                                                             CELLULAR(1)       PCS       CELLULAR
                                                             -----------     --------    -------
                                                                       (IN THOUSANDS)
Operating loss...........................................      $(3,711)      $(6,794)    $(7,766)

- ---------------
(1) Includes paging operations.

     Total operating loss increased to $10.5 million for the three months ended March 31, 1996 from $7.8 million for the three months ended March 31, 1995 as a result of the $6.8 million operating loss attributable to PCS operations offset by the reduced cellular operating loss. Cellular operating loss improved to $3.7 million for the three months ended March 31, 1996 from $7.8 million for the three months ended March 31, 1995 due to increased revenues, which exceeded increases in operating expenses.

     OTHER INCOME (EXPENSE)

     Interest and financing expense increased to $8.1 million for the three months ended March 31, 1996 from $5.0 million for the three months ended March 31, 1995. The $3.1 million or 62.0% increase is primarily attributable to an increase in borrowings, which increased to $438.5 million at March 31, 1996 from $260.9 million at March 31, 1995, to fund the Company's expansion and capital expenditures, partially offset by a decrease in the weighted average interest rate to 8.1% for the three months ended March 31, 1996 from 9.1% for the three months ended March 31, 1995.

     EBITDA

                                                                 THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------------
                                                                        1996               1995
                                                              ------------------------    ------
                                                              CELLULAR(1)       PCS       CELLULAR
                                                              -----------     --------    ------
                                                                        (IN THOUSANDS)
EBITDA....................................................      $11,449       $(6,344)    $3,010

- ---------------
(1) Includes paging operations.

     EBITDA improved to $5.1 million for the three months ended March 31, 1996 from $3.0 million for the three months ended March 31, 1995 as a result of increased cellular EBITDA offset by the $(6.3) million EBITDA attributable to PCS operations. Cellular EBITDA increased 280% to $11.4 million for the three months ended March 31, 1996 from $3.0 million for the three months ended March 31, 1995, primarily as a result of increased revenues due to the increased subscriber base and the related cost efficiencies. As a result, cellular operating margin (cellular EBITDA as a percentage of cellular service revenues) increased to 26.6% for the three months ended March 31, 1996 from 12.6% for the three months ended March 31, 1995. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     The Company had 209,500 cellular subscribers at December 31, 1995, an increase of 96,700 or 85.7% during 1995. At December 31, 1994, the Company had 112,800 cellular subscribers, an increase of 82,800 or 276% during 1994. In 1995 and 1994, the net number of subscribers added through system acquisitions was approximately 3,300 and 37,500 (including 29,000 through the acquisition of MCLP), respectively. Excluding such acquired subscribers, the percentage of such net subscriber additions through independent agents and retailers was 35% in 1995, which reflects the Company's efforts to further expand distribution channels.

     REVENUES

     All revenues below are from cellular operations. The Company commenced paging operations and PCS commercial operations in February 1996 and therefore had no PCS or paging revenues in prior years.

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
                                                                    1995               1994
                                                                  --------           --------
                                                                        (IN THOUSANDS)
Subscriber revenues.............................................  $105,430           $ 38,838
Roamer revenues.................................................    29,660             16,746
Equipment sales.................................................    11,465              7,524
                                                                  --------           --------
  Total revenues................................................  $146,555           $ 63,108
                                                                  =========          ========

     Subscriber revenues increased to $105.4 million in 1995 from $38.8 million in 1994. This $66.6 million or 172% increase is due primarily to the 85.7% growth in the number of subscribers (including as a result of the Business Combination). Average monthly cellular subscriber revenue per subscriber was $57.25 in 1995, compared to $54.35 in 1994. This $2.90 or 5.3% increase is a result of the Company's efforts to expand its geographical coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications services in RSAs and small MSAs.

     Roamer revenues were $29.7 million in 1995 compared to $16.7 million in 1994, an increase of $13.0 million or 77.8%. Growth in the Company's roamer revenues generally reflects increases in the Company's geographical coverage (including as a result of the Business Combination) and market penetration levels in adjacent markets and the cellular industry as a whole. Roamer revenues as a percentage of total revenues declined to 20.3% in 1995 from 26.5% in 1994, as a result of the 172% increase in subscriber revenues which exceeded the 77.8% increase in roamer revenues.

     Equipment sales, which consist primarily of handset sales, increased to $11.5 million in 1995 from $7.5 million in 1994. This $4.0 million or 53.3% increase is primarily due to the increase in net subscriber additions (including as a result of the Business Combination), partially offset by a decrease in the average handset sales price. The Company anticipates continued growth in equipment sales as a result of increases in net cellular subscriber additions and the commencement of commercial operations of its PCS systems.

     OPERATING EXPENSES

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                                    1995               1994
                                                             -------------------     --------
                                                             CELLULAR      PCS       CELLULAR
                                                             --------     ------     --------
                                                                      (IN THOUSANDS)
Cost of service............................................  $ 27,686                $ 13,303
Cost of equipment sales....................................    20,705                  11,446
General and administrative.................................    28,184     $3,069       15,226
Sales and marketing........................................    41,051        339       18,553
Depreciation and amortization..............................    49,187        269       25,670
Provision for restructuring costs..........................                             2,478
                                                             --------     ------     --------
  Total operating expenses.................................  $166,813     $3,677     $ 86,676
                                                             ========     ======     ========

     Operating expenses in 1995 include $3.7 million of costs relating to the start-up of PCS commercial operations.

     The comparisons below refer only to the Company's cellular operations.

     Cost of service increased to $27.7 million in 1995 from $13.3 million in 1994, primarily as a result of the 85.7% increase in the number of subscribers (including as a result of the Business Combination), which resulted in increased costs to access local exchange and long distance carrier facilities and to maintain the Company's wireless network. While this represents a $14.4 million or 108% increase for the year, it represents a decrease as a percentage of service revenues to 20.5% in 1995 from 23.9% in 1994, which is primarily due to efficiencies gained from the growing subscriber base.

     General and administrative costs increased to $28.2 million in 1995 from $15.2 million in 1994, an increase of $13.0 million or 85.5%, which is primarily attributable to the increase in the costs associated with supporting the increased subscriber base (including as a result of the Business Combination). However, these costs continued to decline as a percentage of service revenues to 20.9% in 1995 from 27.3% in 1994, primarily attributable to improved efficiency. While the Company has not incurred material fraud or bad debt expenses to date and continues to develop and invest in measures to minimize such expenses, there can be no assurance that such expenses will not increase in the future in the aggregate or as a percentage of total revenues.

     Sales and marketing costs increased to $41.1 million in 1995 from $18.6 million in 1994 primarily due to net subscriber additions (including as a result of the Business Combination), an increase in the Company's use of indirect sales channels and an increase in churn (subscriber base attrition). For these reasons, sales and marketing costs per net subscriber added increased to $446 in 1995 from $411 in 1994. Including the losses on equipment sales, the costs per net subscriber added increased to $546 in 1995 from $497 in 1994.

     Depreciation expense was $30.1 million in 1995 compared to $17.0 million in 1994. This $13.1 million or 77.1% increase is attributable to the expansion of the Company's cellular systems (including as a result of the Business Combination). Amortization expense increased to $19.1 million in 1995 from $8.7 million in 1994. This $10.4 million or 120% increase is attributable to an increase in gross cellular licensing costs and other intangible assets to $300.5 million at December 31, 1995 from $223.0 million at December 31, 1994.

     Provision for restructuring costs of $2.5 million in 1994 consists of costs relating to the Business Combination, which primarily relates to the elimination of duplicative headquarters and other facilities.

     OPERATING LOSS

                                                                YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                                 1995                 1994
                                                         --------------------     ------------
                                                         CELLULAR       PCS         CELLULAR
                                                         --------     -------     ------------
                                                                    (IN THOUSANDS)
Operating loss.........................................  $(20,258)    $(3,677)      $(23,568)

     Total operating loss increased to $23.9 million in 1995 from $23.6 million in 1994 as a result of the $3.7 million operating loss attributable to PCS operations offset by the improved cellular operating loss. Cellular operating loss decreased to $20.3 million in 1995 from $23.6 million in 1994. Cellular operating loss in 1994 included a one-time provision for restructuring costs of $2.5 million.

     OTHER INCOME (EXPENSE); EXTRAORDINARY LOSS; NET OPERATING LOSS
CARRYFORWARDS

     Interest and financing expense increased to $25.4 million in 1995 from $10.7 million in 1994. The $14.7 million or 137% increase is primarily attributable to an increase in borrowings to $362.5 million at December 31, 1995 from $211.5 million at December 31, 1994, to fund the Company's expansion and capital expenditures. The weighted average interest rate was 9.2% in 1995 and 1994.

     The $6.2 million gain in 1994 on dispositions represents gains associated with the exchange or sale of certain cellular systems. Such gains are nonrecurring.

     Extraordinary loss on early extinguishment of debt of $6.6 million in 1995 represents the charge for the unamortized portion of financing costs incurred in connection with the refinancing of the Company's then outstanding credit facility.

     The Company had available at December 31, 1995 net operating loss carryforwards ("NOLs") of approximately $94 million which will expire in the years 2002 through 2010. The Company may be limited in its ability to use these carryforwards in any one year due to ownership changes that preceded the Business Combination. Approximately $17 million of such NOLs are subject to such limitations, which under current rules will result in an annual limit of $2.8 million. Any amount of NOLs subject to such limitation that the Company is not able to use in any one year may be used in subsequent years prior to the expiration thereof. There is currently no limitation on the remaining $77 million. Therefore, in the opinion of management, all NOLs will be utilized prior to their expiration. See Note 10 of notes to the Company's consolidated financial statements.

     EBITDA


                                                                    YEAR ENDED DECEMBER 31,
                                                               ---------------------------------
                                                                       1995               1994
                                                               --------------------     --------
                                                               CELLULAR       PCS       CELLULAR
                                                               --------     -------     --------
                                                                        (IN THOUSANDS)
EBITDA.......................................................  $ 28,929     $(3,408)     $ 2,102



     EBITDA improved to $25.5 million for the year ended December 31, 1995 from $2.1 million for the year end December 31, 1994, as a result of increased cellular EBITDA offset by the negative $3.4 million EBITDA attributable to PCS operations. Cellular EBITDA increased to $28.9 million in 1995 from $2.1 million in 1994, primarily as a result of the increased subscriber base and the related cost efficiencies (including as a result of the Business Combination). As a result, cellular operating margin (cellular EBITDA as a percentage of cellular service revenues) increased to 21.4% in 1995 from 3.8% in 1994. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before provision for restructuring costs would have been $4.6 million in 1994.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


     The Company had 112,800 cellular subscribers at December 31, 1994 an increase of 82,800 or 276% during 1994. At December 31, 1993, the Company had 30,000 subscribers, an increase of 16,300 or 119% during 1993. In 1994 and 1993, the number of net subscribers added through system acquisitions was approximately 37,500 (including 29,000 through the acquisition of MCLP) and 2,600, respectively.


     REVENUES

                                                                     YEAR ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                     1994               1993
                                                                  ----------         ----------
Subscriber revenues.............................................   $ 38,838           $ 11,105
Roamer revenues.................................................     16,746              7,285
Equipment sales.................................................      7,524              2,344
                                                                    -------            -------
          Total revenues........................................   $ 63,108           $ 20,734
                                                                    =======            =======

     Subscriber revenues increased to $38.8 million in 1994 from $11.1 million in 1993. This $27.7 million or 250% increase is primarily due to the 276% growth in the number of subscribers (including as a result of the Business Combination). Average monthly cellular subscriber revenue per subscriber was $54.35 in 1994, compared to $49.72 in 1993. This $4.63 or 9.3% increase is a result of the Company's efforts to expand its geographical coverage and focus subscribers on higher-end rate plans, and reflects the positive characteristics for wireless communications services in RSAs and MSAs.

     Roamer revenues were $16.7 million in 1994 compared to $7.3 million in 1993, an increase of $9.4 million or 129%. Growth in the Company's roamer revenues generally reflects increases in the Company's geographical coverage (including as a result of the Business Combination) and market penetration levels in adjacent markets and the cellular industry as a whole. Roamer revenues as a percentage of total revenues declined to 26.5% in 1994 from 35.3% in 1993 as a result of the 250% increase in subscriber revenues, which exceeded the 129% increase in roamer revenues.

     Equipment sales revenues increased to $7.5 million in 1994 from $2.3 million in 1993. This $5.2 million or 226% increase is primarily due to the increase in net subscriber additions (including as a result of the Business Combination).

     OPERATING EXPENSES

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                                                                    1994              1993
                                                                   -------           -------
Cost of service..................................................  $13,303           $ 4,310
Cost of equipment sales..........................................   11,446             3,533
General and administrative.......................................   15,226             6,253
Sales and marketing..............................................   18,553             6,101
Depreciation and amortization....................................   25,670             5,399
Provision for restructuring costs................................    2,478
                                                                   -------           -------
          Total operating expenses...............................  $86,676           $25,596
                                                                   =======           =======

     Cost of service increased to $13.3 million in 1994 from $4.3 million in 1993 primarily as a result of the 276% increase in the number of subscribers (including as a result of the Business Combination), which resulted in increased costs to access local exchange and long distance carrier facilities and to maintain the Company's wireless network. This represents a $9.0 million or 209% increase for the year, and 23.9% and 23.4% of service revenues for 1994 and 1993, respectively.

     General and administrative costs increased to $15.2 million in 1994 from $6.3 million in 1993, an increase of $8.9 million or 141%, which is primarily attributable to the increase in the costs associated with supporting the increased subscriber base (including as a result of the Business Combination). However, these costs declined as a percentage of service revenues to 27.3% in 1994 from 34.2% in 1993, primarily attributable to improved efficiency.

     Sales and marketing costs increased to $18.6 million in 1994 from $6.1 million in 1993 primarily due to net subscriber additions (including as a result of the Business Combination). Sales and marketing costs per net subscriber added were $411 in 1994 and $445 in 1993. Including the losses on equipment sales, the costs per net subscriber added were $497 in 1994 and $533 in 1993. The decrease in costs per net subscriber added from 1993 to 1994 is a result of the efficiencies gained during 1994 from the ability to spread certain fixed costs associated with the Company's retail stores and advertising over a larger number of net subscriber additions.

     Depreciation expense increased to $17.0 million in 1994 from $4.1 million in 1993. This $12.9 million or 315% increase is attributable to the expansion of the Company's cellular systems (including as a result of the Business Combination). Amortization expense increased to $8.7 million in 1994 from $1.3 million in 1993. This $7.4 million or 569% increase is attributable to an increase in gross cellular licensing costs and other intangible assets (including as a result of the Business Combination) to $223.0 million at December 31, 1994 from $88.2 million at December 31, 1993.

     Provision for restructuring costs of $2.5 million in 1994 consists of costs relating to the Business Combination, which primarily relates to the elimination of duplicative headquarters and other facilities.

     OPERATING LOSS

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                    1994              1993
                                                                  --------           -------
Operating loss..................................................  $(23,568)          $(4,862)

     Operating loss increased to $23.6 million in 1994 from $4.9 million in 1993. Operating loss in 1994 included a one-time provision for restructuring costs of $2.5 million.

     OTHER INCOME (EXPENSE)

     Interest and financing expense increased to $10.7 million in 1994 from $2.2 million in 1993. This $8.5 million or 386% increase is primarily attributable to an increase in borrowings to $211.5 million at December 31, 1994 from $60.8 million at December 31, 1993 to fund the Company's expansion and capital expenditures, partially offset by a decrease in the weighted average interest rate to 9.2% in 1994 from 9.4% in 1993.

     The $6.2 million gain in 1994 on dispositions represents gains associated with the exchange or sale of certain cellular systems. The $10.1 million gain in 1993 is attributable to the sale of certain cellular systems and minority interests. Such gains are nonrecurring.

  EBITDA


                                                                        YEAR ENDED DECEMBER
                                                                                31,
                                                                       ---------------------
                                                                        1994            1993
                                                                       ------           ----
EBITDA...............................................................  $2,102           $537



     EBITDA increased to $2.1 million in 1994 from $0.5 million in 1993, primarily as a result of increased subscriber base and the related cost efficiencies. EBITDA is a measure commonly used in the industry but is not prepared in accordance with GAAP and should not be considered as a measurement of net cash flows from operating activities. In 1994, the Company recorded a provision for restructuring costs of $2.5 million. EBITDA before provision for restructuring costs would have been $4.6 million in 1994.


LIQUIDITY AND CAPITAL RESOURCES

     The Company currently anticipates that it will require approximately $500 million to finance the build-out of its PCS systems through the end of 1998, and will require additional funds to finance the continued growth of its cellular operations, provide for working capital, service debt and finance potential acquisitions. Such additional financing requirements will be dependent upon a variety of factors including the rate of growth of the Company's cellular operations. Historically, the Company has relied on a combination of private equity financings and borrowings. Since January 1, 1993, the Company raised over $185.8 million of equity through issuances of capital stock. From January 1, 1993, until the Business Combination, MCLP had raised $79.0 million of partner capital. Following the Offerings and the Debt Offering, the Company does not currently intend to rely on private equity financings or shareholder loans as sources of capital.


     The Company's long-term borrowings during 1994 and 1995 were primarily made under a prior credit facility, bore variable rates of interest which ranged from 7.7% to 9.1% and would have matured on June 30, 2002. The amount of outstanding long-term debt increased to $438.5 million at March 31, 1996 from $53.4 million at December 31, 1993. At March 31, 1996, $402.0 million and $33.8 million were outstanding under the Credit Facility and the NORTEL Facility, respectively, and the amounts available for borrowing under the Credit Facility and the NORTEL Facility were

$48.2 million and $43.0 million, respectively. Indebtedness under the Credit Facility and the NORTEL Facility matures on March 31, 2005 and December 31, 2003, respectively, and bears interest at variable rates. Substantially all the assets of the Company are pledged as security for such indebtedness. See "Description of Indebtedness."

     The Company uses various financial instruments as part of its overall strategy to manage the Company's exposure to market risks associated with interest rate fluctuations. The Company has only limited involvement with these financial instruments, and does not use them for trading purposes. Interest rate swaps allow the Company to raise long-term borrowings at variable rates and swap them into fixed rates for shorter durations. This enables the Company to separate interest rate management from debt funding decisions. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on borrowings based upon variable interest rates. These transactions do not subject the Company to risk of loss because gains and losses on these contracts are offset against losses and gains on the underlying liabilities. No collateral is held in relation to the Company's financial instruments.

     At March 31, 1996, the Company had entered into interest rate caps and swaps with a total notional amount of $390 million, of which $185 million is of a short-term duration. The remaining $205 million had initial terms of three years or more and effectively converted $205 million of variable rate debt to fixed rate. Such caps and swaps expire between August 1997 and March 1999. The amount of net unrealized loss attributable to changing interest rates at March 31, 1996 was immaterial.

     The NORTEL Facility finances the purchase of PCS switching and transmission system equipment pursuant to a PCS Project and Supply Agreement that commits the Company to purchase $200 million in equipment prior to June 30, 2000. Also as part of its capital expenditure plan and in order to ensure adequate supply of certain inventory requirements, the Company has entered into two agreements with Nokia under which the Company has committed to purchase (i) a minimum number of PCS and dual-mode handsets totaling approximately $43.7 million through October 1, 1999 and (ii) a minimum of $50 million of wireless communications equipment and services for the Company's PCS systems prior to December 31, 1998.

     The Company believes the proceeds from the Offerings and the Debt Offering, together with availability under the Credit Facility and the NORTEL Facility, will be sufficient to fund operating losses, capital expenditures and working capital necessary for the build-out of its PCS systems and the continued growth of its cellular operations through December 31, 1998. In the event the Debt Offering is not consummated, the Company would use its existing Senior Secured Facilities, which includes the Credit Facility and the NORTEL Facility, to fund such expenditures. To the extent that the build-out of the PCS systems is faster than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, including those that may arise through current or future FCC auctions, the Company may require additional funding to implement its business strategy. See "Risk Factors -- High Leverage; Debt Service; Restrictive Covenants" and "Description of Indebtedness."

     Net cash used in operating activities was $0.2 million for the three months ended March 31, 1996. Adjustments to the $18.6 million net loss for such period to reconcile to net cash used in operating activities consisted primarily of $15.6 million of depreciation and amortization. Other adjustments included changes in operating assets and liabilities, net of effects from consolidating acquired interests, consisting primarily of a decrease of $1.7 million in accounts receivable primarily as a result of increased collections, an increase of $4.2 million in inventories primarily as a result of the purchase of PCS handsets for sale in the Honolulu MTA, an increase of $3.2 million in prepaid expenses and other current assets primarily as a result of prepaid costs for the Honolulu MTA and an increase of $8.2 million in accounts payable primarily as a result of purchases of PCS handsets and other PCS-related expenses. Net cash used in operating activities was $0.7 million in 1995. Adjustments to the $56.0 million net loss for 1995 to reconcile to net cash used in operating activities consisted primarily of $49.5 million of depreciation and amortization and $6.6 million with respect to the extraordinary loss on early extinguishment of debt. Other adjustments included changes in operating assets and liabilities, net of effects from consolidating acquired interests, consisting primarily of an increase of $5.7 million in accounts receivable primarily as a result of the increase in the subscriber base, and a $6.4 million increase in accrued liabilities primarily as a result of accrued payroll and interest. Net cash used in operating activities was $1.0 million and $0.3 million in 1994 and 1993, respectively.

     Net cash used in investing activities was $78.9 million for the three months ended March 31, 1996. Investing activities for such period consisted primarily of cellular capital expenditures, which used cash of $18.5 million, PCS capital expenditures, which used cash of $20.1 million, and the acquisition of wireless properties, which used cash of $36.0 million. Net cash used in investing activities was $293.6 million in 1995, consisting primarily of cellular capital expenditures, which used cash of $62.6 million, PCS capital expenditures, which used cash of $16.9 million, the purchase of PCS wireless licenses, which used cash of $137.8 million, and the acquisition of wireless properties, which used cash of $60.7 million. Net cash used in investing activities was $70.2 million and $32.5 million in 1994 and 1993, respectively.

     Net cash provided by financing activities was $76.8 million for the three months ended March 31, 1996. Financing activities for such period consisted primarily of additions to long-term debt, which provided cash of $75.8 million. Net cash provided by financing activities was $295.1 million in 1995, consisting primarily of proceeds from issuance of Common Stock, which provided cash of $143.1 million, and additions to long-term debt, net of $277.0 million in repayments and fees, which provided cash of $148.2 million. Net cash provided by financing activities was $70.8 million and $36.2 million in 1994 and 1993, respectively.

     The Company anticipates that it will expend approximately $51.5 million during the remainder of 1996 for cellular system and capacity expansion, new market build-out and centralized infrastructure improvements. In addition, the development, construction and operation of the Company's PCS systems will require substantial capital expenditures over the next several years, which the Company expects will result in significant operating losses in both its PCS and consolidated operations. The Company currently anticipates that the funds required to complete the build-out of its seven PCS MTAs prior to December 31, 1998 will total approximately $500 million. The build-out costs include microwave relocation, site acquisition, transmission and switching equipment. The build-outs are designed to cover approximately 80% of the population within the Company's seven PCS MTAs, which satisfies the 10-Year Build-out Requirement. The Company may be required to make expenditures sooner than anticipated or in greater amounts than expected based on a number of variables, including increased subscriber growth, increased losses resulting from equipment sales and increased construction costs associated with expanding coverage areas. In addition, delays in network design, site and facility acquisitions, construction or the purchase and installation of network equipment and other factors may increase the total cost of such expenditures. See "Risk Factors -- PCS Build-out and Capital Expenditures."


     In January 1996, the Company agreed to acquire from GTE a broadband PCS license for the Denver MTA for $66 million. The Company has the right, by notice given at any time prior to the closing date, to pay $33 million of such purchase price by delivery of a promissory note having a final maturity 18 months from the closing date and bearing an interest rate based on six month London InterBank Offered Rate plus 1.5%. In addition, the Company holds a 49.9% limited partnership interest in Cook Inlet PCS, an entity which was the high bidder for licenses for 13 BTAs in the C Block auction. As a result of the high bids of Cook Inlet PCS in the C Block auction, the Company is obligated to fund up to approximately $4.0 million of the license acquisition costs of Cook Inlet PCS. Cook Inlet PCS is subject to the Five Year Build-Out Requirement and will therefore require significant additional amounts to complete the build-out of its PCS systems. The potential sources of such additional amounts include vendor loans, loans or capital contributions by the partners of Cook Inlet PCS or other third party financing. There are no current agreements or plans with respect thereto. See "The Company -- Recent Developments." In the ordinary course of its business, the Company continuously reviews potential acquisition opportunities and has entered into various joint development agreements with respect to international interests. Any such prospective acquisition would be financed with proceeds from the Offerings, the Debt Offering, borrowings under the Senior Secured Facilities or additional financings.


SEASONALITY

     The Company, and the wireless communications industry in general, have historically experienced significant subscriber growth during the fourth calendar quarter. Accordingly, during such quarter the Company experiences greater losses on equipment sales and increases in sales and marketing expenses. The Company has historically experienced highest usage and revenue per subscriber during the summer months. The Company expects these trends to continue.

                                    BUSINESS

INTRODUCTION


     Western Wireless provides wireless communications services in the western United States. The Company owns or has the right to acquire an aggregate of 80 cellular and PCS licenses for a geographic area covering approximately 25.5 million pops and 41% of the continental United States. The Company owns and operates cellular communications systems in 57 RSAs, including one RSA which it has the right to acquire, and 16 MSAs with an aggregate population of approximately 6.0 million persons. In its cellular markets, the Company uses the CELLULAR ONE brand name and currently serves over 240,000 subscribers.


     Through the FCC auction concluded in 1995, the Company acquired broadband PCS licenses for six MTAs with an aggregate population of approximately 15.1 million persons -- Honolulu, Salt Lake City, Portland, Des Moines/Quad Cities, El Paso/Albuquerque and Oklahoma City -- for an aggregate purchase price of $144 million. In January 1996, the Company agreed to acquire a broadband PCS license for the Denver MTA from GTE for a purchase price of $66 million. The Company's seven PCS licenses cover markets with an aggregate population of approximately
19.5 million persons, including approximately 4.4 million persons covered by the Denver MTA. In all of its PCS markets, the Company intends to use its proprietary VoiceStream brand name. In February 1996, the Company's PCS system in the Honolulu MTA became the first auction-awarded PCS system to commence commercial operations in the United States.


     In addition, the Company is engaged in activities complementary to its principal wireless communications business. In 1995, the Company began pursuing licenses for wireless services in markets outside the United States. The Company has joined partnerships which have made wireless license applications in foreign countries. The Company is a partner in a partnership that has an interest in a joint venture which has obtained the GSM cellular license in Latvia. In addition, since their acquisition in February 1996, the Company has operated paging systems in eight states and currently serves approximately 24,000 customers. The Company has reached reciprocal development or reseller agreements for paging services with AT&T Wireless, AirTouch Paging, Paging Network Inc. ("PageNet"), MobileMedia Corporation ("MobileMedia") and others.


     Western Wireless Corporation was formed in July 1994 as the result of the Business Combination among various companies, including MCLP and GCC. GCC commenced operations in 1989 and MCLP was formed in 1992. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation became the owner of all of the issued and outstanding shares of common stock of GCC and the owner of all of the assets of MCLP. The Business Combination constituted an acquisition of MCLP by GCC for accounting purposes. As a result, all financial data relating to the Company herein with respect to periods after the date of the Business Combination reflect the combined operations of GCC and MCLP and all such data with respect to prior periods reflect only the operations of GCC, which, for accounting purposes, is considered Western Wireless Corporation's predecessor. Since the Business Combination, Western Wireless Corporation has successfully integrated the management and operations of GCC and MCLP and raised significant equity capital to acquire PCS licenses in additional territories in the western United States and thereby extend its coverage area for the provision of wireless communications services.

THE WIRELESS COMMUNICATIONS INDUSTRY

     OVERVIEW

     Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as cellular telephone, PCS and ESMR networks. Historically, each application has been licensed and operates in a distinct radio frequency block.

     Since its introduction in 1983, cellular service has grown dramatically and now dominates the wireless communications market. As of December 31, 1995, there were over 33.8 million cellular subscribers in the United States. The following chart illustrates the growth in United States cellular subscribers.

                           U.S. CELLULAR SUBSCRIBERS

1984                                        .5
1985                                         1
1986                                       1.5
1987                                         2
1988                                       2.5
1989                                       4.5
1990                                         6
1991                                       7.5
1992                                      12.5
1993                                        17
1994                                        25
1995                                      33.8

         Source: Cellular Telecommunications Industry Association ("CTIA")

     The following table sets forth certain domestic cellular industry statistics derived from the Data Survey Results published semi-annually by CTIA:

                                                          YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------
                                              1991       1992       1993       1994       1995
                                             ------     ------     ------     ------     ------
CELLULAR INDUSTRY STATISTICS
Total Service Revenues
  (in billions)..........................     $5.8       $7.8      $10.9      $14.2      $19.0
Ending Cellular Subscribers
  (in millions)..........................      7.6       11.0       16.0       24.1       33.8
Subscriber Growth........................     43.0%      46.0%      45.1%      50.8%      40.0%
Average Monthly Service Revenue per
  Subscriber.............................    $74.10     $70.13     $67.13     $59.08     $54.90
Average Monthly Subscriber Revenue per
  Subscriber.............................    $64.96     $61.40     $58.74     $51.48     $47.59
Ending Penetration.......................      3.0%       4.4%       6.2%       9.4%      13.0%

     These statistics represent results for the industry as a whole. Average Monthly Service Revenue per Subscriber reflects per subscriber revenue including roaming revenue, and Average Monthly Subscriber Revenue per Subscriber reflects per subscriber revenue excluding roaming revenue. In general, rural markets, where the Company concentrates its cellular operations, were licensed later by the FCC than urban markets and, consequently, have a shorter operating history. The Company has operated the cellular systems in its markets, on average, for approximately three years. As a result, while the Company's cellular subscriber base is growing more rapidly than the industry average, the Company's level of penetration is lower than the overall industry average.

     In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals, "cellular services" and "personal communications services." Cellular service is the predominant form of wireless voice communications service currently available. The FCC has made available for cellular service a portion of the radio spectrum from 830-870 MHz. Cellular service is capable of providing high quality, high capacity service to and from mobile, portable and stationary telephones. Cellular handsets are affordable and easy to use and offer important benefits to both business and residential consumers. Fully equipped, multi-cell cellular systems are capable of handling thousands of calls at any given time and thus are capable of providing service to hundreds of thousands of subscribers in a given market. See "-- Products and Services."

     Cellular systems are primarily analog based systems, although digital technology has been introduced in certain markets. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet). See "-- Operation of Wireless Communications Systems."

     PCS is a term commonly used in the United States to describe a portion of radio spectrum (1850-1990 MHz), the first portion of which (the "A" and "B" Blocks) was auctioned by the FCC in late 1994 and 1995. This portion of radio spectrum is to be used by PCS licensees to provide wireless communications services. PCS will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. PCS will also include features which are not generally offered by cellular providers, such as data transmissions to and from portable computers, advanced paging services and facsimile services. The Company believes that PCS providers will be the first direct wireless competitors to cellular providers and the first to offer mass market all-digital mobile networks. In addition, PCS providers may be the first to offer mass market wireless local loop applications, in competition with wired local communications services. See "-- Governmental Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

     OPERATION OF WIRELESS COMMUNICATIONS SYSTEMS


     Wireless communications system service areas, whether cellular or PCS, are divided into multiple cells. Due to the frequencies in which they operate, cellular cells generally have a wider transmission radius than PCS cells. In both cellular and PCS systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system.


     Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger. If a handset leaves the service area of a cellular or PCS system, the call is disconnected unless there is a technical connection with the adjacent system.

     Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area. Cellular system operators normally agree to provide service to subscribers from other cellular systems who are temporarily located in or traveling through their service areas. Agreements among system operators provide that the carrier that normally provides services to the roaming subscriber pays the serving carrier at rates prescribed by the serving carrier.

     While PCS and cellular systems utilize similar technologies and hardware, they operate on different frequencies and may use different technical and network standards. As a result, as discussed further below, it initially will not be possible for users of one type of system to "roam" on a different type of system outside of their service area, or to hand off calls from one type of system to another. This is also true for PCS subscribers seeking to roam in a PCS service area served by operators using different technical standards.

     PCS systems are expected to operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in PCS systems: GSM, CDMA or TDMA. GSM and TDMA are both "time division-based" standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that utilizes GSM technology will be unable to use a GSM handset when traveling in an area not served by GSM-based PCS operators, unless the subscriber carries a dual-mode handset that permits the subscriber to use the analog cellular system in that area. Such dual-mode handsets are not yet commercially available and may be larger and more expensive than single-mode handsets.

     Each of the three principal PCS signaling standards has been adopted by at least two MTA licensees and offers certain advantages and disadvantages. GSM is the leading digital wireless technology in the world, with approximately 120 systems operating in 92 countries serving over 13 million subscribers. GSM-based systems also offer features and services not currently offered by cellular systems or immediately contemplated by other PCS digital standards, including the only truly private call transmission. An additional benefit associated with GSM technology is its use of an open system architecture that will allow operators to purchase network equipment from a variety of vendors that share standard interfaces for operation. This open architecture provides significant flexibility by the operator in vendor cost leveraging, and provisioning of features, products and services.

     The CDMA standard is expected to be the most widely adopted PCS technology in the United States. Proponents of CDMA claim that CDMA-based systems will require fewer Cell Sites and offer greater capacity, call quality and hand-off advantages. CDMA-based PCS systems are expected initially to offer the same features and services offered by CDMA-based cellular systems. CDMA will initially use a closed system architecture that will limit PCS operators' choices of equipment vendors.

     The TDMA-based PCS standard is an "up-banded" version of the time division-based digital cellular standard currently in limited use by cellular operators in the United States. The TDMA-based PCS standard will initially use a closed system architecture that will also limit PCS operators' choices of equipment vendors.

MARKETS AND SYSTEMS

     The Company holds or has the rights to acquire FCC licenses to provide wireless communications services in 80 separate markets. Within such markets, the Company's PCS pops total approximately 19.5 million and the Company's cellular pops total approximately 6.0 million. The Company's PCS and cellular markets are summarized in the following table:

                                                                                     OWNERSHIP      THE COMPANY'S
                         PCS MARKETS(1)                           POPULATION(2)     PERCENTAGE         POPS(2)
- ----------------------------------------------------------------  -------------     -----------     -------------
Portland........................................................     3,460,182          100            3,460,182
Salt Lake City..................................................     2,999,636          100            2,999,636
El Paso/Albuquerque.............................................     2,387,710          100            2,387,710
Honolulu........................................................     1,215,729          100            1,215,729
Des Moines/Quad Cities(3).......................................     3,067,795          100            3,067,795
Oklahoma City...................................................     1,945,271          100            1,945,271
Denver(4).......................................................     4,411,211          100            4,411,211
                                                                    ----------                        ----------
    PCS TOTAL...................................................    19,487,534                        19,487,534
                                                                    ==========                        ==========

                                                                                     OWNERSHIP      THE COMPANY'S
                      CELLULAR MARKETS(5)                         POPULATION(2)     PERCENTAGE         POPS(2)
- ----------------------------------------------------------------  -------------     -----------     -------------
California
Mono (CA-6).....................................................        29,414          100               29,414
                                                                    ----------                        ----------
    California Total............................................        29,414                            29,414
                                                                    ----------                        ----------
Colorado
Pueblo..........................................................       126,699          100              126,699
Elbert (CO-5)...................................................        27,412          100               27,412
Saguache (CO-7).................................................        45,783          100               45,783
Kiowa (CO-8)....................................................        44,195          100               44,195
Costilla (CO-9).................................................        27,322          100               27,322
                                                                    ----------                        ----------
    Colorado Total..............................................       271,411                           271,411
                                                                    ----------                        ----------
Idaho
Idaho (ID-2)....................................................        71,146          100               71,146
                                                                    ----------                        ----------
    Idaho Total.................................................        71,146                            71,146
                                                                    ----------                        ----------
Iowa
Sioux City......................................................       118,475          100              118,475
Monona (IA-8)...................................................        53,834          100               53,834
                                                                    ----------                        ----------
    Iowa Total..................................................       172,309                           172,309
                                                                    ----------                        ----------
Kansas
Jewell (KS-3)(6)................................................        50,801          100               50,801
Marshall (KS-4).................................................       143,546          100              143,546
Ellsworth (KS-8)................................................       128,226          100              128,226
Morris (KS-9)...................................................        56,851          100               56,851
Franklin (KS-10)................................................       106,245          100              106,245
Reno (KS-14)....................................................       170,241          100              170,241
                                                                    ----------                        ----------
    Kansas Total................................................       655,910                           655,910
                                                                    ----------                        ----------
Minnesota
Kittson (MN-1)..................................................        49,803          100               49,803
Lake of the Woods (MN-2-A1).....................................        25,465          100               25,465
                                                                    ----------                        ----------
    Minnesota Total.............................................        75,268                            75,268
                                                                    ----------                        ----------
Missouri
Bates (MO-9)....................................................        74,562          100               74,562
                                                                    ----------                        ----------
    Missouri Total..............................................        74,562                            74,562
                                                                    ----------                        ----------
Montana
Billings........................................................       129,956           96              125,031
Great Falls.....................................................        81,964          100               81,964
Lincoln (MT-1)..................................................       147,957          100              147,957
Toole (MT-2)....................................................        38,721          100               38,721
Daniels (MT-4)..................................................        39,463          100               39,463
Mineral (MT-5)..................................................       191,414          100              191,414
Deer Lodge (MT-6)...............................................        64,805          100               64,805
Fergus (MT-7)...................................................        28,746          100               28,746
Beaverhead (MT-8)...............................................        93,272          100               93,272
Carbon (MT-9)...................................................        33,758          100               33,758
Prairie (MT-10).................................................        20,098          100               20,098
                                                                    ----------                        ----------
    Montana Total...............................................       870,154                           865,229
                                                                    ----------                        ----------
Nebraska
Lincoln.........................................................       230,041          100              230,041
Cherry (NE-2)...................................................        30,507          100               30,507
Knox (NE-3).....................................................       113,417          100              113,417
Grant (NE-4)....................................................        35,202          100               35,202
Keith (NE-6)....................................................       107,775          100              107,775
Hall (NE-7).....................................................        89,955          100               89,955
Chase (NE-8)....................................................        56,156          100               56,156
Adams (NE-9)....................................................        79,860          100               79,860
Cass (NE-10)....................................................        84,216          100               84,216
                                                                    ----------                        ----------
    Nebraska Total..............................................       827,129                           827,129
                                                                    ----------                        ----------
Nevada
Humboldt (NV-1).................................................        44,192          100               44,192
Lander (NV-2)...................................................        56,427          100               56,427
Mineral (NV-4)..................................................        29,596          100               29,596
White Pine (NV-5)...............................................        14,682          100               14,682
                                                                    ----------                        ----------
    Nevada Total................................................       144,897                           144,897
                                                                    ----------                        ----------

                                                                                     OWNERSHIP      THE COMPANY'S
                      CELLULAR MARKETS(5)                         POPULATION(2)     PERCENTAGE         POPS(2)
- ----------------------------------------------------------------  -------------     -----------     -------------
New Mexico
Lincoln (NM-6)..................................................       238,401          100              238,401
                                                                    ----------                        ----------
    New Mexico Total............................................       238,401                           238,401
                                                                    ----------                        ----------
North Dakota
Bismarck........................................................        88,606           99               87,968
Fargo...........................................................       164,624          100              164,624
Grand Forks.....................................................       104,665          100              104,665
Divide (ND-1)...................................................       101,607          100              101,607
Bottineau (ND-2)................................................        58,295          100               58,295
McKenzie (ND-4).................................................        62,449          100               62,449
Kidder (ND-5)...................................................        48,112          100               48,112
                                                                    ----------                        ----------
    North Dakota Total..........................................       628,358                           627,720
                                                                    ----------                        ----------
South Dakota
Rapid City......................................................       115,071          100              115,071
Sioux Falls.....................................................       137,655           98              135,232
Harding (SD-1)..................................................        35,904          100               35,904
Corson (SD-2)...................................................        22,089          100               22,089
McPherson (SD-3)................................................        52,595          100               52,595
Marshall (SD-4).................................................        65,623          100               65,623
Custer (SD-5)...................................................        24,590          100               24,590
Haakon (SD-6)...................................................        38,432          100               38,432
Sully (SD-7)....................................................        66,118          100               66,118
Kingsbury (SD-8)................................................        72,547          100               72,547
Harrison (SD-9).................................................        92,266          100               92,266
                                                                    ----------                        ----------
    South Dakota Total..........................................       722,890                           720,467
                                                                    ----------                        ----------
Texas
Abilene.........................................................       153,207          100              153,207
Lubbock.........................................................       231,851          100              231,851
Midland.........................................................       121,145           92              111,078
Odessa..........................................................       130,339           93              121,033
San Angelo......................................................       106,078          100              106,078
Parmer (TX-3)...................................................       148,641          100              148,641
Gaines (TX-8)...................................................       139,672          100              139,672
Hudspeth (TX-12)................................................        25,316          100               25,316
Reeves (TX-13)..................................................        31,761          100               31,761
Loving (TX-14)..................................................        48,959          100               48,959
                                                                    ----------                        ----------
    Texas Total.................................................     1,136,969                         1,117,596
                                                                    ----------                        ----------
Wyoming
Casper..........................................................        63,120          100               63,120
Sheridan (WY-2).................................................        75,629          100               75,629
                                                                    ----------                        ----------
    Wyoming Total...............................................       138,749                           138,749
                                                                    ----------                        ----------
    CELLULAR TOTAL..............................................     6,057,567                         6,030,208
                                                                    ==========                        ==========
    PCS AND CELLULAR TOTAL......................................    25,545,101                        25,517,742
                                                                    ==========                        ==========

- ---------------

(1) The FCC has not granted "final" PCS licenses. See "Risk Factors -- Finality of PCS Auctions" and "The Company -- Recent Developments."


(2) Estimated 1996 populations based on 1995 estimates by Equifax adjusted by the Company by a growth factor based upon Equifax's growth factors from 1990 to 1995.

(3) "Quad Cities" refers to the cities of Moline and Rock Island, Illinois, and Bettendorf and Davenport, Iowa.

(4) An acquisition agreement has been executed and initial FCC approval has been obtained, but closing is subject to FCC approval by final order.

(5) Excludes six markets containing a population of 562,598 in which the Company operates under an Interim Operating Authority ("IOA") and includes one market in which the Company operates under an IOA where the Company has entered into an agreement to acquire the license, subject to FCC approval. See "-- Products and Services."

(6) Currently operating under IOA. Acquisition agreement has been executed, but closing is subject to FCC approval.

STRATEGY

     The Company believes that its combination of cellular and PCS licenses creates a unique opportunity in the wireless communications industry. The Company has focused on the acquisition and operation of cellular communications systems in RSAs and small MSAs in the western United States, which the Company believes it has acquired at attractive prices. The Company's recent acquisition of PCS licenses enables it to significantly expand both its customer base and geographic coverage and to offer enhanced wireless communications services. The Company's initial focus with its PCS licenses is to commence operations in the more densely populated areas within its MTAs. The Company believes that cellular is the optimum technology for rural, less densely populated areas and that PCS is the optimum technology for more densely populated urban areas where analog cellular systems are more expensive to deploy and face potential capacity constraints. The Company and, prior to the Business Combination, MCLP entered markets at a relatively low cost, having purchased cellular licenses for an average of $45.68 per pop and PCS licenses for an average of $10.81 per pop.

     The Company's operating strategy is to (i) achieve a critical time-to-market advantage by rapidly constructing and commencing operations of PCS systems in urban areas within its PCS markets; (ii) continue to expand its operations through increased subscriber growth and usage; (iii) utilize its centralized management and back office functions to support the combined needs of its cellular and PCS subscribers, thereby further improving operating efficiencies and generating greater economies of scale; and (iv) selectively acquire cellular and PCS properties primarily in contiguous markets. The Company is implementing its strategy by aggressively building its PCS systems, offering a wide range of products and services at competitive prices, continually upgrading the quality of its network, establishing strong brand recognition, creating a strong sales and marketing program tailored to local markets and providing a superior level of customer service.

     The Company believes the wireless communications industry will continue to grow due to enhanced service offerings, the emergence of PCS systems, increased awareness of the productivity, convenience and security benefits associated with wireless communications services and anticipated declines in pricing for its services. The Company believes it is well positioned to take advantage of these growth opportunities as a result of its existing operations and systems infrastructure, its wide geographic coverage and the experience and expertise of its management team.

CELLULAR OPERATIONS

     The Company operates rapidly growing high quality cellular systems in 73 RSAs and small MSAs, and generally owns 100% of each of its cellular licenses. The Company has focused on operating and expanding its cellular business in RSAs and small MSAs in the States of Texas, Montana, Nebraska, South Dakota, Kansas, North Dakota, Colorado, New Mexico, Iowa, Wyoming, Nevada, Minnesota, Missouri, Idaho and California. In these rural and small urban markets, the Company believes that its cellular systems, which cover large open geographic areas with relatively few Cell Sites, incorporate the optimum cost efficient technology.

     The Company believes, based on its observations and experience, that there are several inherent attributes of RSAs and small MSAs that make these markets attractive:

     - Less Developed Markets -- Since the rural and small urban markets were developed later than major markets, cellular penetration is presently lower and subscriber growth rates are significantly higher than in the more established markets.

     - Subscriber Base -- The small urban and rural market population base contains a high percentage of business customers with substantial needs for wireless communications, such as those employed in agriculture, mining, oil and gas, and populations accustomed to long travel times. Additionally, the Company's service areas cover over 20,000 highway miles and the popular destination areas of Yellowstone National Park, Glacier National Park and Mount Rushmore National Monument, providing attractive sources of roaming revenues.

     - Attractive Physical Characteristics -- The Company's cellular systems have the ability to cover on average a much larger geographic area per Cell Site than is possible in urban markets. Although the initial per pop capital expenditures are higher in rural markets, the incremental cost of expanding capacity is lower. By carefully managing its Cell Site place-ment, the Company has been able to achieve coverage of over 93% of the population in its licensed cellular markets.

     - Less Intense Competitive Environment -- Although two cellular operators exist in all markets, the Company's competitor in many of its markets tends to be smaller and less well capitalized than the large market operators.

     - Less Vulnerable to PCS Competition -- In the future, the Company believes that PCS will present less competition in small urban and rural markets than in large urban markets. The MTA licenses, which include multiple MSAs and the surrounding geographic areas, require the licensees to build one-third coverage of the population of the MTA within five years of the initial license grant and two-thirds within ten years. It is likely that licensees will initially construct in the more densely populated urban areas, providing service to the surrounding population later, if at all. In addition, in rural markets, PCS requires more closely located Cell Sites to broadcast over extended geographic areas and will be less efficient and more expensive to deploy than cellular service, making it likely that PCS competitors will delay or avoid entry into such markets.

     The Company has experienced rapid growth in subscribers and revenues in its cellular markets. In addition, monthly subscriber revenue per subscriber in 1995 averaged $57.25 versus a CTIA average of $47.59, reflecting the attractiveness of the Company's markets and the success of its marketing strategy.

     The Company's cellular strategy is to expand its subscriber base through increased market penetration with an emphasis on retail sales, continue to introduce competitive wireless service as new technologies and products enter its cellular markets, continue to provide superior customer service and product features tailored to its customers' needs at competitive prices and reduce costs through improved efficiency. See "-- Products and Services" and "-- Marketing, Sales and Customer Service."

PCS OPERATIONS

     The Company has completed initial construction and commenced commercial operations of its PCS system in the Honolulu MTA and is in the initial construction phase of its PCS systems in the Portland, Salt Lake City and El Paso/Albuquerque MTAs. Design and engineering have been initiated in the Company's remaining PCS markets. The Company presently intends to have commenced commercial operations in each of its MTAs by the end of the first quarter of 1997. When completed, the Company's PCS systems will cover a substantial geographic area in the western United States complementary to the Company's cellular operations. After the initial build-out, the Company expects to extend its PCS systems based on economic factors, customer demand and FCC licensing requirements. The Company believes its PCS service offerings will be broader than those currently offered by cellular systems in the Company's PCS markets. PCS service offerings will initially include all of the services typically provided by cellular systems, as well as paging, caller identification, text messaging, smart cards, voice mail, over-the-air activation and over-the-air subscriber profile management.

     The Company believes that being the first to offer PCS services in a market will be a key competitive advantage. The Company's goal is to achieve significant market penetration by aggressively marketing competitively priced PCS services under its proprietary VoiceStream brand name, offering enhanced services not currently provided by analog or digital cellular operators and providing superior customer service. In addition, the Company believes it can become a low-cost provider of PCS services by taking advantage of the existing business infrastructure established for its cellular operations, including centralized management, marketing, billing and customer service functions, and by focusing on efficient customer acquisition and retention. See " -- Products and Services."

     The Company believes that PCS technology is better suited to urban areas than rural areas and may have cost advantages relative to cellular technology in urban areas. PCS Cell Sites operate at a higher frequency and lower power than cellular Cell Sites and, therefore, typically have a smaller coverage area. Unlike in rural areas, wireless systems in urban areas require substantial frequency "reuse" to provide high capacity. The coverage advantage that cellular frequencies and analog technology enjoy in rural areas is not present in urban areas because analog cellular technology does not provide efficient frequency "reuse." As a result, the higher frequency, lower power, digital PCS systems are therefore likely to provide greater capacity in urban areas. In addition, individual PCS Cell Sites are less expensive than cellular Cell Sites.

     The Company has selected GSM as the digital standard for its PCS system because the Company believes it has significant advantages over the other competing digital standards, including five years of proven operability in Europe and Asia, enhanced features not presently available with other standards and an open system architecture that will allow the Company to choose from a variety of equipment options and providers. GSM is the leading digital wireless standard in the world, with approximately 120 systems serving over 13 million customers in 92 countries. The Company believes that deployment of GSM facilitates the Company's first-to-market efforts, thereby achieving a key element of its strategy. The GSM digital standard also has been chosen by six other PCS licensees to date. Together, these PCS licensees and Western Wireless cover PCS markets containing approximately 149.2 million persons, representing 55.7% of the population in the United States.

     The Company has entered into roaming agreements or letters of intent with all of the companies which have chosen to deploy the GSM standard in their PCS markets in the United States that will provide for roaming by the Company's PCS subscribers into these carriers' PCS markets, and vice versa, when such systems are operational. The Company also has reciprocal roaming agreements or letters of intent with 28 international carriers who have chosen to deploy the GSM standard. The Company anticipates entering into similar agreements with other domestic and international carriers who deploy the GSM standard and with other cellular carriers. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "Business -- System Equipment, Development and Expansion -- PCS."


     The FCC has divided the United States and its possessions and territories into PCS markets made up of 51 MTAs and 493 "Basic Trading Areas" or "BTAs." There are two MTA Blocks ("A" and "B") which consist of 30 MHz of spectrum and four BTA Blocks, one of which consists of 30 MHz of spectrum ("C") and three of which consist of 10 MHz of spectrum ("D," "E" and "F"). Each MTA consists of at least two BTAs. The FCC has already completed the auction of the A and B Block licenses. The PCS license auction process also includes auctions for issuance of broadband BTA licenses, the first of which was for the C Block licenses (the "C Block auction"). In the C Block auction 30 MHz licenses for the 493 BTAs were sold. Such C Block licenses were reserved for "entrepreneurs." Generally, an "entrepreneur" is an applicant that has gross revenues of less than $125 million in each of the last two years and total assets of less than $500 million at the time the initial application to participate in the auction was filed. Each eligible applicant may pay 90% of the purchase price of each license that it purchases in installments over ten years. The FCC has also established bidding credits and more favorable installment payment plans for applicants qualifying as "small businesses." Generally, a small business is an entity that has average annual gross revenues that are not more than $40 million for the preceding three years. In addition, there are specific preferences affecting C Block awards given to indian tribes or Alaska Regional or Village Corporations organized pursuant to the Alaska Native Claims Settlement Act, or entities controlled by such tribes or corporations.



     The Company has acquired a 49.9% limited partnership interest in Cook Inlet PCS, an entity controlled by Cook Inlet Region, Inc., an Alaska Native Regional Corporation. Cook Inlet PCS participated in the C Block auction and also qualifies for the additional benefits available to a small business. Participation in Cook Inlet PCS will allow the Company to participate as a minority owner of, and technical services provider to, the PCS businesses established by Cook Inlet PCS using licenses purchased by Cook Inlet PCS in such auction. The Company's obligation is to fund approximately 5% (up to approximately $4.0 million) of the total price of any licenses purchased by Cook Inlet PCS and to provide technical services to Cook Inlet PCS with respect to constructing and operating its wireless communications businesses. See "The Company -- Recent Developments," " -- Governmental Regulation - Licensing of PCS Systems" and "Certain Transactions."


PRODUCTS AND SERVICES

     The Company provides a variety of wireless products and services designed to match a range of needs for business and personal use.

     CELLULAR

     The Company offers its subscribers high quality cellular communications, as well as several custom calling services, such as call forwarding, call waiting, conference calling, voice message storage and retrieval and no-answer transfer. In addition, all subscribers can access local government emergency services from their cellular handsets (with no air time charge) by dialing 911. Customers also may subscribe to a voice messaging system, which allows callers to record messages for subscribers who are not available to take calls or who have left the service area. The subscriber can later retrieve the messages from any telephone, including a cellular handset. The Company will continue to evaluate new products and services that may be complementary to its wireless operations. The Company has designed several pricing options to meet the varied needs of its customer base. Most options consist of a fixed monthly charge (with varying allotments of included minutes, in some cases), plus additional variable charges per minute of use. A high volume caller might find an option with a higher monthly access charge and low per-minute charges to be most advantageous. Lower volume users might choose a different package, featuring a lower access fee and higher per-minute charges. In addition, in most cases the Company separately charges for its custom calling features.

     The Company provides extended regional and national service to cellular subscribers in its markets, thereby allowing them to make and receive calls while in other cellular service areas without dialing special access codes, through its membership in NACN and other regional networking arrangements. This service distinguishes the Company's service and call delivery features from those of some of its competitors. NACN is the largest wireless telephone network system in the world, linking non-wireline cellular operators throughout the United States, Canada, Puerto Rico and the Virgin Islands. See "-- Governmental Regulation." NACN connects key areas across North America so that customers can use their cellular handsets to place and receive calls in these areas as easily as they do in their home areas. Through NACN, customers receive calls automatically as they roam in more than 2,200 cities. By dialing subscribers' cellular numbers, the caller can reach subscribers without knowing their location or having to dial additional roaming access numbers. In addition, special services such as call forwarding and call waiting automatically follow the subscribers as they travel. The Company also has special roaming arrangements with certain cellular carriers in areas adjacent to the Company's markets that provide the Company's customers attractive rates when roaming in these surrounding areas.


     In addition to service in its cellular markets, the Company offers cellular service under Interim Operating Authorities ("IOAs") from the FCC in six markets containing 562,598 persons which are contiguous to the Company's existing markets. The holder of an IOA is designated to provide service to a market in which the FCC has not granted a cellular license due to pending litigation. The Company currently is seeking to acquire the cellular licenses in three markets in which it offers cellular services under an IOA. While it is unclear how long the Company will be able to provide such service under its IOAs, the Company has been able to provide such service at a low cost and believes that its existing cellular customers benefit from the additional market coverage.


     The Company provides replacement wireless services for rural customers in sparsely populated areas where the cost of providing wired telephone services is relatively high. In addition, fixed cellular service can be particularly useful for providing temporary service to locations that cannot rapidly be wired for service through the landline areas. Fixed cellular applications are also currently being used to replace existing landline facilities for remote monitoring of various alarm devices.

     PCS

     The Company is currently operating a PCS system in the Honolulu MTA and will offer PCS services in its six other MTAs using the GSM standard. The Company currently offers in the Honolulu MTA, and will offer in each of its other MTAs from the inception of commercial operations, several distinct services and features, including:

     - Enhanced Features -- The Company's PCS systems initially will offer caller identification, call hold, voice mail, numeric paging, as well as custom calling features such as call waiting, conference calling and call forwarding.

     - Messaging and Wireless Data Transmission -- Digital networks will offer voice and data communications, including text messaging, through a single handset. The Company believes that, as data transmission services develop, a number of uses for such services will emerge, including short message or alphanumeric paging service, mobile office applications (e.g., facsimile, electronic mail and connecting notebook computers with computer/data networks), access to stock quote services, transmission of text, connections of wireless point-of-sale terminals to host computers, monitoring of alarm systems, automation of meter reading and monitoring of status and inventory levels of vending machines.

     - Call Security and Privacy -- Sophisticated encryption algorithms provide increased call security, encouraging users to make private, business and personal calls with significantly lower risk of eavesdropping than on analog-based systems.

     - Smart Card -- "Smart" cards, programmed with the user's billing information and a specified service package, will allow subscribers to obtain PCS connectivity automatically, simply by inserting their smart cards into compatible PCS handsets. With roaming agreements between the local providers and the Company in place, smart cards could also enable subscribers to roam wherever GSM is deployed by using their smart cards with handsets compatible with the system.

     - Over-the-Air Activation and Over-the Air Subscriber Profile
       Management -- The Company will be able to transmit changes in the subscriber's feature package, including mobile number assignment and personal directory numbers, directly to the subscriber's handset. This eliminates the need to manually program the handset and simplifies the activation process for both the sales agent and the subscriber.

     - Extended Battery Performance -- Digital handsets are capable of entering into a "sleep" mode when not in use, which will significantly extend the handset's battery performance. In addition, because the Company's PCS systems will utilize tightly spaced, low power transmitters, less power will be required to transmit calls, thereby further extending battery performance.

     The Company currently offers a number of rate plans in Honolulu which vary the level of the monthly fixed fee for a certain amount of usage and the cost of incremental usage. The Company's PCS offerings will likely include additional features beyond those offered by cellular competitors that the Company believes, when combined with its rate plans, should create significant customer appeal for its PCS systems.

     The Company believes that its subscribers will be able to roam in substantial portions of the United States, either on other GSM-based PCS systems operated by current licensees or licensees that acquire PCS licenses in FCC auctions or by using dual-mode handsets that, when available, also can be used on existing cellular systems. The Company believes that dual-mode handsets will be commercially available in sufficient quantities in 1997 and has entered into an agreement with Nokia to acquire dual-mode handsets. The Company's ability to establish a PCS subscriber base and to compete successfully in the PCS business with those operators offering greater roaming capabilities may be adversely affected by the fact that the Company's PCS subscribers will only be able to roam into regions served by GSM-based PCS systems until dual-mode handsets permitting them to use the existing cellular systems become available. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "-- Absence of PCS Operating History in the United States; Handset Availability."

     OTHER PRODUCTS AND SERVICES

     Paging. Since the acquisition of its paging business in February 1996, the Company has provided paging services in Washington, Oregon, Idaho, Montana, Nebraska, South Dakota, North Dakota and Wyoming, and currently serves approximately 24,000 customers. The Company markets paging services as a package with its voice services. Revenues from paging are expected to account for less than 3% of the Company's total revenues in 1996. The Company has construction permits from the FCC to expand its paging services in states in which the Company currently operates and has applications pending before the FCC to expand its paging services into Nevada. The Company has reached reciprocal development or reseller agreements for paging services with AT&T Wireless, AirTouch Paging, PageNet, MobileMedia and others. See "Certain Transactions."

     International. In 1995, the Company began pursuing licenses for wireless services in markets outside the United States. The Company has joined partnerships which have made wireless license applications. The Company is a partner in a partnership that has an interest in a joint venture which has obtained the GSM cellular license in Latvia. Generally, the Company intends to work with experienced international operators and local companies and individuals and own a minority interest in the venture. The Company currently has joint development agreements or letters of intent with an affiliate of Metromedia International Group Inc. in Eastern Europe, Matrix Telecommunications Limited in Indonesia and Sun Hung Kai Properties Ltd. and ABC Communications, Ltd. in Taiwan. The Company may commit capital and other resources to such ventures from time to time as it deems appropriate and as permitted by the Senior Secured Facilities. See "Description of Indebtedness."

MARKETING, SALES AND CUSTOMER SERVICE

     The Company's sales and marketing strategy is to generate continued net subscriber growth and increased subscriber revenues. In addition, the Company targets a customer base which it believes is likely to generate higher monthly service revenues, while attempting to achieve a low cost of adding new subscribers. The Company markets its services under nationally recognized and proprietary brand names, and sells its products and services through a combination of direct and indirect distribution channels with a well-trained Company sales force.

     MARKETING

     The Company markets its cellular products and services in all markets principally under the name CELLULAR ONE. CELLULAR ONE, the first national brand name in the cellular industry, is currently utilized by a national coalition of 507 cellular licensees in the 50 states with a combined estimated population of over 183 million. The national advertising campaign conducted by the Cellular One Group enhances the Company's advertising exposure at a fraction of the cost of what could be achieved by the Company alone. The Company also obtains substantial marketing benefits from the name recognition associated with this widely used service mark, both with existing subscribers traveling outside the Company's service areas and with potential new subscribers moving into the Company's markets. If the name CELLULAR ONE were to suffer diminished marketing appeal, the Company, in such circumstances or otherwise, may explore development or acquisition of a new service mark. AT&T Wireless, which has been the single largest user of the CELLULAR ONE brand name, has reduced its use of the brand name as a primary service mark. See "Risk Factors -- Intellectual Property and Branding."

     The Company markets its PCS products and services under its proprietary VoiceStream brand name. The Company commenced offering its PCS products and services in Honolulu with newspaper, radio and television advertisements. The Company's objective is to develop brand recognition of VoiceStream through substantial advertising and direct marketing in each of its PCS markets.

     In marketing its PCS services, the Company intends to emphasize the enhanced features, privacy and competitive pricing of such services. Initially, the Company intends to concentrate its PCS marketing efforts primarily on large communications-intensive corporate and trade accounts, which would benefit from integrated mobile voice, messaging and wireless data transmission capabilities, and subscribers with substantial needs for wireless communications who would benefit from enhanced features and services.

     SALES

     The Company sells its products and services through a combination of direct and indirect channels. The Company operates 110 local sales offices (which also serve as retail sales locations) and utilizes a direct sales force of over 700 persons based out of these offices, who are trained to educate new customers on the features of its products. The Company's training programs provide its sales employees with an in-depth understanding of the Company's system, products and services so that they, in turn, can provide extensive information to prospective customers. Sales commissions generally are linked both to subscriber revenue and subscriber retention, as well as activation levels.

     The Company believes that its local sales offices provide the physical presence in local markets necessary to position the Company as a quality local service provider, and give the Company greater control over both its costs and the sales process. The Company also utilizes indirect sales through an extensive network of national and local merchant and specialty retailers, including Wal-Mart, Best Buy and Radio Shack. The Company uses both product discounts and commissions as a means of compensating its independent sales agents. The Company intends to continue to use a combination of direct and indirect sales channels, with the mix depending on the demographics of each particular market.

     In addition, the Company acts as a retail distributor of handsets and maintains inventories of handsets. Although subscribers generally are responsible for purchasing or otherwise obtaining their own handsets, the Company offers discounts on the price of handsets to its subscribers. The Company operates 110 local sales offices in the U.S., including 95 under the CELLULAR ONE brand name, 13 under the Phones-To-Go brand name and two under the VoiceStream brand name. The Company negotiates volume discounts for the purchase of handsets. To respond to competition and in accordance with general industry practice, the Company has historically sold handsets below cost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     CUSTOMER SERVICE

     Excellent customer service is an essential element of the Company's operating philosophy. The Company is committed to attracting and retaining subscribers by providing consistently superior customer service. At its headquarters in Issaquah, Washington, the Company maintains a highly sophisticated monitoring and control system, a staff of customer service personnel and a well-trained technical staff to handle both routine and complex questions as they arise, 24 hours a day, 365 days a year.

     The Company implements credit check procedures at the time of sale and continuously monitors customer churn. The Company believes that it helps manage its churn rate through an outreach program implemented through its sales force and customer service personnel. This program not only enhances subscriber loyalty, but also increases add-on sales and customer referrals. The outreach program allows the sales staff to check customer satisfaction, as well as to offer additional calling features, such as voice mail, call waiting and call forwarding.

     To ensure superior service, the Company engages a third-party marketing research firm to perform customer satisfaction surveys.

SYSTEM EQUIPMENT, DEVELOPMENT AND EXPANSION

     CELLULAR

     The Company selects equipment that it believes provides reliable and high quality performance characteristics. The Company generally employs Cell Site and switching equipment manufactured by Lucent Technologies Inc. ("Lucent"), currently an affiliate of AT&T, and NORTEL. The system design incorporates the use of carefully selected sites to maximize the system coverage in rural areas. Because it operates clusters of contiguous markets, the Company has designed systems using higher-power sites. This type of system design requires fewer Cell Sites and therefore lower capital expenditures, maintenance costs and operating expenses. In many of its MSAs, the Company employs lower power, lower elevation sites. In a few densely populated areas, the Company sectorizes and directionalizes its Cell Sites to provide additional capacity. Most Lucent and NORTEL Cell Sites operated by the Company have been built to accommodate digital equipment.

     The Company develops or builds out its cellular service areas by adding channels to existing Cell Sites and by building new Cell Sites for the purpose of increasing capacity and improving coverage in direct response to actual or projected subscriber demand. Projections involve a traffic analysis of usage by existing subscribers and an estimation of the number of additional subscribers in each such area. The Company has historically met such demand through a combination of augmenting channel capacity in existing Cell Sites and building new Cell Sites. The Company's cellular systems cover over 93% of the population in its markets and its systems are not currently capacity constrained. Cell Site expansion to increase geographic coverage is expected to enable the Company to continue to add subscribers, enhance use of its systems by existing subscribers, increase roamer traffic due to the larger geographic area covered by the cellular network and further enhance the overall efficiency of the network. The Company believes that such increased cellular coverage will have a positive impact on market penetration and subscriber usage.

     The Company employs a large staff of technicians who are experienced and trained in operating cellular systems and who will be trained to handle the PCS systems. Currently, technicians are responsible for installing system equipment and performing preventative maintenance and repairs. Standards for preventative maintenance are determined and reviewed centrally by the engineering operations staff. All Company systems are designed with built-in redundancy on critical parts, thereby reducing the risk of service interruptions. Back-up battery systems, and in some cases generators, exist at all Cell Sites and switching locations. In addition, sites have fire, power and intrusion alarm systems which have call-out systems and are monitored centrally. Through the use of sophisticated monitoring equipment, technicians at the Company's service center are able to remotely monitor the technical performance of all of the Company's service areas.

     PCS

     The Company has selected the GSM standard for use in its PCS markets, and has entered into supply agreements with NORTEL and Nokia to provide system equipment and PCS and dual-mode handsets. See "Risk Factors -- Risks Relating to GSM Technical Standard" and "-- Products and

Services." The Company's system design incorporates the use of lower power, lower elevation sites in densely populated areas.

     In order for the Company's subscribers to roam into other PCS markets (and vice versa), at least one PCS licensee in the other market must utilize the same digital standard. As of the date hereof, six other PCS licensees have announced that they intend to deploy GSM-based PCS systems, and one such licensee, APC, has been operating a GSM system in the Washington/ Baltimore MTA since November 1995. Together, these PCS licensees and the Company hold licenses for 25 MTAs, which cover markets containing approximately 149.2 million persons, representing approximately 55.7% of the U.S. population. PCS operators in several markets adjacent to the Company's PCS markets, including California, Minnesota, Nevada and Missouri, have announced publicly that they intend to use the GSM standard. PrimeCo and Sprint Spectrum have publicly announced that they intend to deploy PCS systems based on a CDMA standard. AT&T Wireless and Southwestern Bell have selected a TDMA standard. It is anticipated that, together, CDMA-based PCS providers, including competitors in several of the Company's markets, will own licenses covering approximately 87% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes) and AT&T Wireless and Southwestern Bell, with their TDMA standard, own PCS licenses which cover approximately 45% of the U.S. population (based on 1990 U.S. Census Bureau figures used by the FCC for auction purposes). In order for the Company's PCS subscribers to roam in other markets, and vice versa, at least one PCS licensee in the other market must utilize the GSM standard, or the subscribers must use dual-mode handsets that would permit the subscriber to use the cellular system in the other market. See "Risk Factors -- Risks Relating to GSM Technical Standard."

     The successful implementation of the PCS systems will be dependent, to a significant degree, upon the Company's ability to lease or acquire sites for the location of its base station equipment. The site selection process will require the negotiation of lease or acquisition agreements for hundreds of sites for the entire PCS systems, and will likely require the Company to obtain zoning variances or other governmental approvals or permits. The Company has leased or plans to lease over 600 sites in its seven MTAs. A complete engineering analysis as to the usability of all of these sites has not been conducted. The Company expects that the site acquisition process will continue throughout the build-out of the PCS systems. See "Risk Factors -- PCS Build-out and Capital Expenditures." In addition to site selection, the implementation of the Company's PCS systems will involve construction, base station and equipment installation and systems testing and may require that the Company relocate existing licensees operating fixed microwave systems. See "Risk
Factors -- Relocation of Fixed Microwave Licensees."

     The Company believes that its PCS systems will not experience any spectrum capacity constraints in the foreseeable future and that it will not be necessary to expand the system's capacity until after the build-out has been completed. System capacity can be expanded by installing additional transmitters at the existing sites and by adding additional base stations. Additional capacity typically will be added in increments that parallel demand and at substantially less than the proportionate cost of the initial system. The Company believes the cost of this additional capacity will be highly competitive with the cellular industry's cost of adding capacity for additional subscribers.

COMPETITION

     The competition in the wireless communications industry is intense. Competition for subscribers among wireless licensees is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to large, better capitalized and more experienced wireless communications operators who may be able to offer subscribers certain network advantages similar to those offered by the Company.

     The Company has one cellular competitor in each of its cellular markets including CommNet, Lincoln Telecommunications Company, Kansas Cellular, Southwestern Bell and U S WEST, and there will be up to six PCS licensees in each of its markets. The Company's principal competitors in its PCS business are PrimeCo, Sprint Spectrum and AT&T Wireless, as well as the two existing cellular providers in its PCS markets. The Company also competes with paging, dispatch and conventional mobile telephone companies, resellers and landline telephone service providers. Potential users of cellular systems may, however, find their communications needs satisfied by other current and developing technologies. One- or two-way paging or beeper services that feature voice messaging and data display as well as tone only service may be adequate for potential subscribers who do not need to speak to the caller. In the future, cellular service may also compete more directly with traditional landline telephone service providers. See "Risk Factors -- Competition."

     The Company's PCS business will directly compete in each market with up to five other PCS providers, including Sprint Spectrum, AT&T Wireless and PrimeCo. The Company will also compete with existing cellular service providers in its PCS markets, many of which have been operational for a number of years and have significantly greater financial and technical resources than those available to the Company and who may upgrade their systems to provide comparable services in competition with the Company's PCS systems. These cellular competitors include AT&T Wireless, U S WEST and U.S. Cellular.

     The FCC requires all cellular system operators to provide service to "resellers." A reseller provides cellular service to customers but does not hold an FCC cellular license or own cellular facilities. Instead, the reseller buys blocks of cellular telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a cellular licensee's services and also a competitor of that licensee. Several small resellers currently operate in competition with the Company's systems.

     The cost to the Company of PCS handsets initially will be higher than its cost of cellular handsets. In order to compete effectively with sellers of analog cellular handsets, the Company may have to subsidize the sale of its PCS handsets to a greater extent than cellular handsets.

     In the future, in its cellular and PCS markets the Company expects to face increased competition from entities providing other communications technologies and services. While some of these technologies and services are currently operational, others are being developed or may be developed in the future. See "Risk Factors -- Competition."

     The FCC has licensed SMR dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as ESMR, in many areas throughout the United States, including most of the areas in which the Company operates. When constructed, ESMR systems could be competitive with the Company's wireless service. As a result of advances in digital technology, ESMR operators have begun to design and deploy digital mobile networks that increase the frequency capacity of ESMR systems to a level that may be competitive with that of wireless systems. A limited number of ESMR operators have recently begun offering short messaging, data services and interconnected voice telephony services on a limited basis. Several ESMR licensees have recently announced their intention to merge into one company and plan to build and operate digital mobile networks in most major United States markets.

     The FCC has also allocated radio channels to a satellite system in which transmissions from mobile units to satellites may augment or replace transmissions to cellular or PCS cell sites. Several companies have announced plans to design, construct, deploy and operate satellite-based telecommunications systems worldwide. American Mobile Satellite Corporation has designed a geosynchronous earth orbit satellite system for communications services. That satellite has recently begun providing voice services. Several low earth orbit ("LEO") satellite systems have been proposed that would use multiple satellites to provide worldwide coverage. The first LEO system is proposed for service in 1998. In addition, others have applied to the FCC for licenses to operate satellite communications and video transmission systems in the 28 GHz Ka band. The Company does not currently view such systems as direct competitors.

     Continuing technological advances in communications and FCC policies that encourage the development of new spectrum-based technologies may result in new technologies that compete with cellular and PCS systems. In addition, the Omnibus Budget Reconciliation Act of 1993 requires, among other things, the allocation to commercial use of a portion of 200 MHz of the spectrum currently reserved for government use. It is possible that some portion of the spectrum that is reallocated will be used to create new land-mobile services or to expand existing land-mobile services.

GOVERNMENTAL REGULATION

     The FCC regulates the licensing, construction, operation, acquisition and sale of cellular and PCS systems in the United States pursuant to the Communications Act of 1934, as amended from time to time, and the rules, regulations and policies promulgated by the FCC thereunder (the "Communications Act").

     LICENSING OF CELLULAR COMMUNICATIONS SYSTEMS

     A cellular communications system operates under a protected geographic service area license granted by the FCC for a particular market on one of two frequency blocks allocated for cellular service. One license for each market was initially awarded to a company or group that was affiliated with a local landline telephone carrier in such market and is called the wireline or "B" band license and the other license is called the non-wireline or "A" band license. Following notice of completion of construction, a cellular operator obtains initial operating authority. Cellular authorizations are issued generally for a 10-year term beginning on the date of the grant of the initial construction permit. Under FCC rules, the authorized service area of a cellular provider in each of its markets is referred to as the Cellular Geographic Service Area or CGSA. A cellular licensee has the exclusive right to serve the entire area that falls within the licensee's MSA or RSA for a period of five years after grant of the licensee's construction permit. At the end of the five-year period, however, the licensee's exclusive CGSA rights become limited to the area actually served by the licensee as of that time, as determined pursuant to a formula adopted by the FCC. After the five-year period any entity may apply to serve portions of the MSA or RSA not being served by the licensee. The five-year exclusivity period has expired for most licensees and parties have filed unserved area applications, including some in the Company's markets.

     Near the conclusion of the 10-year license term, licensees must file applications for renewal of licenses to obtain authority to renew their license. The FCC has adopted specific standards to apply to cellular renewals, under which standard the FCC will award a renewal expectancy to a cellular licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

     Cellular radio service providers also must satisfy a variety of FCC requirements relating to technical and reporting matters. One such requirement is the coordination of proposed frequency usage with adjacent cellular users, permittees and licensees in order to avoid electrical interference between adjacent systems. In addition, the height and power of base station transmitting facilities and the type of signals they emit must fall within specified parameters. The FCC has also provided guidelines respecting cellular service resale practices and the terms under which certain ancillary services may be provided through cellular facilities.

     Cellular and PCS systems are subject to certain FAA regulations respecting the location, lighting and construction of transmitter towers and antennae and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to the Company's activities. The Company uses common carrier point to point microwave facilities to connect Cell Sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

     The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of commercial mobile radio service ("CMRS") or any private mobile radio service ("PMRS"), which includes cellular (and PCS) service. Notwithstanding such preemption, a state may petition the FCC for authority to regulate the rates for any CMRS, and California, Hawaii and Wyoming, where the Company provides service, have done so. However, the State of Wyoming withdrew its petition on its own motion, and the FCC denied the California and Hawaii petitions, as well as a California petition for reconsideration.

     TRANSFERS AND ASSIGNMENTS OF CELLULAR LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a construction permit or license for a cellular system. Subject to FCC approval, a license or permit may be transferred from a nonwireline entity to a wireline entity, or vice versa. Non-controlling interests in an entity that holds a cellular license or cellular system generally may be bought or sold without prior FCC approval. Any acquisition or sale by the Company of cellular interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a certain size, as well as any state or local regulatory authorities having competent jurisdiction.

     In addition, the FCC's rules prohibit the alienation of any ownership interest in an RSA application, or an entity holding such an application, prior to the grant of a construction permit. For unserved cellular areas, no change of control may take place until after the FCC has granted both a construction permit and a license and the licensee has provided service to the public for at least one year. These restrictions affect the ability of prospective purchasers, including the Company, to enter into agreements for RSA and unserved area acquisitions prior to the lapse of the applicable transfer restriction periods. The restriction on sale of interests in RSA and unserved area applications and on agreements for such sales should not have a greater effect on the Company than on any other prospective buyer.

     LICENSING OF PCS SYSTEMS

     In order to increase competition in wireless communications, promote improved quality and service and make available the widest possible range of wireless services, federal legislation was enacted directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. A PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. The FCC has divided the United States and its possessions and territories into PCS markets made up of 493 BTAs and 51 MTAs. Each MTA consists of at least two BTAs. As many as six licensees will compete in each PCS service area. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC divided the 120 MHz of spectrum into six individual blocks, each of which is allocated to serve either MTAs or BTAs. The spectrum allocation includes two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA or BTA in every block, for a total of more than 2,000 licenses.

     Under the FCC's rules, there are three separate spectrum aggregation limits affecting broadband PCS licensees. Under the first rule, a broadband PCS licensee may own combinations of PCS licenses (e.g., one MTA (30 MHz) and one BTA (10 MHz)) with total aggregate spectrum coverage of up to 40 MHz in a single geographic area. The second rule provides that no cellular licensee will be allowed to own more than one 10 MHz PCS license (i.e., ownership of a 30 MHz PCS license is prohibited) covering territory, ten percent or more of the population of which is within the CGSAs represented by that entity's cellular licenses. This cellular/PCS cross-ownership restriction is currently the subject of further rulemaking proceedings following a successful court challenge described below. Finally, no entity may hold licenses for more than 45 MHz of PCS, cellular and SMR services regulated as CMRS where there is significant overlap in any geographic area (significant overlap will occur when at least ten percent of the population of the PCS licensed service area is within the CGSA(s) and/or SMR service area(s)).

     The Company owns cellular licenses serving markets that are wholly or partially within the Denver MTA, which upon acquisition of the Denver MTA will result in the Company exceeding the FCC's current cellular/PCS and 45 MHz CMRS cross-ownership restrictions described above. The Company has a period of time after acquisition of the Denver MTA in which to comply with these ownership restrictions. In the event that these restrictions are imposed, the Company will be obligated to divest sufficient portions of its PCS markets or its cellular holdings to come into compliance with the rules. The Company does not believe such restrictions or any actions the Company is required to take to comply therewith will have a material adverse effect on the Company.

     When mutually exclusive applications (i.e., two or more applications competing for the same service in the same geographic area) are filed for the same MTA or BTA, those licenses will be awarded pursuant to auctions. The FCC has adopted comprehensive rules that outline the bidding process, describe the bidding application and payment process, establish penalties for certain bid withdrawals, default or disqualification, establish regulatory safeguards, reserve two of the six frequency blocks (the C and F Blocks) for "entrepreneurs" and small businesses and in the case of one of the blocks (the F Block) provide certain preferences for women and minority-owned and small businesses.


     The FCC has already completed the auction of the A and B Block licenses, and the winning bidders' licenses were granted on June 23, 1995. Although all of the MTA PCS licenses, including those of the Company, have been awarded by the FCC, and the licensees are permitted to construct and operate their PCS systems, the licenses have not been issued by a grant that is "final" because of pending actions before the FCC challenging the validity of the A and B Block auctions. These actions fall into two categories: (i) those stemming from the November 9, 1995 decision of the United States Court of Appeals for the Sixth Circuit in Cincinnati Bell Telephone Company, Inc. v. FCC, 69 F.3d 752, which held that the FCC's cellular eligibility restriction and the twenty percent bright line cellular attribution standard were arbitrary and remanded the rules to the FCC for further proceedings, and (ii) those claiming that the delay in the C Block broadband PCS auction gave the A and B Block PCS licensees an unfair headstart over subsequent licensees. The Cincinnati Bell decision raises a possibility that all of the PCS auctions could be invalidated, including the A and B Blocks. As to the actions claiming unfair headstart, the FCC recently affirmed the grants of the A and B Block licenses. The time for filing an appeal or petition for reconsideration of the FCC's affirmance of the grants ended on May 1, 1996, and no appeals or petitions for reconsideration have been filed in the appropriate court or with the FCC. As a result of the challenges, although it currently appears unlikely, the Company could lose its PCS licenses or have adverse conditions imposed on them, and in such event the loss resulting from any adverse conditions or, in the case of license revocation, from its costs and expenses in bidding for and obtaining the licenses and in beginning the site acquisition and build-out of its PCS systems could have a material adverse effect on the Company. See "Risk Factors -- Finality of PCS Auctions."



     The auction of C Block licenses commenced on December 18, 1995 and was completed on May 6, 1996. As described above, on November 9, 1995, the U.S. Court of Appeals for the Sixth Circuit held that the FCC had not adequately justified certain FCC rules relating to the eligibility of cellular licensees and investors to hold, or invest in the holders of, PCS licenses. The court remanded the rules to the FCC for further consideration consistent with the court's opinion. On

March 20, 1996, the FCC released a Notice of Proposed Rule Making to reexamine the cellular eligibility rules and certain other PCS rules. The Company cannot predict the outcome of such reconsideration or its impact on the C Block auction or the PCS licensing and regulatory scheme generally.


     All PCS licenses will be granted for a 10-year period, at the end of which they must be renewed. The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. All 30 MHz broadband PCS licensees, including the Company, must construct facilities that offer coverage to one-third of the population of their service area within five years of their initial license grants and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license. FCC rules restrict the voluntary assignments or transfers of control of C and F Block licenses. No assignments or transfers affecting control are permitted during the first three years of the license term. During the fourth and fifth years, any proposed assignee or transferee must meet the eligibility criteria for participation in the entrepreneur block auction at the time the application for assignment or transfer of control is filed, or the proposed assignee or transferee must hold other licenses for C and F Blocks and, at the time of receipt of such licenses, have met the same eligibility criteria. Any transfers or assignments during the entire 10 year initial license term are subject to unjust enrichment penalties, i.e., forfeiture of any bidding credits and acceleration of any installment payment plans should the assignee or transferee not qualify for the same benefits. The FCC has a Notice of Proposed Rule Making pending in which it is soliciting comment on the lifting of restrictions on transfer and assignment, but only as to F Block licenses. In the case of the C and F Blocks, the FCC will conduct random audits to ensure that licensees are in compliance with the FCC's eligibility rules. Violations of the Communications Act or the FCC's rules could result in license revocations, forfeitures or fines.

     For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, the Company will need to relocate many of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks. This transition plan allows most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The Company has already reached agreements with some of the microwave incumbents affecting the Company's PCS systems; however, there can be no assurance that the Company will be successful in reaching timely agreements with the remaining existing microwave licensees needed to construct and operate its PCS systems or that any such agreements will be on terms favorable to the Company. See "Risk
Factors -- Relocation of Fixed Microwave Licensees" and "-- Finality of PCS Auctions."

     TRANSFERS AND ASSIGNMENTS OF PCS LICENSES

     The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS system. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years of their license term to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or PCS system generally may be bought or sold without FCC approval. Any acquisition or sale by the Company of PCS interests may also require the prior approval of the Federal Trade Commission and the Department of Justice if over a certain size, as well as state or local regulatory authorities having competent jurisdiction.

     FOREIGN OWNERSHIP

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Because the Company itself does not hold any FCC license but instead controls other companies which themselves hold the licenses (which is the current and intended structure), up to 25% of the Company's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Alien ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. If foreign ownership of the Company were to exceed the 25% level, the FCC could revoke the Company's FCC licenses, although the Company could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The Company has no knowledge of any present foreign ownership in violation of these restrictions.


     TELECOMMUNICATIONS ACT OF 1996


     On February 8, 1996, the Telecommunications Act of 1996 (the "Telecommunications Act") was signed into law, substantially revising the regulation of communications. The goal of the Telecommunications Act is to enhance competition and remove barriers to market entry, while deregulating the communications industry to the greatest extent possible. To this end, local and long-distance communications providers will, for the first time, be able to compete in the other's market, and telephone and cable companies will likewise be able to compete. To facilitate the entry of new carriers into existing markets, the Telecommunications Act imposes certain interconnection and equal access requirements on incumbent carriers. Additionally, all communications carriers providing interstate communications services must contribute to the federal universal service support mechanisms that the FCC will establish. The Company cannot predict the outcome of the FCC's rulemaking proceedings to promulgate regulations to implement the new law or the effect of the new regulations on cellular service or PCS, and there can be no assurance that such regulations will not adversely affect the Company's business or financial condition.

     At present, cellular providers, other than the regional Bell operating companies, have the option of using only one designated long distance carrier. The Telecommunications Act codifies the policy that CMRS providers will not be required to provide equal access to long distance carriers. The FCC, however, may require CMRS carriers to offer unblocked access (i.e., implemented by the subscriber's use of a carrier identification code or other mechanisms at the time of placing a call) to the long distance provider of a subscriber's choice. The FCC has recently terminated its inquiry into the imposition of equal access requirements on CMRS providers.

INTELLECTUAL PROPERTY

     CELLULAR ONE is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Cellular One Group, a Delaware general partnership comprised of Cellular One Marketing, Inc., a subsidiary of Southwestern Bell Mobile Systems, together with Cellular One Development, Inc., a subsidiary of AT&T and Vanguard Cellular Systems, Inc. The Company uses the CELLULAR ONE service mark to identify and promote its cellular telephone service pursuant to licensing agreements with Cellular One Group. In 1995, the Company paid approximately $115,000 and $100,000, respectively, in licensing and advertising fees under these agreements. The licensing agreements require the Company to provide high-quality cellular telephone service to its customers, and to maintain a certain minimum overall customer satisfaction rating in surveys commissioned by Cellular One Group. The licensing agreements that the Company has entered into are for original five-year terms expiring on various dates. Assuming compliance by the Company with the provisions of the agreements, each of these agreements may be renewed at the Company's option for three additional five-year terms.

     Western Wireless is a service mark owned by the Company registered with the United States Patent and Trademark Office. The Company has applications pending to obtain federal trademark protection of the mark "VoiceStream," and various derivatives thereof. "Telewaves(R)," a service mark owned by one of the Company's subsidiaries, is registered with the United States Patent and Trademark Office and is the service mark under which the Company provides its paging services.

EMPLOYEES AND LABOR RELATIONS

     The Company considers its labor relations to be good and, to the Company's knowledge, none of its employees is covered by a collective bargaining agreement. As of March 31, 1996, the Company employed a total of 1,372 people in the following areas:

                                                                               NUMBER OF
                                    CATEGORY                                   EMPLOYEES
    -------------------------------------------------------------------------  ---------
    Sales and marketing......................................................     791
    Engineering..............................................................     203
    General and administration, including customer service...................     378

PROPERTIES

     In addition to the direct and attributable interests in cellular, PCS and paging licenses and other similar assets discussed in this Prospectus, the Company leases its principal executive offices (consisting of approximately 61,000 square feet) located in Issaquah, Washington. The Company and its subsidiaries and affiliates lease and own locations for inventory storage, microwave, cell site and switching equipment and sales and administrative offices.

LEGAL PROCEEDINGS

     There are no material, pending legal proceedings to which the Company or any of its subsidiaries or affiliates is a party or of which any of their property is subject which, if adversely decided, would have a material adverse effect on the Company. For discussion of certain legal proceedings relating to FCC license grants, see "Risk Factors -- Governmental Regulation," "-- Finality of PCS Auctions" and "-- Governmental Regulation."

ORGANIZATION


     The Company conducts its operations through a number of direct and indirect subsidiaries and affiliates. The Company holds its FCC licenses and conducts all operations through wholly-owned subsidiaries. Five of the Company's MSAs have minority ownership interests held by non-affiliated third parties. The total ownership of such minority interest holders in such subsidiaries and affiliates ranges from less than one percent to approximately eight percent. An indirect wholly-owned subsidiary of the Company is the 49.9% limited partner of Cook Inlet PCS. See "Risk Factors -- Holding Company Structure," "-- Governmental Regulation," "The Company -- Recent Developments" and "Certain Transactions."

                          DESCRIPTION OF INDEBTEDNESS

     Set forth below is a description of certain terms of the Company's Senior Secured Facilities and the Senior Subordinated Notes. See also "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

CREDIT FACILITY

     The Company has a $950 million Credit Facility with a consortium of financial institutions. The following summary of the material terms and provisions of the Credit Facility does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Facility, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Pursuant to the Credit Facility, the lenders have agreed to make loans to the Company (the "Loans"), on a revolving credit basis, in the aggregate principal amount not to exceed $750 million outstanding at any time through December 31, 1999 at which time the then outstanding principal amount of the Loans converts to a five year term loan. The Company's ability to borrow funds under the Credit Facility is subject to compliance with certain operating covenants set forth therein. The principal amount thereof is required to be amortized in the following percentages during the five year period commencing on January 1, 2000 and terminating on December 31, 2004: 7%, 13%, 20%, 30% and 30%. The Credit Facility also includes a $200 million term loan. Such term loan is required to be amortized in the following amounts during the five year period beginning April 1, 2000 and terminating on March 31, 2005: $1,000,000, $1,000,000, $1,000,000, $1,000,000 and $196,000,000. The term loan is subject to and otherwise governed by the terms and conditions of the Credit Facility.

     Revolving credit borrowings under the Credit Facility bear interest, at the Company's option, at an annual rate of interest equal to either (i) the greater of (x) the prime rate of The Toronto-Dominion Bank, New York Branch, or (y) the Federal Funds rate plus 5/8%, (ii) a Eurodollar rate or (iii) a CD rate, in each instance plus an applicable margin. Such applicable margin ranges from 0.50% to 1.50%, in the case of Loans based on the prime rate or Federal Funds rate, 1.50% to 2.50%, in the case of Loans based on a Eurodollar rate, and 1.75% to 2.75% in the case of Loans based on a CD rate, in each case based upon the leverage ratio of the Company and certain of its subsidiaries. The term loan under the Credit Facility bears interest at a Eurodollar rate plus 2.75%. The Company has entered into five long-term interest rate swap and cap agreements with a total notional amount of $205 million and one short-term interest rate swap with a notional amount of $185 million. As of March 31, 1996, the weighted average interest rate under these agreements was approximately 6.3%.

     The Credit Facility contains affirmative covenants of the Company, including, among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness, the entering into of interest rate hedging agreements and delivery of financial and other information. The Credit Facility requires that the Company and certain of its subsidiaries comply with certain financial tests and maintain certain financial ratios. The financial ratio covenants in the Credit Facility include, among others, a limitation on the incurrence of indebtedness based on the ratio of the Company's indebtedness to operating cash flow (as defined in the Credit Facility) and a requirement that the Company's ratio of operating cash flow to cash interest expense be not less than specified levels. In addition, the Company is required to make certain repayments of the Credit Facility from certain asset sales and excess cash flow. The Credit Facility also contains restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company and certain of its subsidiaries, including, among others, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments and acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to shareholders or material transactions with an affiliate on terms less favorable than those obtainable from a nonaffiliate.


     The Credit Facility currently limits total investment by the Company in its subsidiaries owning PCS licenses to $450 million from and after May 6, 1996, plus the proceeds of the Offerings, other equity issuances by the Company after May 6, 1996 and $14.0 million, provided, however, that the Credit Facility also limits the total investment by the Company in its subsidiaries owning PCS licenses to $100 million from and after May 6, 1996 plus the proceeds of the Debt Offering, the Offerings, other equity issuances by the Company after May 6, 1996 and $14.0 million until the PCS licenses are final. See "Risk
Factors -- Finality of PCS Auctions."


     The Credit Facility provides for various events of default, including, without limitation, interest and payment defaults, breach of the Company's covenants, agreements, representations and warranties under the Credit Facility, cross defaults to certain other indebtedness, judgments in excess of $1 million which remain undischarged for a period of 30 days, certain events relating to bankruptcy or insolvency, revocation of any material FCC license, the failure of Mr. Stanton, Ms. Gillespie and certain related entities to own in the aggregate 3,100,000 (1,550,000 after December 31, 1996) shares of Common Stock, or Mr. Stanton ceasing, for any reason, to be the Chairman of the Company's Board of Directors, unless a successor acceptable to the requisite percentage of lenders pursuant to the Credit Facility is appointed within 60 days of the date Mr. Stanton ceases to be Chairman.

     The repayment of the Loans is secured by, among other things, the grant of a security interest in all of the assets of the Company excluding, among other things, the capital stock and assets of Western PCS II Corporation, a wholly-owned indirect subsidiary of the Company ("Western PCS II"), that are pledged to NORTEL pursuant to the NORTEL Facility. Western PCS II currently holds the Company's PCS licenses for the Honolulu, Salt Lake City and El Paso/Albuquerque MTAs as well as certain related PCS assets. Western PCS II may become the holder of the Company's license for the Denver MTA upon consummation of the purchase thereof. See "Business -- Introduction," "-- Governmental Regulation - Licensing of PCS Systems" and "-- NORTEL Facility."

NORTEL FACILITY

     In connection with the Project and Supply Agreement between Western PCS Corporation, a wholly owned subsidiary of the Company ("Western PCS"), and NORTEL, Western PCS II entered into a $200 million NORTEL Facility. The following summary of the material terms and provisions of the NORTEL Facility does not purport to be complete and is subject to and qualified in its entirety by reference to the NORTEL Facility, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


     Pursuant to the NORTEL Facility, NORTEL has agreed to make loans to Western PCS II (the "NORTEL Loans"), on a revolving credit basis, in an aggregate principal amount not to exceed $200 million outstanding at any time through June 30, 2000. On such date the then outstanding principal amount of the NORTEL Loans convert to a three and one-half year term loan with the final payment due on December 31, 2003. Western PCS II's ability to borrow funds under the NORTEL Facility is subject to compliance with certain operating covenants set forth therein. Borrowings under the NORTEL Facility also are limited based on formulas related to the amount of purchases under the Project and Supply Agreement and the amount of purchases of PCS equipment from NORTEL or other vendors for use in Western PCS II's PCS systems. The NORTEL Facility currently limits borrowings to $76.8 million until the PCS licenses are final. The Company expects to amend the NORTEL Facility to remove such condition. See "Risk Factors -- Finality of PCS Auctions."


     Borrowings under the NORTEL Facility bear interest, at Western PCS II's option, at an annual rate of interest equal to either (i) the greater of (x) the prime rate of The Toronto-Dominion Bank, New York Branch, or (y) the Federal Funds rate plus 5/8%, plus in either event 1.50%, or (ii) the LIBOR rate plus 2.50%.

     The NORTEL Facility contains affirmative covenants of Western PCS II, including, among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness and delivery of financial and other information. The NORTEL Facility requires that Western PCS II comply with certain financial tests and maintain certain financial ratios. The NORTEL Facility contains, among others, covenants of Western PCS II relating to minimum gross revenues and the ratio of cash coverage (as defined in the NORTEL Facility) to operating cash flow (as defined in the NORTEL Facility). In addition, Western PCS II is required to make certain repayments of the NORTEL Facility from certain asset sales and excess cash flow. The NORTEL Facility also contains certain restrictive covenants which impose restrictions and/or limitations on the operations and activities of Western PCS II including, among other things, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments or acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to its stockholder or material transactions with an affiliate on terms less favorable than those obtainable from a non-affiliate.

     The NORTEL Facility provides for various events of default including, without limitation, interest and payment defaults, breach of Western PCS II's covenants, agreements, representations and warranties under the NORTEL Facility, cross defaults to certain other indebtedness, including the Credit Facility, judgments in excess of $1 million which remain undischarged for a period of 30 days, bankruptcy or similar proceedings, revocation of any material FCC license, the termination of the Project and Supply Agreement prior to the satisfaction of certain conditions and the failure of the Company to beneficially own and control, directly or indirectly, a majority of Western PCS II's capital stock or shares entitling the Company to elect a majority of Western PCS II's board of directors.

     The repayment of the NORTEL Loans is secured by, among other things, a pledge of all of the outstanding capital stock and a grant of a security interest in all of the assets of Western PCS II to NORTEL.

SENIOR SUBORDINATED NOTES

     The Company is offering $150 million principal amount of Senior Subordinated Notes Due 2006 in the Debt Offering for estimated net proceeds of $144.7 million. The Senior Subordinated Notes will be issued pursuant to the Indenture. See "Use of Proceeds."

     The Senior Subordinated Notes mature in 2006. Interest on the Senior Subordinated Notes will accrue and be payable semi-annually. The Senior Subordinated Notes are callable after 2001 and prior thereto under certain circumstances. The Credit Facility prohibits the repayment of all or any portion of the principal amount of the Senior Subordinated Notes prior to the repayment of all indebtedness under the Credit Facility. See "Description of Indebtedness -- Credit Facility."

     The Indenture relating to the Senior Subordinated Notes contains, among others, covenants with respect to incurrence of indebtedness, preferred stock of subsidiaries, restricted payments, distributions and transfers by subsidiaries, subordinated liens, certain asset dispositions, issuances and sales of capital stock of wholly-owned subsidiaries, transactions with affiliates and related persons and mergers, consolidations and certain sales of assets. The indebtedness covenant limits the incurrence of indebtedness by the Company based on the Company's ratio of indebtedness to EBITDA; provided, however, that such limitation does not prohibit, among other exceptions, indebtedness incurred or committed by the Company for the acquisition, construction or improvement of assets in the wireless communications business.

     The Senior Subordinated Notes are subordinate in right of payment to the Credit Facility and the NORTEL Facility.

     The closing of the Debt Offering is conditioned on the closing of the Offerings and the Company may elect not to consummate the Debt Offering. The closing of the Offerings is not conditioned on the closing of the Debt Offering.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL

     The names, ages and positions of the executive officers and directors of the Company are listed below along with their business experience during the past five years. The business address of all officers of the Company is 2001 NW Sammamish Road, Issaquah, Washington 98027. All of these individuals are citizens of the United States. The Company's Board of Directors currently consists of six directors and one board seat that is vacant. Directors are elected at the annual meeting of shareholders to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers of the Company are appointed at the Board's first meeting after each annual meeting of shareholders. No family relationships exist among any of the directors or executive officers of the Company, except for Mr. Stanton and Ms. Gillespie, who are married to each other. See "-- Board of Directors."

                       NAME                          AGE                POSITION
- ---------------------------------------------------  ---     -------------------------------
John W. Stanton....................................  40      Chairman, Director and Chief
                                                             Executive Officer
Donald Guthrie.....................................  40      Vice Chairman
Robert R. Stapleton................................  38      President
Mikal J. Thomsen...................................  40      Chief Operating Officer
Theresa E. Gillespie...............................  43      Chief Financial Officer
Alan R. Bender.....................................  41      Secretary, Senior Vice
                                                             President and General Counsel
Cregg B. Baumbaugh.................................  39      Senior Vice President --
                                                             Corporate Development
Timothy R. Wong....................................  40      Vice President -- Engineering
Bradley J. Horwitz.................................  40      Vice President -- International
Nastashia Stoneman Press...........................  35      Principal Accounting Officer
David A. Bayer.....................................  56      Director
John L. Bunce, Jr..................................  37      Director
Mitchell R. Cohen..................................  32      Director
Jonathan M. Nelson.................................  39      Director
Terence M. O'Toole.................................  37      Director

     John W. Stanton has been a director, Chairman of the Board and Chief Executive Officer of the Company since its formation in July 1994. Mr. Stanton has been Chief Executive Officer of GCC since March 1992, and was Chairman of the Board of GCC from March 1992 to December 1995. Mr. Stanton has served as Chairman of the Board and Chief Executive Officer of PN Cellular, Inc. ("PN Cellular"), the former General Partner of MCLP since its formation in October 1992. Mr. Stanton served as a director of McCaw Cellular Communications, Inc. ("McCaw") from 1986 to 1994, and as a director of LIN Broadcasting Corporation ("LIN Broadcasting") from 1990 to 1994, during which time it was a publicly traded company. From 1983 to 1991, Mr. Stanton served in various capacities with McCaw, serving as Vice-Chairman of the Board of McCaw from 1988 to September 1991 and as Chief Operating Officer of McCaw from 1985 to 1988. Mr. Stanton is also a member of the Board of Directors of each of Interpoint, Inc. and SmarTone (Hong Kong). In addition, Mr. Stanton is a trustee of Whitman College, a private college. Mr. Stanton is currently a director of the CTIA. Mr. Stanton is married to Ms. Gillespie.

     Donald Guthrie has been Vice Chairman of the Company since November 1995. From 1986 to October 1995, he served as Senior Vice President and Treasurer of McCaw and, from 1990 to October 1995, he served as Senior Vice
President -- Finance of LIN Broadcasting.

     Robert R. Stapleton has been President of the Company since its formation in July 1994, and President of GCC since November 1992. From August 1989 to November 1992, he served in various positions with GCC, including Chief Operating Officer and Vice President of Operations. From 1984 to 1989, Mr. Stapleton was employed by mobile communications subsidiaries of Pacific Telesis, Inc., which now are affiliated with AirTouch Communications.

     Mikal J. Thomsen has been Chief Operating Officer of the Company since its formation in July 1994. Mr. Thomsen was a director and Chief Operating Officer of MCLP and its predecessor from its inception in 1991 until the Company's formation in July 1994. From 1983 to 1991, Mr. Thomsen held various positions at McCaw, serving as General Manager of its International Division from 1990 to 1991 and as General Manager of its West Florida Region from 1987 to 1990.

     Theresa E. Gillespie has been Chief Financial Officer of the Company since its formation in July 1994. Ms. Gillespie was Chief Financial Officer of MCLP and its predecessor since its inception in 1991 until the Company's formation in July 1994. Ms. Gillespie has been Chief Financial Officer of certain entities controlled by Mr. Stanton and Ms. Gillespie since 1988. From 1986 to 1987, Ms. Gillespie was Senior Vice President and Controller of McCaw. From 1975 to 1986 she was employed by a national public accounting firm. Ms. Gillespie is married to Mr. Stanton.

     Alan R. Bender has been Secretary, Senior Vice President and General Counsel of the Company since its formation in July 1994. Mr. Bender joined GCC in April 1990, as Senior Counsel, and was named Secretary in June 1990, General Counsel in August 1990 and Vice President in March 1992. From 1988 to 1990, Mr. Bender was Vice President and Senior Counsel of Equitec Financial Group, Inc., a subsidiary of PacifiCorp Inc.

     Cregg B. Baumbaugh has been Senior Vice President -- Corporate Development of the Company since its formation in July 1994. From November 1989 through the present, he has served in various positions with GCC, including Vice
President -- Business Development. From 1986 to 1989, Mr. Baumbaugh was employed by The First Boston Corporation.

     Timothy R. Wong has been Vice President -- Engineering of the Company since January 1996. From 1990 to 1995, Mr. Wong held various positions at U S WEST Cellular, serving as Executive Director -- Engineering and Operations from 1994 to 1995, Director of Wireless Systems Engineering in 1993, Manager of International Wireless Engineering in 1992, and Manager -- Systems Design from 1990 to 1991.

     Bradley J. Horwitz has been Vice President -- International of the Company and President of Western Wireless International Corporation, a subsidiary of the Company, since November 1995. From 1983 to 1995, Mr. Horwitz held various positions at McCaw, serving as Vice President -- International Operations from 1992 to 1995, Director -- Business Development from 1990 to 1992 and Director of Paging Operations from 1986 to 1990.

     Nastashia Stoneman Press has been Principal Accounting Officer since December 1995. Ms. Press was Controller of the Company from its formation in July 1994 to December 1995, and Controller of MCLP from April 1992 to the Company's formation in July 1994. From 1989 to 1992, Ms. Press was Controller of Institutional Communications Company. From 1983 to 1989, she held various accounting and finance positions at MCI Communications Corporation.

     David A. Bayer has been a director of the Company since its formation in July 1994. Mr. Bayer was a director of GCC from February 1993 to December 1995. Since November 1991, Mr. Bayer has been the President and owner of dbX Corporation. Mr. Bayer currently is a director of MobileMedia Corporation ("MobileMedia").

     John L. Bunce, Jr. has been a director of the Company since its formation in July 1994. Mr. Bunce was a director of GCC from March 1992 to December 1995. Mr. Bunce is a general partner of Hellman & Friedman, a private investment firm, having joined Hellman & Friedman as an associate in 1988. Mr. Bunce currently is a director of MobileMedia.

     Mitchell R. Cohen has been a director of the Company since its formation in July 1994. Mr. Cohen was a director of GCC from March 1992 to December 1995. Mr. Cohen is a general partner of Hellman & Friedman, having joined Hellman & Friedman as an associate in July 1989. From 1986 to 1989, Mr. Cohen was employed by Shearson Lehman Hutton, Inc. Mr. Cohen currently is a director of MobileMedia and Matrix Telecommunications Limited.

     Jonathan M. Nelson has been a director of the Company since its formation in July 1994. Mr. Nelson is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence Media Partners L.P. ("Providence"), a private equity fund. Since 1986, Mr. Nelson has been a managing director of Narragansett Capital, Inc., a private management company for three separate equity investment funds. Mr. Nelson is currently a director of Wellman, Inc., Brooks Fiber Properties Inc. and CellNet Data Systems.

     Terence M. O'Toole has been a director of the Company since its formation in July 1994. Mr. O'Toole joined Goldman, Sachs & Co. ("Goldman Sachs") in 1983 and became a Vice President in April 1988 and a general partner in November 1992. He is currently a director of Insilco Corporation, a diversified industrial holding company.

     GCC filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in October 1991 and, pursuant to a pre-packaged plan, emerged from bankruptcy in March 1992 under the controlling ownership of the Hellman & Friedman Entities. Mr. Stapleton and Mr. Bender at the time of the filing of the voluntary petition were executive officers of GCC, continue to be executive officers of GCC and now concurrently serve as executive officers of the Company.

BOARD OF DIRECTORS

     Each member of the Board of Directors has been elected pursuant to a stockholders agreement among certain of the Company's principal shareholders entered into in connection with the Business Combination (the "Stockholders Agreement"). Under the terms of the Stockholders Agreement, the current Board of Directors consists of the Company's Chief Executive Officer (John W. Stanton), three designees of Hellman & Friedman (John L. Bunce, Jr., Mitchell R. Cohen and David A. Bayer), one designee of Goldman Sachs (Terence M. O'Toole), one designee of Providence (Jonathan M. Nelson) and one designee selected by Providence and Mr. Stanton (which position is currently vacant). The provisions of the Stockholders Agreement, other than provisions providing for registration rights, will terminate on the closing of the Offerings. Certain of such shareholders will be parties to a new Shareholders Agreement relating to the election of directors. See "Certain Transactions."

     The Executive Committee is currently comprised of Messrs. Stanton, Bunce and O'Toole, and the Compensation Committee is currently comprised of Messrs. Cohen, Nelson and Bayer. The Audit Committee is currently comprised of Messrs. Cohen, Nelson and Bayer and is responsible for recommending to the Board of Directors the engagement of the independent public accountants of the Company and reviewing with the independent public accountants the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent public accountants.

     The Washington Business Corporation Act (the "Washington Business Act") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Articles of Incorporation and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions, and to purchase director's and officer's liability insurance. The effect of such provisions is to indemnify the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company, to the fullest extent permitted by law.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid in 1995 to the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                                                     AWARDS
                                                                  ------------
                                        ANNUAL COMPENSATION        SECURITIES
                                      -----------------------      UNDERLYING         ALL OTHER
                                                      BONUS       OPTIONS/SARS     COMPENSATION(1)
    NAME AND PRINCIPAL POSITION       SALARY ($)       ($)            (#)                ($)
- ------------------------------------  ----------     --------     ------------     ---------------
John W. Stanton.....................    $120,000     $180,000              0           $ 4,500
  Chairman & Chief Executive Officer
Robert R. Stapleton.................     139,461      100,000        139,500             4,500
  President
Mikal J. Thomsen....................     134,375       65,000        124,000             4,500
  Chief Operating Officer
Theresa E. Gillespie................     119,167       80,000        100,750             4,500
  Chief Financial Officer
Alan R. Bender......................     124,000       72,000         77,500             4,500
  Secretary, Senior Vice President
  and General Counsel
Cregg B. Baumbaugh..................     124,000       72,000         77,500             4,500
  Senior Vice President -- Corporate
  Development

- ---------------
(1) Company paid matching contributions to the Company's 401(k) Profit Sharing Plan and Trust.

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1995 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                              REALIZABLE
                                                                                               VALUE AT
                                               INDIVIDUAL GRANTS                                ASSUMED
                          ------------------------------------------------------------       ANNUAL RATES
                            NUMBER OF     PERCENT OF TOTAL                                  OF STOCK PRICE
                          SECURITIES OF     OPTIONS/SARS                                   APPRECIATION FOR
                           UNDERLYING        GRANTED TO      EXERCISE OR                    OPTION TERM(2)
                          OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------
          NAME            GRANTED(#)(1)     FISCAL YEAR       ($/SHARE)      DATE(1)        5%         10%
- ------------------------  -------------   ----------------   ------------   ----------   --------   ----------
John W. Stanton.........           0                0%          $    0              0    $      0   $        0
Robert R. Stapleton.....     139,500               10            11.29        7/29/05     992,250    2,504,250
Mikal J. Thomsen........     124,000                9            11.29        7/29/05     882,000    2,226,000
Theresa E. Gillespie....     100,750                7            11.29        7/29/05     716,625    1,808,625
Alan R. Bender..........      77,500                5            11.29        7/29/05     551,250    1,391,250
Cregg B. Baumbaugh......      77,500                5            11.29        7/29/05     551,250    1,391,250

- ---------------
(1) These options have terms of ten years from the date of grant, July 29, 1995, and become exercisable as to 25% of the shares on the first anniversary and an additional 25% every year thereafter until such options are fully exercisable, provided that such officer remains continuously employed by the Company.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Common Stock over the terms of the options. The 5% and 10% numbers are calculated based on rules required by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to each of the Named Executive Officers concerning the exercise of stock options and unexercised stock options held at December 31, 1995.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         NUMBER OF                        OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                          SHARES                        FISCAL YEAR-END (#)          AT FISCAL YEAR-END($)
                        ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------- -----------   -----------   -----------   -------------   -----------   -------------
John W. Stanton........      0             0                0              0      $         0    $         0
Robert R. Stapleton....      0             0          470,168        211,833        8,938,825      2,491,321
Mikal J. Thomsen.......      0             0           36,168        196,333          463,782      2,317,553
Theresa E. Gillespie...      0             0           28,933        158,618          371,008      1,871,436
Alan R. Bender.........      0             0          182,900        120,900        3,420,277      1,425,293
Cregg B. Baumbaugh.....      0             0          181,868        118,833        3,407,051      1,398,788

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Messrs. Stanton, Stapleton, Thomsen, Bender and Baumbaugh and Ms. Gillespie, pursuant to which such persons serve as executive officers of the Company. Each agreement provides that such person's employment by the Company may be terminated by the Company at any time, with or without cause (as such term is defined in the agreements). The agreements provide for initial annual base compensation of $180,000, $150,000, $140,000, $130,000, $130,000 and $130,000, respectively, and provide each executive officer an opportunity to earn an annual bonus, as determined by the Board of Directors of the Company, targeted at 100%, 70%, 60%, 60%, 60% and 60%, respectively, of such person's base compensation. Each such agreement provides that, in the event of an involuntary termination (as defined therein) for other than cause (1) such executive officer will be entitled to receive a severance payment in an amount equal to any accrued but unpaid existing annual targeted incentive bonus through the date of termination, 12 months of such executive's then base compensation, and an amount equal to 12 months of such executive's existing annual targeted incentive bonus, (2) the Company will, at its expense, make all specified insurance payment benefits on behalf of such executive officer and his or her dependents for 12 months following such involuntary termination and (3) with respect to any stock options previously granted to each executive officer which remain unvested at the time of involuntary termination, there shall be immediate vesting of that portion of each such grant of any unvested stock options equal to the product of the total number of such unvested options under such grant multiplied by a fraction, the numerator of which is the sum of the number of days from the date on which the last vesting of options under such grant occurred to and including the date of termination plus 365, and the denominator of which is the number of days remaining from the date on which the last vesting of options under such grant occurred to and including the date on which the final vesting under such grant would have occurred absent the termination. Mr. Stapleton's agreement provides for an immediate vesting of all options upon his involuntary termination for other than cause. Among other things, an executive officer's death or permanent disability will be deemed an involuntary termination for other than cause. In addition, each agreement provides for full vesting of all stock options granted upon a change of control (as such term is defined in the stock option agreements with the executive officer) of the Company.


     Each such employment agreement further provides that the Company has entered or will enter into an indemnification agreement with such executive officer pursuant to which the Company will agree to indemnify the executive officer against certain liabilities arising by reason of the executive officer's affiliation with the Company. Pursuant to the terms of each employment agreement, each executive officer agrees that during such executive officer's employment with the Company and for one year following the termination of such executive officer's employment with the Company for any reason, such executive officer will not engage in a business which is substantially the same as or similar to the business of the Company and which competes within the applicable commercial mobile radio services markets serviced by the Company. Mr. Stanton's agreement provides that such prohibition shall not preclude Mr. Stanton's investment in other companies engaged in the wireless communications business or his ability to serve as a director of other companies engaged in the wireless communications business, in each case subject to his fiduciary duties as a director of the Company. See "Risk Factors -- Dependence Upon Key Personnel. "


     All key employees of the Company have executed a non-compete agreement containing provisions substantially similar to those set forth in the employment agreements described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board was formed in July 1994. None of the members was at any time during the fiscal year ended December 31, 1995, or at any other time, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION OF DIRECTORS

     Directors of the Company currently receive no compensation for serving on the Board. Directors are not reimbursed for their out-of-pocket expenses incurred in connection with attendance at meetings of, and other activities relating to serving on, the Board of Directors and any committees thereof. The Board of Directors may consider alternative compensation arrangements for the directors from time to time.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1996, and as adjusted to reflect the sale of the Class A Common Stock offered in the Offerings, by (i) each Selling Shareholder, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock; (iii) each director of the Company;
(iv) each Named Executive Officer of the Company; and (v) all directors and officers as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares, subject to community property laws, where applicable, and the information contained in the notes to the table. Prior to the Offerings, there were no shares of Class A Common Stock outstanding and thus information relating to the number and percentage of shares beneficially owned prior to the Offerings is based on shares of Class B Common Stock only. Shares of Class B Common Stock sold by the Selling Shareholders will convert to Class A Common Stock upon their sale in the Offerings. Information relating to percentage beneficially owned following the Offerings is based on shares of Class A Common Stock and Class B Common Stock. See "Description of Capital Stock."

                                                                                   PERCENTAGE
                                                                               BENEFICIALLY OWNED
                                                                          -----------------------------
                                            SHARES          SHARES        PRIOR TO
                                         BENEFICIALLY     SOLD IN THE        THE         FOLLOWING THE
           NAME AND ADDRESS                OWNED(1)        OFFERINGS      OFFERINGS      OFFERINGS(2)
- ---------------------------------------  ------------     -----------     ---------     ---------------
Hellman & Friedman(3)(6)...............    25,163,997              --        42.9%            37.2%
  One Maritime Plaza, 12th Floor
  San Francisco, CA 94111


The Goldman Sachs Group, L.P. and
  related investors(4)(6)..............    12,099,029              --        20.6             17.9
  85 Broad Street, 19th Floor
  New York, New York 10004
John W. Stanton and
  Theresa E. Gillespie(5)(6)(7)........     6,236,423              --        10.6              9.2
  2001 NW Sammamish Road
  Issaquah, Washington 98027
Providence Media Partners L.P.(6)......     3,886,591              --         6.6              5.7
  c/o Providence Ventures, Inc.
  900 Fleet Center
  50 Kennedy Plaza
  Providence, RI 02903
Robert A. Stapleton(7).................       480,355              --           *                *
Mikal J. Thomsen(7)(8).................       411,141              --           *                *
Alan R. Bender(7)......................       206,417              --           *                *
Cregg B. Baumbaugh(7)..................       200,158              --           *                *
David A. Bayer(9)......................       818,159              --         1.4              1.2
John L. Bunce, Jr.(10).................    25,163,997              --        42.9             37.2
Mitchell R. Cohen(10)..................    25,163,997              --        42.9             37.2
Terence M. O'Toole(11).................    12,099,029              --        20.6             17.9
Jonathan M. Nelson(12).................     3,886,591              --         6.6              5.7
All directors and executive officers as
  a group (13 persons)(7)..............    49,641,575              --        83.2             72.3
M.L. Media Opportunity Partners
  L.P.(13).............................     1,090,162       1,090,162         1.9               --
Media Communications Partners II
  Limited Partnership(14)..............     2,543,957         848,700         4.3              2.5
Media Communications Investors
  Limited Partnership(14)..............       120,318          40,138           *                *
John C. Rathe Trust....................         6,200           6,200           *               --

- ---------------
  *   Less than 1% of the outstanding shares of Common Stock.

 (1) Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

 (2) Assumes no exercise of the Underwriters' over-allotment options.

 (3) Consists of shares held by Hellman & Friedman Capital Partners II, L.P. ("HFCP"), H&F Orchard Partners, L.P. ("HFOP") and H&F International Partners, L.P. ("HFIP"), which are in turn beneficially owned by their respective general partners and Warren Hellman, individually and as a trustee of The Hellman Family Revocable Trust dated December 17, 1984 (the "Hellman Trust" and with HFCP, HFOP and HFIP, the "Hellman Entities"), and Tully M. Friedman, individually and as the trustee of The Tully M. Friedman Revocable Trust UAD January 3, 1980 (the "Friedman Trust" and with Hellman Entities, the "Hellman & Friedman Entities"). HFCP owns of record 22,727,539 shares of Class B Common Stock, HFOP owns of record 2,033,024 shares of Common Stock and HFIP owns of record 403,434 shares of Class B Common Stock. HFCP, HFOP and HFIP are California limited partnerships, the sole general partners of which are entities indirectly controlled by the Hellman Trust and the Friedman Trust. The principal business of each of such partnerships is to make strategic investments in a variety of special situations, including restructurings, recapitalizations and buyouts. Hellman is a trustee of the Hellman Trust and Friedman is a trustee of the Friedman Trust. Each of Hellman and Friedman is a citizen of the United States. Hellman and Friedman, individually and as trustees of the respective trusts, share voting and investment power with respect to the shares of Class B Common Stock held by the Hellman & Friedman Entities.

 (4) Consists of (i) 11,096,078 shares of Class B Common Stock held of record by GS Capital Partners, L.P. ("GS Capital"), (ii) 580,813 shares of Class B Common Stock held of record by Stone Street Fund 1992, L.P. ("Stone Street"), (iii) 337,163 shares of Class B Common Stock held of record by Bridge Street Fund 1992, L.P. ("Bridge Street") and (iv) 84,975 shares of Class B Common stock held of record by The Goldman Sachs Group, L.P. ("GS Group"). Each of GS Capital, Stone Street and Bridge Street is an investment limited partnership, the general partner, the managing general partner or the managing partner of which is an affiliate of GS Group. GS Group disclaims beneficial ownership of shares held by such investment partnerships to the extent partnership interests in such partnerships are held by persons other than GS Group and its affiliates.

 (5) Consists of (i) 1,686,069 shares of Class B Common Stock held of record by PN Cellular, which is 78% owned and controlled by Mr. Stanton and Ms. Gillespie, (ii) 1,274,520 shares of Class B Common Stock held of record by Stanton Communications Corporation ("SCC"), which is substantially owned and controlled by Mr. Stanton and Ms. Gillespie, (iii) 3,087,464 shares of Class B Common Stock held by Mr. Stanton and Ms. Gillespie, as joint tenants, and (iv) 159,437 shares of Class B Common Stock held of record by The Stanton Family Trust. Mr. Stanton and Ms. Gillespie are married and share voting and investment power with respect to the shares jointly owned by them, as well as the shares held of record of PN Cellular, SCC and The Stanton Family Trust.

 (6) Parties or affiliates of parties to the Shareholders Agreement, which provides that the parties thereto will vote their shares of Common Stock in favor of the election as directors of the Company, the Chief Executive Officer of the Company, one person designated by Stanton and Providence, one person designated by Goldman Sachs, two persons designated by the Hellman & Friedman Entities and one person selected by a majority of such designated persons, subject to the ownership requirements set forth therein. See "Certain Transactions."

 (7) Includes aggregate exercisable options to purchase Class B Common Stock; does not include unexercisable options. May include stock jointly or separately owned with or by spouse.

 (8) Mr. Thomsen jointly holds voting and investment power with respect to all of such shares with Lynn C. Thomsen, his wife, except for shares issued or issuable upon the exercise of stock options. Includes 172,484 shares of Class B Common Stock beneficially owned by

     Mr. Thomsen through his ownership of approximately 10.2% of PN Cellular. Mr. Thomsen does not have voting control over such shares.

 (9) All of such shares are owned by Bayer Investment Group. The David A. Bayer Trust, of which Mr. Bayer is the trustee, is the managing general partner of Bayer Investment Group. As a result, Mr. Bayer could be deemed to own beneficially 100% of the shares of Class B Common Stock held by Bayer Investment Group.

(10) Mr. Bunce and Mr. Cohen may each be deemed to be the owner of the 25,163,997 shares of Class B Common Stock owned by the Hellman & Friedman Entities as they are general partners of Hellman & Friedman. Each of Mr. Bunce and Mr. Cohen disclaim beneficial ownership of shares held by the Hellman & Friedman Entities to the extent interests in such entities are held by persons other than such individual.

(11) Mr. O'Toole may be deemed to be the owner of the 12,099,029 shares of Class B Common Stock owned by affiliates of Goldman Sachs, an investment banking firm of which he is a general partner. Mr. O'Toole disclaims beneficial ownership of shares held by affiliates of Goldman Sachs to the extent interests in such entities are held by persons other than Mr. O'Toole.

(12) Mr. Nelson may be deemed to be the owner of the 3,886,591 shares of Class B Common Stock owned by Providence, as he is a managing general partner of Providence Ventures, L.P., the general partner of the general partner of Providence. Mr. Nelson disclaims beneficial ownership of shares held by Providence to the extent interests in Providence are held by persons other than Mr. Nelson.

(13) M.L. Media Opportunity Partners is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").


(14) Media Communications Partners II Limited Partnership ("Media Partners") and Media Communications Investors Limited Partnership ("Media Investors") are Delaware limited partnerships, the general partners of which are entities controlled by David D. Croll, Richard C. Churchill, Jr., Stephen F. Gormley and James F. Wade. Messrs. Croll, Churchill, Gormley and Wade each may be deemed to be the owner of the 1,695,257 and 80,180 shares of Class B Common Stock owned by Media Partners and Media Investors, respectively, following the Offerings. Each of Messrs. Croll, Churchill, Gormley and Wade disclaim beneficial ownership of shares held by Media Partners and Media Investors to the extent interests in such entities are held by persons other than such individual.

                              CERTAIN TRANSACTIONS

     In November 1993, the Hellman & Friedman Entities, Mr. Bayer, Mr. Stanton and Ms. Gillespie each exercised rights to purchase shares of common stock of GCC (the "GCC Stock"), which subsequently were exchanged for Class B Common Stock. See "Principal and Selling Shareholders."

     In 1993, prior to the Business Combination, GCC and MCLP exchanged certain cellular systems owned by each of them.

     Western Wireless Corporation was formed in July 1994 as part of the Business Combination involving GCC, MCLP, Mr. Stanton and Ms. Gillespie and PN Cellular. Immediately prior to the Business Combination, MCLP owned directly and indirectly 2.5% of the outstanding shares of GCC Stock and a subsidiary of GCC owned a 9.7% limited partnership interest in MCLP and 10% of the general partner of MCLP. Pursuant to the Business Combination, Western Wireless Corporation acquired approximately 95% of the outstanding shares of GCC Stock from certain GCC stockholders in exchange for Class B Common Stock (the "GCC Exchange"). Of the 45,042,681 shares of Class B Common Stock issued in the Business Combination, 51.9% were issued to GCC stockholders, 46.2% were issued to the partners of MCLP and 1.9% were issued in connection with interests acquired from Mr. Stanton and Ms. Gillespie and their affiliates. Simultaneously with the GCC Exchange, Western Wireless Corporation acquired all of the general and limited partnership interests of MCLP in exchange for Class B Common Stock. As part of the Business Combination, Western Wireless Corporation also acquired the remaining ownership interests in a corporation controlled by Mr. Stanton and Ms. Gillespie in which MCLP had a minority interest and in other partnerships controlled by MCLP, Mr. Stanton and Ms. Gillespie in exchange for Class B Common Stock. As a result of the Business Combination and a series of related transactions, Western Wireless Corporation holds indirectly all of the assets formerly held by MCLP, and GCC is a wholly-owned subsidiary of Western Wireless Corporation.

     In connection with the Business Combination, certain holders of GCC Stock and certain holders of limited partnership interests in MCLP entered into the Stockholders Agreement. The parties to the Stockholders Agreement beneficially own approximately 92% of the Company's outstanding Common Stock prior to the Offerings. The provisions of the Stockholders Agreement, other than the provisions relating to registration rights, will terminate at the closing of the Offerings. See "Shares Eligible for Future Sale -- Registration Rights" and "Management -- Board of Directors."

     Concurrently with the execution of the Stockholders Agreement, the Hellman & Friedman Entities, Mr. Stanton, Ms. Gillespie, PN Cellular, The Stanton Family Trust and SCC (collectively, the "Stanton Entities"), GS Capital, Stone Street, Bridge Street and GS Group (collectively, the "Goldman Sachs Entities") and certain other shareholders entered into a Voting Agreement, which was to be effective only upon the consummation of an initial public offering. The Voting Agreement, which was superseded by the Shareholders Agreement, provided generally that each of the Hellman & Friedman Entities, the Stanton Entities and the Goldman Sachs Entities would vote their shares of Common Stock for one member of the Board of Directors designated by each of the others so long as each of the others beneficially owns at least 7 1/2% of the outstanding shares of Common Stock of the Company. In connection with the Offerings, the Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence will enter into the Shareholders Agreement, which will be effective only upon consummation of the U.S. Offering, will supersede the Voting Agreement and, with respect to election of directors of the Company, will provide that each of the Hellman & Friedman Entities, the Stanton Entities, the Goldman Sachs Entities and Providence shall vote their shares of Common Stock to elect a Board of Directors which will include (but not necessarily be limited to) the following six members: (i) the Chief Executive Officer of the Company, (ii) so long as the Hellman & Friedman Entities beneficially own at least (A) 15% of the total voting power (as defined in the Shareholders Agreement) of the Company, two persons designated by the Hellman & Friedman Entities or (B) 7 1/2% of the total voting power of the

Company, one person designated by the Hellman & Friedman Entities, (iii) so long as the Goldman Sachs Entities beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by Goldman Sachs, (iv) so long as the Stanton Entities and Providence collectively beneficially own at least 7 1/2% of the total voting power of the Company, one person designated by majority vote of the Stanton Entities and Providence (such designee being in addition to Mr. Stanton if he is then serving on the Board of Directors by reason of being the Chief Executive Officer of the Company); the Stanton Entities will agree that so long as Mr. Stanton is serving as Chief Executive Officer and Providence owns at least 75% of the shares of Common Stock it beneficially owns at the date of execution of the Shareholders Agreement, the Stanton Entities shall vote their shares of Common Stock for one member of the Board of Directors designated by Providence; and (v) one member of the Board of Directors of the Company selected by a majority of the persons selected as described above. The Shareholders Agreement will further provide that so long as the Hellman & Friedman Entities hold shares of Common Stock having voting power (as defined in the Shareholders Agreement) in excess of 49.9% of the total voting power, then for so long as the Hellman & Friedman Entities shall hold shares of Common Stock having voting power in excess of the aforesaid percentage, it shall abstain from voting that number of shares of Common Stock which gives it more votes than the aforesaid percentage. Such agreement will have a term of 10 years. The Goldman Sachs Entities also are limited in their voting power pursuant to provisions of the Company's Articles of Incorporation. See "Description of Capital Stock -- Certain Articles of Incorporation, Bylaws and Statutory Provisions Affecting Shareholders - Regulated Shareholders."

     In the second quarter of 1995, in order to finance the acquisition of broadband MTA PCS licenses through auctions conducted by the FCC, a number of the Company's current shareholders and their affiliates purchased shares of non-voting, convertible Series A Preferred Stock (the "PCS Preferred Stock") of Western PCS, all the outstanding common stock of which was held by the Company, for a total purchase price of $149,499,980. The PCS Preferred Stock was exchangeable into shares of Class B Common Stock. The purchasers of the PCS Preferred Stock were the Hellman & Friedman Entities, Goldman Sachs Entities, Mr. Stanton and Ms. Gillespie, Providence, Bayer Investment Group and Toronto Dominion Investments, Inc. To secure their purchase commitments prior to the purchase, the subscribers agreed to pledge shares of the Company's stock or provide loans to the Company. Loans aggregating approximately $13,850,000 were made to the Company by subscribers. At the time of the purchase, the pledged shares were released and the loans (including accrued interest in the amount of $226,000) converted to equity in partial satisfaction of the purchase price. On June 26, 1995, the Company caused the exchange of the PCS Preferred Stock into Class B Common Stock, leaving Western PCS as a wholly-owned subsidiary of the Company and resulting in the issuance of 13,241,443 shares of Class B Common Stock to the purchasers in exchange for the PCS Preferred Stock.

     In July 1995, in connection with a private offering by the Company to all GCC stockholders who were accredited investors to exchange their GCC Stock for Class B Common Stock, Mr. Stapleton, Mr. Bender and Mr. Baumbaugh exchanged 30, 73 and 56 shares of GCC Stock for 9,300, 22,630 and 17,360 shares of Class B Common Stock, respectively.


     In November 1995, a wholly-owned subsidiary of the Company and Cook Inlet PV/SS PCS Partners, L.P. (the "General Partner") formed a limited partnership, Cook Inlet PCS, to participate in the PCS C Block auction. Providence is a limited partner of the General Partner of Cook Inlet PCS. The General Partner is not otherwise affiliated with the Company. In connection with the formation of Cook Inlet PCS, the Company granted to each partner of the General Partner the right, during a specified period, to exchange its partnership interest in the General Partner for shares of Class B Common Stock, the number of shares to be based on the partners' capital contributions to the General Partner. Providence has the right to exchange its partnership interest in the General Partner for up to 122,140 shares of Class B Common Stock.


     In December 1995, GS Capital Partners Media Holding I, L.P., an affiliate of Goldman Sachs, terminated and distributed the 3,842,531 shares of Class B Common Stock registered in its name to its partners, GS Capital and GS Capital Partners Media Holding I, Inc., both of which are affiliates of Goldman Sachs. Following such distribution, GS Capital Partners Media Holding I, Inc. merged with and into the Company and the shares of Class B Common Stock owned by GS Capital Partners Media Holding I, Inc. were canceled and a like number of shares of Class B Common Stock were issued to GS Capital. GS Capital reimbursed the Company for all of the out-of-pocket expenses incurred by it in connection with this transaction.

     In February 1996, the Company acquired, through mergers intended to be tax-free reorganizations, Palouse Paging, Inc. ("Palouse") and Sawtooth Paging, Inc. ("Sawtooth"), paging system operators that provide services in some markets in which the Company operates its cellular systems. Prior to the acquisitions, Mr. Stanton and Ms. Gillespie had a significant ownership interest in each of Palouse and Sawtooth. The acquisitions, each of which was approved by the Company's Board of Directors in September 1995, contemplated a per share value of the Common Stock of $11.29 for purposes of the exchange. The value of each of Palouse and Sawtooth was determined by the disinterested directors of the Company's Board of Directors. Mr. Stanton and Ms. Gillespie together had independent legal representation in connection with the acquisitions and Mr. Stanton did not participate in either the Board of Directors' decision as to whether to complete the transaction or its determination of the value to be assigned to the interests acquired. Prior to the acquisition of Palouse, Mr. Stanton and Ms. Gillespie jointly owned approximately 99% of the issued and outstanding shares of common stock of Palouse. In consideration for the acquisition, the shares of stock of Palouse were exchanged for 515,561 shares of Class B Common Stock. In connection with the acquisition, Palouse repaid Mr. Stanton and Ms. Gillespie loans in the amount of $355,000. Prior to the acquisition of Sawtooth, Mr. Stanton and Ms. Gillespie, the Company and another individual, who now is an employee of the Company, owned approximately 47%, 47% and 6%, respectively, of the issued and outstanding shares of common stock of Sawtooth. In consideration for the acquisition of Sawtooth, the issued and outstanding shares of common stock of Sawtooth owned by Mr. Stanton and Ms. Gillespie and the other individual shareholder were exchanged for 79,748 shares of Class B Common Stock. In connection with the acquisition, Sawtooth repaid Mr. Stanton and Ms. Gillespie loans in the amount of $288,000.

     Pursuant to an agreement reached in September 1995, Donald Guthrie, the Company's Vice Chairman, purchased 88,567 shares of Class B Common Stock in February 1996 for $999,950, which represents a per share price of $11.29 and he was granted options to purchase 85,250 shares of Class B Common Stock at an exercise price of $1.13 per share.

     The Company and International have entered into an agreement (the "Horwitz Agreement") with Bradley J. Horwitz, a Vice President of the Company and President of International, pursuant to which Horwitz acquired 10% of the outstanding capital stock of International for $100,000. The Company owns the balance of the outstanding capital stock of International. Under the terms of the Horwitz Agreement, under certain circumstances (including, among others, a change of control of the Company and a sale of substantially all of the assets of International) or after December 31, 1996, the Company shall have the right, and/or Mr. Horwitz shall have the right to cause the Company, to exchange shares of Class A Common Stock for all the shares of International capital stock owned by Mr. Horwitz. The number of shares of Class A Common Stock to be delivered to Mr. Horwitz is calculated in accordance with formulas (which formulas differ depending upon the circumstances causing the exchange and which number depends upon, among other things, the fair market value of the shares of International stock at the time of the exchange) and would equal 8,860 shares of Class A Common Stock based on the value of International stock on the date hereof. In addition, if the Company proposes to sell its shares of International capital stock, under certain circumstances as described in the Horwitz Agreement, the Company can require Mr. Horwitz to sell, or must obtain for Mr. Horwitz the right to sell, his shares of International capital stock at the same per share price and on the same terms as the proposed sale by the Company.

     An affiliate of Goldman Sachs is a member of the syndicate of lenders pursuant to the Credit Facility and has committed to lend to the Company up to the aggregate principal amount of $36.5 million.

     Under Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed to be an affiliate of Goldman Sachs. The Offerings and the Debt Offering are being conducted in accordance with Schedule E, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity or debt securities, the initial public offering price can be no higher, or the yield to maturity can be no lower, as applicable, than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation has served in such role and will recommend a price and a minimum yield to maturity in compliance with the requirements of Schedule E. Donaldson, Lufkin & Jenrette Securities Corporation will receive compensation from the Company in the aggregate amount of $10,000 for serving in such roles. In connection with the Offerings, Donaldson, Lufkin & Jenrette Securities Corporation in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part. See "Underwriting."


     The Company believes that the foregoing transactions were on terms as fair to the Company as those which would have been available in arm's-length negotiations. The Senior Secured Facilities and the Washington Business Act (as hereinafter defined) contain, and the Indenture will contain, provisions which limit the terms on which the Company may enter into transactions with its affiliates.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 300,000,000 shares of Class A Common Stock and Class B Common Stock, no par value, and 50,000,000 shares of preferred stock, no par value (the "Preferred Stock"). As of March 31, 1996, there were 58,731,111 shares of Class B Common Stock and no shares of Class A Common Stock issued and outstanding and the Company had 148 holders of record of its Class B Common Stock.

COMMON STOCK

     The Company has two classes of authorized Common Stock, Class A Common Stock, which is being offered in the Offerings, and Class B Common Stock. Other than with respect to voting rights, the Class A and Class B have identical rights. The Class A Common Stock has one vote per share and the Class B Common Stock has ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis immediately upon any transfer of the Class B Common Stock other than a transfer from an original holder of Class B Common Stock to certain affiliates of such holder.

     Holders of Common Stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding Preferred Stock.

     The Company's Articles of Incorporation permit the redemption of the Company's Common Stock from shareholders where necessary to protect the Company's regulatory licenses. See "Business -- Governmental Regulation."

PREFERRED STOCK

     Pursuant to its Articles of Incorporation, the Company is authorized to issue 50,000,000 shares of Preferred Stock, which may be issued from time to time in one or more classes or series or both upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each class or series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Class A Common Stock.

     The Company has no current plans to issue any Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION, BYLAWS AND STATUTORY PROVISIONS AFFECTING SHAREHOLDERS

     SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     The Company's Bylaws provide that any action required or permitted to be taken by the Company's shareholders may be effected at a duly called annual or special meeting of shareholders or by unanimous consent in writing. Additionally, the Articles of Incorporation and Bylaws provide that special meetings of the shareholders of the Company may be called only by a majority of the Board of Directors or an authorized committee thereof.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The Company's Bylaws provide that shareholders seeking to bring business before or to nominate directors at any meeting of shareholders must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than (i) with respect to an annual meeting, 120 calendar days in advance of the one-year anniversary of the date that the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting, except that if no annual meeting was held in the previous year or if the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year's proxy statement, such notice must be received by the Company a reasonable time before the Company's proxy statement is to be released and (ii) with respect to a special meeting of shareholders, a reasonable time before the Company's proxy statement is to be released. The Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude some shareholders from bringing matters before the shareholders or from making nominations for directors.

     DIRECTOR AND OFFICER INDEMNIFICATION

     The Washington Business Act provides that a Washington corporation may include provisions in its articles of incorporation relieving each of its directors of monetary liability arising out of his or her conduct as a director for breach of his or her fiduciary duty except liability for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Washington Business Act (which section relates to unlawful distributions) or
(iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled. The Company's Articles of Incorporation include such provisions.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the Washington Business Act, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors and officers, and may so indemnify and advance expenses to each of its current and former employees and agents. The Company believes the foregoing provisions are necessary to attract and retain qualified persons as directors and officers. Prior to the consummation of the Offerings, the Company intends to enter into separate indemnification agreements with each of its directors and executive officers in order to effectuate such provisions, which agreements will supersede prior indemnification agreements entered into by the Company with each of its directors and executive officers.

     REGULATED SHAREHOLDERS

     The Articles of Incorporation contain provisions that would effectively preclude each of Goldman Sachs and its affiliates and Merrill Lynch and its affiliates from voting that number of shares of Common Stock which results in either such shareholder or its affiliates having the right to vote more than 24.9% of the Company's total voting power.

     PROVISIONS AFFECTING ACQUISITIONS AND BUSINESS COMBINATIONS


     The Washington Business Act, Section 23B.19 of the Revised Code of Washington, prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires more than 10% of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the transaction or unless the aggregate amount of the cash and the market value of non-cash consideration received by holders of outstanding shares of any class or series of stock of the target corporation is equal to certain minimum amounts.

The Company's Articles of Incorporation provide that it will be subject to such prohibitions and shall remain subject to such prohibitions even if they are ever repealed. Such prohibitions do not apply to any shareholders who beneficially own ten percent or more of the Company's outstanding voting securities prior to the Offerings.

TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar for its Class A Common Stock is Chemical Mellon Shareholder Services, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings, the Company will have outstanding 56,745,911 shares of Class B Common Stock and 11,000,000 shares of Class A Common Stock (12,650,000 shares if the Underwriters' over-allotment options are exercised in full). An aggregate of 5,851,238 shares of Class B Common Stock have been reserved for issuance under the Company's stock option plan and options to purchase 3,664,878 of such shares of Class B Common Stock are currently outstanding and 2,186,360 shares of Class A Common Stock are reserved for issuance pursuant to future option grants. In addition, up to 327,882 shares of Class B Common Stock are reserved for issuance upon the exercise of exchange rights exercisable no sooner than 2001 issued to the Company's partners in Cook Inlet PCS and 8,860 shares of Class A Common Stock (based on the fair market value of the stock of International on the date hereof) are issuable under the Horwitz Agreement. See "Certain Transactions."


     The shares of Class A Common Stock sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" (as that term is defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. All of such shares of Class A Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and may not be publicly sold unless registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

     In general, under Rule 144, as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any affiliate of the Company, the acquirer or subsequent holder (including an affiliate) is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (approximately 110,000 shares immediately after the Offerings) or the average weekly trading volume of the shares of Class A Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquirer or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. In general, under Rule 701 as currently in effect, persons who purchase shares upon exercise of options that were granted pursuant to Rule 701 are entitled to sell such shares in reliance on Rule 144 without regard to the holding period, public information, volume limitations or notice provisions of Rule 144, if such persons are not affiliates of the Company, and without regard to the holding period requirements of Rule 144, if such persons are affiliates of the Company. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an affiliate of the Company.

     The Company, the Selling Shareholders, the Company's officers and directors and certain other shareholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company that are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of the representatives of the U.S. Underwriters, except for the shares of Common Stock offered in connection with the concurrent U.S. and International Offerings and certain gift transactions.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors between May 20, 1988, the effective date of Rule 701, and the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act (including options granted before May 20, 1988, if made in accordance with the Rule had it been in effect), along with the shares acquired upon exercise of such options beginning May 20, 1988 (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are Restricted Shares and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, such securities may be sold (i) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

     The Company intends to file a registration statement under the Securities Act covering 5,851,238 shares of Common Stock issued or issuable under the Company's stock option plan. Such registration statement is expected to be filed 90 days after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

REGISTRATION RIGHTS

     Pursuant to the terms of the Stockholders Agreement, certain holders of the Company's Common Stock have registration rights in defined circumstances and such rights generally include, subject to certain restrictions, underwriter cutbacks and pro rata inclusion provisions, the right to participate in both demand registrations (i.e., those that are required by certain of the shareholders pursuant to contract) and "piggyback" rights (i.e., the right to join in any registrations undertaken by the Company). The provisions of the Stockholders Agreement, other than provisions providing for registration rights, will terminate at the closing of the Offerings. The Horwitz Agreement contains "piggyback" rights for shares of Class A Common Stock issuable by the Company thereunder. See "Certain Transactions."

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Preston Gates & Ellis, Seattle, Washington. G. Scott Greenburg, a partner of the firm, beneficially owns 8,857 shares of Class B Common Stock. The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, Los Angeles, California. Sullivan & Cromwell has represented and continues to represent Goldman Sachs in connection with its investment in the Company.

                                    EXPERTS

     The audited consolidated financial statements and schedule of Western Wireless Corporation and the audited consolidated financial statements of MCLP included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, Washington, D.C., a Registration Statement on Form S-1 under the Act, with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         WESTERN WIRELESS CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       ----
Report of Independent Public Accountants.............................................  F-2
Consolidated Balance Sheets as of March 31, 1996, and December 31, 1995 and 1994.....  F-3
Consolidated Statements of Operations for the quarters ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993...............................  F-4
Consolidated Statements of Shareholders' Equity for the quarter ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993...............................  F-5
Consolidated Statements of Cash Flows for the quarters ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993...............................  F-6
Notes to Consolidated Financial Statements...........................................  F-7
Schedule II -- Valuation and Qualifying Accounts.....................................  F-26
          MARKETS CELLULAR LIMITED PARTNERSHIP CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants.............................................  F-27
Consolidated Balance Sheets as of June 30, 1994, and December 31, 1993 and 1992......  F-28
Consolidated Statements of Operations for the six months ended June 30, 1994 and
  1993, the year ended December 31, 1993, and the period from October 6, 1992
  (inception) to December 31, 1992...................................................  F-29
Consolidated Statements of Partners' Capital for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception)
  to December 31, 1992...............................................................  F-30
Consolidated Statements of Cash Flows for the six months ended June 30, 1994 and
  1993, the year ended December 31, 1993, and the period from October 6, 1992
  (inception) to December 31, 1992...................................................  F-31
Notes to Consolidated Financial Statements...........................................  F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Western Wireless Corporation:

We have audited the accompanying consolidated balance sheets of Western Wireless Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Wireless Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


/s/ ARTHUR ANDERSEN LLP


Seattle, Washington,
March 15, 1996

                          WESTERN WIRELESS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995        1994
                                                            MARCH 31,    ---------   ---------
                                                              1996
                                                           -----------
                                                           (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents..............................   $   6,204    $   8,572   $   7,787
  Accounts receivable, net of allowance for doubtful
     accounts of $2,405, $2,800 and $1,772,
     respectively........................................      16,908       18,074      11,635
  Inventory..............................................       9,803        5,361       4,978
  Prepaid expenses and other current assets..............       7,282        4,001       2,369
  Deposit held by FCC....................................       1,500        1,500      10,000
                                                           -----------   ---------   ---------
          Total current assets...........................      41,697       37,508      36,769
Property and equipment, net of accumulated depreciation
  of $62,802, $53,423 and $25,098, respectively..........     231,488      193,692     120,648
Licensing costs and other intangible assets, net of
  accumulated amortization of $34,836, $28,364 and
  $11,701, respectively..................................     455,371      417,971     211,309
Investments in unconsolidated affiliates.................       7,688        8,388         587
Other assets.............................................       1,202        1,469         881
                                                           -----------   ---------   ---------
                                                            $ 737,446    $ 659,028   $ 370,194
                                                           ==========    ==========  ==========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................   $  16,522    $   7,568   $   7,840
  Accrued liabilities....................................      16,311       16,659      11,440
  Construction accounts payable..........................      31,530       28,408       5,102
  Unearned revenue and customer deposits.................       4,340        3,301       3,891
  Loans from shareholders................................                               10,000
  Current portion of long-term debt......................                                  941
                                                           -----------   ---------   ---------
          Total current liabilities......................      68,703       55,936      39,214
                                                           -----------   ---------   ---------
Long-term debt, net of current portion...................     438,480      362,487     200,587
                                                           -----------   ---------   ---------
Commitments and contingent liabilities (Notes 9 and 17)
Minority interests in equity of consolidated
  subsidiary.............................................                                3,376
                                                                                     ---------
Shareholders' equity:
  Common stock, $.001 par value, and paid-in capital;
     300,000,000 shares authorized; 58,731,111
     (unaudited), 58,047,235 and 42,983,360 issued and
     outstanding, respectively...........................     334,675      324,729     155,187
  Deferred compensation..................................      (1,714)
  Deficit................................................    (102,698)     (84,124)    (28,170)
                                                           -----------   ---------   ---------
          Total shareholders' equity.....................     230,263      240,605     127,017
                                                           -----------   ---------   ---------
                                                            $ 737,446    $ 659,028   $ 370,194
                                                           ==========    ==========  ==========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)

                                                                          YEAR ENDED DECEMBER 31,
                                                                   --------------------------------------
                                                                      1995          1994          1993
                                            QUARTER ENDED          ----------    ----------    ----------
                                              MARCH 31,
                                      -------------------------
                                         1996           1995
                                      -----------    ----------
                                      (UNAUDITED)    (UNAUDITED)
Revenues:
  Subscriber revenues...............  $    35,337    $   18,967    $  105,430    $   38,838    $   11,105
  Roamer revenues...................        6,757         4,802        29,660        16,746         7,285
  Equipment sales and
    other revenue...................        3,941         2,315        11,465         7,524         2,344
                                      -----------    -----------   -----------
         Total revenues.............       46,035        26,084       146,555        63,108        20,734
                                      -----------    -----------   -----------
Operating expenses:
  Cost of service...................        8,815         5,786        27,686        13,303         4,310
  Cost of equipment sales...........        6,354         3,870        20,705        11,446         3,533
  General and administrative........       12,270         6,254        31,253        15,226         6,253
  Sales and marketing...............       13,491         7,164        41,390        18,553         6,101
  Depreciation and amortization.....       15,610        10,776        49,456        25,670         5,399
  Provision for restructuring
    costs...........................                                                  2,478
                                      -----------    -----------   -----------
         Total operating expenses...       56,540        33,850       170,490        86,676        25,596
                                      -----------    -----------   -----------
Operating loss......................      (10,505)       (7,766)      (23,935)      (23,568)       (4,862)
                                      -----------    -----------   -----------
Other income (expense):
  Interest and financing expense....       (8,134)       (5,027)      (25,428)      (10,659)       (2,242)
  Gain (loss) on dispositions,
    net.............................                                     (573)        6,202        10,102
  Other, net........................           65           330           627         2,065           331
                                      -----------    -----------   -----------
         Total other income
           (expense)................       (8,069)       (4,697)      (25,374)       (2,392)        8,191
                                      -----------    -----------   -----------
Income (loss) before extraordinary
  item..............................      (18,574)      (12,463)      (49,309)      (25,960)        3,329
Extraordinary loss on early
  extinguishment of debt............                                   (6,645)
                                      -----------    -----------   -----------
         Net income (loss)..........  $   (18,574)   $  (12,463)   $  (55,954)   $  (25,960)   $    3,329
                                      ===========    ===========   ===========
Income (loss) per common share
  before extraordinary item.........  $     (0.31)   $    (0.24)   $    (0.87)   $    (0.59)   $     0.10
Per common share effect of
  extraordinary item................                                    (0.12)
                                      -----------    -----------   -----------
Net income (loss) per common share..  $     (0.31)   $    (0.24)   $    (0.99)   $    (0.59)   $     0.10
                                      ===========    ===========   ===========
Weighted average common shares and
  common equivalent shares
  outstanding.......................   59,486,512    52,363,838    56,469,990    43,949,101    32,253,303
                                      ===========    ===========   ===========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (Dollars in thousands)

                                            COMMON STOCK
                                    ----------------------------                                  TOTAL
                                                  PAR VALUE AND      DEFERRED                 SHAREHOLDERS'
                                      SHARES     PAID-IN CAPITAL   COMPENSATION    DEFICIT       EQUITY
                                    ----------   ---------------   ------------   ---------   -------------
Balance, December 31, 1992........  21,658,612      $  70,318       $     (457)   $  (5,539)    $  64,322
  Shares issued:
     For cash, net of costs.......   4,217,761         17,008                                      17,008
     In exchange for long-term
       notes payable plus accrued
       interest...................     277,512          1,058                                       1,058
  Deferred compensation...........                                         172                        172
  Net income......................                                                    3,329         3,329
                                    ----------        -------         --------    ----------     --------
Balance, December 31, 1993........  26,153,885         88,384             (285)      (2,210)       85,889
  Business Combination:
     Shares issued:
       To acquire MCLP............  18,160,643         70,918                                      70,918
       To acquire interests in
          subsidiaries............      39,761            160                                         160
     GCC shares held by minority
       interests..................  (1,370,929)        (4,275)                                     (4,275)
  Deferred compensation...........                                         285                        285
  Net loss........................                                                  (25,960)      (25,960)
                                    ----------        -------         --------    ----------     --------
Balance, December 31, 1994........  42,983,360        155,187                       (28,170)      127,017
  Shares issued:
     For cash, net of costs.......  12,665,905        143,002                                     143,002
     In exchange for shareholder
       loans plus accrued
       interest...................   1,245,998         14,068                                      14,068
     For minority interests in
       GCC, net...................     896,210          9,944                                       9,944
     In exchange for wireless
       assets.....................     217,000          2,450                                       2,450
     Upon exercise of stock
       options....................      38,762             78                                          78
  Net loss........................                                                  (55,954)      (55,954)
                                    ----------        -------         --------    ----------     --------
Balance, December 31, 1995........  58,047,235        324,729                       (84,124)      240,605
  Shares issued (unaudited):
     For cash, net of costs.......      88,567          1,000                                       1,000
     In exchange for wireless
       assets.....................     595,309          7,117                                       7,117
  Deferred compensation
     (unaudited)..................                      1,829           (1,714)                       115
  Net loss (unaudited)............                                                  (18,574)      (18,574)
                                    ----------        -------         --------    ----------     --------
Balance, March 31, 1996
  (unaudited).....................  58,731,111      $ 334,675       $   (1,714)   $(102,698)    $ 230,263
                                    ==========        =======         ========    ==========     ========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                             QUARTER ENDED              YEAR ENDED DECEMBER 31,
                                                               MARCH 31,           ---------------------------------
                                                       -------------------------     1995        1994        1993
                                                                        1995       ---------   ---------   ---------
                                                                     -----------
                                                          1996       (UNAUDITED)
                                                       -----------
                                                       (UNAUDITED)
Operating activities:
  Net income (loss)..................................   $ (18,574)    $ (12,463)   $ (55,954)  $ (25,960)  $   3,329
  Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
      Depreciation and amortization..................      15,610        10,776       49,456      25,670       5,399
      Amortization of deferred interest..............                                                          1,465
      Extraordinary loss on early extinguishment of
         debt........................................                                  6,645
      (Gain) loss on dispositions, net...............                                    573      (6,202)    (10,102)
      Employee equity compensation...................         115                                    285         172
      Other, net.....................................         248           (65)         527         163
      Changes in operating assets and liabilities,
         net of effects from consolidating acquired
         interests:
           Accounts receivable, net..................       1,741          (926)      (5,748)     (2,249)     (2,303)
           Inventory.................................      (4,158)          565         (239)     (3,454)       (150)
           Prepaid expenses and other current
             assets..................................      (3,190)         (113)      (1,284)      4,843         111
           Accounts payable..........................       8,171        (3,788)        (272)     (1,465)        354
           Accrued liabilities.......................        (735)        1,743        6,421       5,082       1,110
           Unearned revenue and customer deposits....         553           642         (870)      2,299         360
                                                        ---------     ---------     --------
      Net cash used in operating activities..........        (219)       (3,629)        (745)       (988)       (255)
                                                        ---------     ---------     --------
Investing activities:
  Purchase of property and equipment.................     (38,587)      (11,178)     (79,464)    (47,423)    (25,113)
  Purchase of wireless licenses and other............      (4,233)      (19,907)    (137,805)
  Acquisition of wireless properties, net of cash
    acquired.........................................     (36,045)      (16,078)     (60,700)    (30,566)    (25,661)
  Proceeds from disposition of assets, net...........                                             10,163      19,739
  Investments in unconsolidated affiliates...........         (84)          (70)      (8,268)     (2,364)     (1,500)
  Purchase of subsidiary stock, including fees.......                    (1,325)      (5,842)
  Deposit held by FCC................................                                 (1,500)
                                                        ---------     ---------     --------
      Net cash used in investing activities..........     (78,949)      (48,558)    (293,579)    (70,190)    (32,535)
                                                        ---------     ---------     --------
Financing activities:
  Proceeds from issuance of common stock, net........       1,000                    143,080                  17,008
  Additions to long-term debt........................      75,800        46,000      438,000     214,729      20,726
  Payment of debt....................................                      (475)    (277,015)   (135,264)       (981)
  Deferred financing costs...........................                      (470)     (12,798)     (8,688)       (541)
  Loans from shareholders............................                     3,842        3,842
                                                        ---------     ---------     --------
      Net cash provided by financing activities......      76,800        48,897      295,109      70,777      36,212
                                                        ---------     ---------     --------
Increase (decrease) in cash and cash equivalents.....      (2,368)       (3,290)   785......        (401)      3,422
Cash and cash equivalents, beginning of period.......       8,572         7,787        7,787       8,188       4,766
                                                        ---------     ---------     --------
Cash and cash equivalents, end of period.............   $   6,204     $   4,497    $   8,572   $   7,787   $   8,188
                                                        =========     =========     ========

          See accompanying notes to consolidated financial statements.

                          WESTERN WIRELESS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Western Wireless Corporation (the "Company") is a wireless communications company that owns and operates wireless communications systems in the western United States. In 1995, the Company acquired six personal communications services ("PCS") licenses in an auction administered by the Federal Communications Commission ("FCC"). The Company plans to initiate wireless services in these licensed areas by 1997.

     The Company was formed in July 1994 in a business combination (the "Business Combination") among several companies, principally MARKETS Cellular Limited Partnership ("MCLP") and General Cellular Corporation ("GCC"). The Business Combination has been accounted for as a purchase with GCC deemed to be the acquiring company. As a result, the financial results after the date of the Business Combination reflect the consolidated operations of GCC and MCLP; all financial results prior to such date reflect only the consolidated operations of GCC, which is considered the Company's predecessor for accounting purposes. The Company had previously reported this transaction as a pooling of interests. The impact of restating the transaction as a purchase was to increase licensing costs.

     The Company expects to incur significant operating losses and to generate negative cash flows from operating activities during the next several years while it develops and constructs its PCS systems and builds a PCS customer base.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation:

     The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and its affiliate investments in which the Company has a greater than 50% interest. All affiliate investments in which the Company has between a 20% and 50% interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated. Markets operated under an Interim Operating Authority ("IOA") are not material to the Company's operations. All IOA revenues and expenses are included within the appropriate line items of the Company's Consolidated Statements of Operations.

  Unaudited interim financial statements:


     The interim consolidated financial information contained herein is unaudited but, reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position, results of operations and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.


  Cash and cash equivalents:

     Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments purchased with an original maturity of less than three months. The carrying value of cash and cash equivalents reported in the balance sheets approximates fair market value.

  Revenue recognition:

     Service revenues based on customer usage are recognized at the time the service is provided. Access and special feature service revenues are recognized when earned. Sales of equipment, primarily handsets, are recognized when the goods are delivered.

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
  Inventory:

     Inventory consists primarily of handsets and accessories. Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

  Property and equipment and depreciation:

     Property and equipment are stated at cost. Depreciation commences once the assets have been placed in service and is computed using the straight-line method over the estimated useful lives of the assets which primarily range from three to ten years.

  Licensing costs and other intangible assets and amortization:

     Licensing costs primarily represent costs incurred to apply for or acquire cellular and PCS licenses. Amortization begins with the commencement of service to customers and is computed using the straight-line method over 15 years. At December 31, 1995, operations had not commenced in any of the Company's PCS markets.

     Other intangible assets consist primarily of deferred financing costs. Deferred financing costs are amortized using the effective interest rate method over the terms of the respective loans.

  Income taxes:

     The Company accounts for deferred taxes using the asset and liability method.

  Net income (loss) per common share:

     Net income (loss) per common share is calculated using the weighted average number of shares of outstanding common stock and common stock equivalents during the period. As required by Securities and Exchange Commission (the "Commission") regulations, common shares issued by the Company in the year preceding the filing of an initial public offering have been included in the calculation of shares used in determining the net income (loss) per share as if they had been outstanding for all periods presented, the effect of which is anti-dilutive for 1995 and 1994.

  Interest rate swap and cap agreements:

     As required under the Credit Facility (as defined in Note 6), the Company enters into interest rate swap and cap agreements to manage interest rate exposure pertaining to long-term debt. Interest rate swap agreements are accounted for on an accrual basis. Amounts to be paid or received under interest rate swap agreements are included as a component of interest expense in the periods in which they accrue. Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the agreements. Unamortized premiums are accounted for as assets in the consolidated balance sheets. Amounts received under the interest rate cap agreements, if any, are accounted for on an accrual basis and recognized as a reduction to interest expense.

  Supplemental cash flow disclosure:

     Cash paid for interest was $21.7 million, $10.9 million and $0.2 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
     Cash paid for interest was $7.9 million (unaudited) and $4.5 million (unaudited) for the quarters ended March 31, 1996 and 1995, respectively.

     Non-cash investing and financing activities were as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                                ----------------------------
                                                                 1995      1994        1993
                                               QUARTER ENDED    -------   -------     ------
                                               --------------
                                               MARCH 31, 1996
                                               --------------
                                                (UNAUDITED)
    Conversion of FCC deposit to wireless
      license................................                   $10,000
    Issuance of common stock in exchange for
      wireless assets........................      $7,117         2,450
    Exchange of shareholder loans and accrued
      interest for common stock..............                    14,068
    Shareholder loans to fund FCC deposit....                             $10,000
    Notes payable plus accrued interest
      converted into common stock............                                         $1,058

     The Business Combination described in Notes 1 and 12 was also a non-cash transaction involving the issuance of 18,160,643 shares of the Company's common stock to acquire the assets and liabilities of MCLP and 39,761 shares of the Company's common stock for interests in subsidiaries. During 1995, the Company issued 896,210 shares of its common stock in exchange for minority interests in GCC.

  Concentration of credit risk:

     The Company's customers are dispersed throughout rural areas of the western United States. No single customer accounted for a significant amount of the Company's sales, and there were no significant accounts receivable from a single customer. The Company reviews the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. The Company maintains cash and cash equivalents in high credit quality financial institutions. The Company believes that its risk from concentration of credit is limited.

  Estimates used in preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Recently issued accounting standards:

     The Financial Accounting Standards Board has recently issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangible assets be reviewed to determine whether the carrying amount is recoverable based on estimated future cash flows expected from the use of the assets and cash to be received upon disposal of the assets. The Financial Accounting Standards Board has also recently issued Statement No. 123 "Accounting for Stock-Based Compensation." This statement affects the valuation and disclosure of stock-based transactions with employees. The Company plans to use the pro forma disclosure alternative. The

                          WESTERN WIRELESS CORPORATION

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED):
Company does not anticipate any material impact on the financial position, results of operations or cash flows of the Company upon adoption of these standards in 1996.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of (in thousands):

                                                                          DECEMBER 31,
                                                                      ---------------------
                                                                        1995         1994
                                                       MARCH 31,      --------     --------
                                                         1996
                                                      -----------
                                                      (UNAUDITED)
    Land, buildings and improvements................   $   4,277      $  2,879     $  2,328
    Wireless communications systems.................     201,802       165,825      124,165
    Furniture and equipment.........................      21,209        16,273        7,391
                                                        --------      --------
                                                         227,288       184,977      133,884
    Less accumulated depreciation...................     (62,802)      (53,423)     (25,098)
                                                        --------      --------
                                                         164,486       131,554      108,786
    Construction in progress........................      67,002        62,138       11,862
                                                        --------      --------
                                                       $ 231,488      $193,692     $120,648
                                                        ========      ========

     Depreciation expense was $30.2 million, $17.0 million and $4.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     Depreciation expense was $9.4 million (unaudited) and $6.5 million (unaudited) for the quarters ended March 31, 1996 and 1995, respectively.

4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES:

     At December 31, 1995, the Company's investments in unconsolidated affiliates consisted of an interest in Sawtooth Paging, Inc. ("Sawtooth") and an interest in Cook Inlet Western Wireless PV/SS PCS, L.P. ("Cook Inlet PCS").

     The Company had approximately a 47% and 45% ownership interest in Sawtooth as of December 31, 1995 and 1994, respectively. Sawtooth is also owned 47% by certain officers, one of whom is also a director, of the Company. Subsequent to year end, the Company purchased the remaining unowned portion of Sawtooth. (See
Note 17).

     In November 1995, a wholly owned subsidiary of the Company entered into an agreement to form Cook Inlet PCS in order to participate in the FCC's C Block auction of PCS licenses. Cook Inlet PCS intends to bid on, acquire, own, develop and operate systems for any PCS licenses acquired during the C Block auction. The continued existence of Cook Inlet PCS is contingent upon the successful acquisition of at least one C Block license during the auction currently underway. The Company has a 49.9% ownership interest in Cook Inlet PCS. At December 31, 1995, the Company's investment in Cook Inlet PCS was approximately $7.6 million.

     The assets, liabilities and results of operations of Sawtooth and Cook Inlet PCS are not material to the Company.

                          WESTERN WIRELESS CORPORATION

5. ACCRUED LIABILITIES:

     Accrued liabilities consist of (in thousands):

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Accrued payroll and benefits.................................  $  5,551     $  3,913
    Accrued sales and property taxes.............................     3,236        1,613
    Accrued interest expense.....................................     4,471        1,697
    Other........................................................     3,401        4,217
                                                                    -------      -------
                                                                   $ 16,659     $ 11,440
                                                                    =======      =======

6. LONG-TERM DEBT:

     Long-term debt consists of (in thousands):

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                   MARCH 31,       --------     --------
                                                      1996
                                                  ------------
                                                  (UNAUDITED)
    Credit Facility (a).........................    $402,000       $347,000     $197,000
    NORTEL Facility (b).........................      33,800         13,000
    Other(c)....................................       2,680          2,487        4,528
                                                    --------       --------
                                                     438,480        362,487      201,528
    Less current portion........................                                     941
                                                    --------       --------
                                                    $438,480       $362,487     $200,587
                                                    ========       ========

  (a) Credit Facility

     On June 30, 1995, the Company entered into a credit facility with a group of lenders (the "Credit Facility"). Pursuant to the Credit Facility, the banks have agreed to make loans to the Company, on a revolving credit basis, in an aggregate principal amount not to exceed $750 million during the period ending December 30, 1998. On December 31, 1998, the loans convert to term loans payable over five years.

     Under the Credit Facility, interest is payable at the applicable margin in excess of the prevailing Base Rate, Eurodollar or CD rate. The rate is selected at the Company's option. The applicable margin is determined quarterly based on the leverage ratio of the Company, excluding certain of its subsidiaries. Interest is fixed for a period ranging from one month to one year, depending on the type of loan, although if the Company selects the Base Rate option, the interest rate will fluctuate during the period as the Base Rate fluctuates. At December 31, 1995, all loans under the Credit Facility had been borrowed using the Eurodollar rate option. The weighted average interest rate, including the appropriate applicable margin, at December 31, 1995 was 7.41%. The Credit Facility also provides for an annual fee of 0.5% of the unused commitment, payable quarterly.

     The weighted average interest rate, including applicable margin, at March 31, 1996 was 7.13% (unaudited).

     The Credit Facility contains affirmative covenants, including among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness and delivery of financial and other information. The Credit Facility requires that the Company, excluding certain of its subsidiaries, comply with financial tests and maintain certain

                          WESTERN WIRELESS CORPORATION

6. LONG-TERM DEBT -- (CONTINUED):
financial ratios, including among others, maximum leverage, debt service and fixed charges. As of March 31, 1996 and December 31, 1995, the unused portion of the commitment under the Credit Facility was $348 million (unaudited) and $403 million, respectively.

     The Credit Facility also contains certain restrictive covenants which impose limitations on the operations and activities of the Company and certain of its subsidiaries, including the incurrence of other indebtedness, the creation of liens, the sale of assets, investments and acquisitions and payment of dividends. The Credit Facility currently limits total investments by the Company in its subsidiaries owning PCS licenses to $450 million and further limits the total investment by the Company to $100 million (both of which are exclusive of license acquisition costs of approximately $144 million and exclusive of the proceeds of the NORTEL Facility (defined below)) in its PCS subsidiaries until the PCS licenses granted by the FCC are final and unappealable.

     The repayment of the Credit Facility is secured by, among other things, the grant of a security interest in substantially all of the assets of the Company, excluding, among other items, the capital stock and assets of the subsidiary that is party to the NORTEL Facility.

     Upon execution of the Credit Facility, the Company repaid all of its outstanding indebtedness under its then existing revolving/term loan agreement (the "Previous Agreement"). Pursuant to the Previous Agreement, the lenders thereunder agreed to make loans to the Company on a revolving credit basis in an aggregate principal amount not to exceed $325 million. The Previous Agreement was collateralized by substantially all of the assets of the Company. The weighted average interest rate on the outstanding principal under the Previous Agreement at December 31, 1994 was 8.21%.

     The Company incurred an extraordinary loss of approximately $6.6 million in connection with the early repayment of the outstanding indebtedness under the Previous Agreement during 1995. The loss primarily consisted of the write-off of the related financing costs which had been deferred and only partially amortized.

  (b) NORTEL Facility

     Effective June 30, 1995, a wholly owned subsidiary of the Company entered into a $200 million credit facility (the "NORTEL Facility") with Northern Telecom Inc. ("NORTEL") which expires on December 31, 2003. The NORTEL Facility bears interest at the subsidiary's option at either the higher of the prime rate or the Federal Funds Rate, plus 0.625%, plus in either case a margin of 1.5%, or the London Interbank Offered Rate ("LIBOR") plus a margin of 2.5%. The NORTEL Facility includes quarterly financial covenants which contain provisions regarding the maintenance of operating cash flow ratios beginning September 30, 2000, total debt and minimum revenue levels and a minimum cash coverage ratio. The NORTEL Facility also contains certain restrictive covenants which impose limitations on the operations and activities of the subsidiary, including limits on new indebtedness, sale of existing assets, permitted investments and business acquisitions and payment of cash dividends by the subsidiary. The NORTEL Facility also provides for interest only payments through September 30, 2000, and includes mandatory prepayment clauses contingent upon specific operating results. The NORTEL Facility is collateralized by substantially all of the subsidiary's assets and the stock of such subsidiary.

     Commencing September 30, 2000, and at the end of each calendar quarter thereafter, the subsidiary is required to make payments on the principal amount outstanding under the NORTEL Facility in increasing quarterly installments.

                          WESTERN WIRELESS CORPORATION

6. LONG-TERM DEBT -- (CONTINUED):
     As of December 31, 1995, the unused portion of the commitment under the NORTEL Facility was $187 million. Outstanding borrowings at December 31, 1995, were drawn under the LIBOR rate option with a weighted average interest rate of 8.43%.

     As of March 31, 1996, the unused portion of the commitment under the NORTEL Facility was $166.2 million (unaudited). Outstanding borrowings at March 31, 1996 were drawn under the LIBOR rate option with a weighted average interest rate of 8.00% (unaudited).

  (c) Other

     At December 31, 1995 and 1994, the Company had other debt of approximately $2.5 million and $4.5 million, respectively.

     The Company expects to amend the Credit Facility in May 1996 to allow, among other things, an increase of $200 million to the Credit Facility by the inclusion of a term loan in such amount and to amend the existing repayment terms and financial covenants. The March 31, 1996 debt maturities reflected below have been shown as if the proposed amendment is in effect.

     The aggregate amounts of principal maturities of the Company's debt are as follows (in thousands):

                                                          TWELVE MONTH PERIODS ENDING
                                                        --------------------------------
                                                                           DECEMBER 31,
                                                        MARCH 31,          -------------
                                                        ----------
                                                        (UNAUDITED)
             1996.....................................   $       0           $       0
             1997.....................................           0                   0
             1998.....................................       2,564               2,487
             1999.....................................          46              24,290
             2000.....................................       7,084              46,410
             Thereafter...............................     428,786             289,300
                                                          --------            --------
                                                         $ 438,480           $ 362,487
                                                          ========            ========

7. FINANCIAL INSTRUMENTS:

     The Company uses various financial instruments as part of its overall strategy to manage the Company's exposure to market risks associated with interest rate fluctuations. The Company has only limited involvement with these financial instruments, and does not use them for trading purposes. Interest rate swaps allow the Company to raise long-term borrowings at variable rates and swap them into fixed rates for shorter durations. This enables the Company to separate interest rate management from debt funding decisions. Interest rate cap agreements are used to reduce the potential impact of increases in interest rates on borrowings based upon variable interest rates. These transactions do not subject the Company to risk of loss because gains and losses on these contracts are offset against losses and gains on the underlying liabilities. No collateral is held in relation to the Company's financial instruments.

     At December 31, 1995, the Company had entered into interest rate caps and swaps with a total notional amount of $375 million, of which $185 million was of a short-term duration. The remaining $190 million had initial terms ranging from three to 3 1/2 years and effectively converted $190 million of variable rate debt to fixed rate. The weighted average interest rate under these agreements was approximately 6.75% at December 31, 1995. Total net expense incurred during the year ended December 31, 1995 for the Company's interest rate caps and swaps was approximately $0.5 million. The amount of unrealized loss attributable to changing interest rates at December 31, 1995 was immaterial.

                          WESTERN WIRELESS CORPORATION

7. FINANCIAL INSTRUMENTS -- (CONTINUED):
     At December 31, 1994, the Company had interest rate protection in the form of interest rate caps covering $105 million of the outstanding balance under the Previous Agreement. Total net expense incurred during the year ended December 31, 1994 for the Company's interest rate caps and swaps was approximately $0.3 million. The amount of unrealized loss attributable to changing interest rates at December 31, 1994 was immaterial.

     At March 31, 1996, the Company had interest rate swap and cap agreements with a total notional amount of $390 million (unaudited), of which $205 million (unaudited) is of a long-term nature. Total net expense incurred for the quarter ended March 31, 1996 was approximately $0.2 million (unaudited).

8. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The Company's carrying value of financial instruments approximated fair value. The estimated fair value of the Company's financial instruments has been determined using available market information and appropriate valuation methodologies. The fair value of derivative positions were determined by obtaining market quotes.

9. COMMITMENTS AND CONTINGENT LIABILITIES:

  Commitments:

     The Company leases various facilities, cell site locations, rights-of-way and equipment under operating lease agreements. The leases expire at various dates through the year 2036. Some leases have options to renew for additional periods up to 30 years. Certain leases require the Company to pay property taxes, insurance and normal maintenance costs. Significantly all of the Company's leases have fixed minimum lease payments. The Company has no significant capital lease liabilities.

     Future minimum payments required under operating leases and agreements that have initial or remaining noncancellable terms in excess of one year at December 31, 1995, are summarized below (in thousands):

                             YEAR ENDING DECEMBER 31,
        ------------------------------------------------------------------
             1996.........................................................  $ 5,429
             1997.........................................................    4,914
             1998.........................................................    4,261
             1999.........................................................    3,388
             2000.........................................................    2,604
             Thereafter...................................................    5,828
                                                                            -------
                                                                            $26,424
                                                                            =======

     Subsequent to year end, the Company has entered into new operating leases resulting in additional future minimum payments not reflected above of approximately $1 million per year through 2001.

     Aggregate rental expense for all operating leases was approximately $4.8 million, $2.2 million and $0.9 million for the years ended December 31, 1995, 1994 and 1993, respectively.

     In order to ensure adequate supply of certain inventory requirements, the Company has committed to purchase from a supplier a minimum number of PCS and dual-mode handsets totaling approximately $43.7 million prior to October 1999. No orders had been placed as of December 31,

                          WESTERN WIRELESS CORPORATION

9. COMMITMENTS AND CONTINGENT LIABILITIES -- (CONTINUED):
1995. At March 31, 1996 the Company, under this agreement, had purchased $3.2 million (unaudited) and had outstanding purchase orders totaling $15.8 million (unaudited).

     In December 1995, a wholly owned subsidiary of the Company entered into an agreement with this supplier to purchase a minimum of $50 million of wireless communications equipment and services for the Company's PCS systems prior to December 31, 1998. The Company has an option to extend the purchase commitment period to four years by increasing the minimum purchase commitment to $100 million. In exchange for meeting minimum purchase milestones, the Company will receive volume discounts in the form of credit memos from the supplier which may be used at the Company's option against either the most recent payment owed to the supplier or future purchases. The purchase agreement is valid through December 2005. At December 31, 1995, the Company had outstanding purchase orders totaling approximately $16 million under the agreement. At March 31, 1996 the Company, under this agreement, had purchased $4.1 million (unaudited) and had outstanding purchase orders totaling $10.4 million (unaudited).

     In connection with the NORTEL Facility, a wholly owned subsidiary of the Company entered into an agreement with NORTEL to purchase $200 million of PCS network equipment and related services. At December 31, 1995, under this agreement, the Company had purchased approximately $22.5 million and had outstanding purchase orders totaling approximately $3.2 million. The agreement expires June 30, 2000. At March 31, 1996, the Company had purchased approximately $26.0 million (unaudited) and had outstanding purchase orders totaling approximately $10.1 million (unaudited).

     The Company has various other purchase commitments for materials, supplies and other items incident to the ordinary course of business. In the aggregate, such commitments are not at prices in excess of current market value.

  Contingent liabilities:

     The Company is involved in various lawsuits arising in the normal course of business, none of which is expected to have a material adverse effect on the Company's financial position, cash flows, liquidity or results of operations.

     In the ordinary course of business, the Company is subject to extensive and changing federal, state and local laws and regulations with regard to environmental matters. To date the Company has not identified any potential liabilities pertaining to environmental cleanup on properties owned or operated by the Company.

                          WESTERN WIRELESS CORPORATION

10. INCOME TAXES:

     Significant components of deferred income tax assets and liabilities are as follows (in thousands):

                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Deferred tax assets:
      Net operating loss carryforwards...........................  $ 37,666     $ 20,494
      Other temporary differences................................     5,589        3,834
                                                                   --------     --------
    Total deferred tax assets....................................    43,255       24,328
    Valuation allowance..........................................   (34,083)     (18,261)
                                                                   --------     --------
                                                                      9,172        6,067
    Deferred tax liabilities:
      Property and wireless licenses basis differences...........    (9,172)      (6,067)
                                                                   --------     --------
                                                                   $      0     $      0
                                                                   ========     ========

     For tax purposes, the Company had available at December 31, 1995, net operating loss carryforwards for regular tax purposes of approximately $94 million which will expire in 2002 through 2010. The Company may be limited in its ability to use these carryforwards in any one year due to ownership changes that preceded the Business Combination. The change in the valuation allowance was an increase of $15.8 million in 1995 and decreases of $4.7 million and $0.3 million in 1994 and 1993, respectively.

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realization of the net deferred tax assets. Such factors include recurring operating losses resulting primarily from the development of the Company's PCS business and expected increased competition from new entrants into the Company's existing markets. Accordingly, a valuation allowance has been provided for the net deferred tax assets of the Company.

     The difference between the statutory tax rate of approximately 40% (35% federal and 5% state net of federal benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company's full valuation allowance against its net deferred tax assets.

11. SHAREHOLDERS' EQUITY:

  (a) Business Combination

     On July 29, 1994, certain shareholders in GCC, holding approximately 95% of the then outstanding stock of GCC, and holders of all MCLP partnership interests exchanged their ownership interests for common stock of the Company in the Business Combination. The participating GCC shareholders exchanged 23,384,345 shares of GCC common stock in a one-for-one exchange for common stock in the Company. Under the terms of the Business Combination, the MCLP partnership interests received 18,160,643 shares of common stock in the Company, net of 661,609 shares of GCC stock owned by MCLP. GCC directly and indirectly owned MCLP partnership interests of approximately 9.9% which were converted into 2,059,352 shares of common stock of the Company. These shares are excluded from those outstanding for each of the periods presented. GCC's investment in MCLP had been recorded at a cost of $8.3 million. The fair value of common

                          WESTERN WIRELESS CORPORATION

11. SHAREHOLDERS' EQUITY -- (CONTINUED):
stock of the Company issued to acquire the non-GCC partnership interests in MCLP was $70.9 million.

     The Company recorded a provision for restructuring costs in 1994 of approximately $2.5 million, primarily related to the elimination of duplicative headquarters and other facilities and employee relocation costs.

  (b) GCC Minority Interest

     During 1995 and 1994, subsequent to the Business Combination, the Company completed two cash redemptions of the remaining shares (the "Redemptions") of GCC's common stock. In addition, as part of the 1995 Redemption, the Company issued 896,210 shares of the Company's common stock for GCC common stock in a one-for-one exchange.

     These redemptions eliminated all minority interest positions in the equity of GCC. The cost in excess of the carrying amounts of the minority interests acquired increased licensing costs and other intangible assets by approximately $11 million and $1 million for the years ended December 31, 1995 and 1994, respectively.

  (c) Stock Option Plan

     On September 20, 1994, the Board of Directors of the Company established the 1994 Management Incentive Stock Option Plan (the "Plan") which became effective November 17, 1994. The Plan was amended by the Board of Directors on September 15, 1995, and approved as adopted and amended by the shareholders of the Company on November 16, 1995. The Plan, as amended, provides for the issuance of up to 5,890,000 shares of common stock as either Nonstatutory Stock Options or as Incentive Stock Options. The terms and conditions of options granted under the Plan, including all vesting provisions, are at the discretion of the Administrator of the Plan. The Plan provided for the conversion to stock options of the Company for the stock options issued under a plan previously created by GCC and for the conversion of unvested rights to ownership in MCLP by its B Unit holders, as well as new options granted by the Company in the normal course of business subsequent to the Business Combination.

     As of July 29, 1994, GCC had granted options to purchase 1,061,251 shares of GCC stock at an average of approximately $2.98 per share; 545,629 of such options were fully vested as of that date. The Business Combination automatically accelerated the vesting of the remaining options under the terms of the GCC Option Plan. All such options were converted into options to purchase common stock of the Company.

                          WESTERN WIRELESS CORPORATION

11. SHAREHOLDERS' EQUITY -- (CONTINUED):
     Options granted, exercised and canceled under the above Plans are summarized as follows:

                                                        YEAR ENDED DECEMBER 31,
                                              -------------------------------------------
                                                  1995            1994           1993
                              QUARTER ENDED   -------------   ------------   ------------
                              -------------
                                MARCH 31,
                                  1996
                              -------------
                              (UNAUDITED)
    Outstanding, beginning
      of period.............     3,538,408        2,181,514        760,272        504,814
    Options granted.........       137,320        1,453,125      1,112,900        263,500
    Options issued for
      conversion of unvested
      MCLP B units..........                                       322,013
    Options exercised.......                        (38,762)
    Options canceled........       (10,850 )        (57,469)       (13,671)        (8,042)
                              -------------   -------------   -------------
    Outstanding, end of
      period................     3,664,878        3,538,408      2,181,514        760,272
                              =============   =============   =============
    Price of options:
    Granted during period...  $1.13-$12.90    $11.29-$12.90   $1.10-$ 9.68   $       4.03
    Exercised during
      period................           N/A    $ 1.61-$ 4.03            N/A            N/A
    Canceled during period..  $9.68-$12.90    $ 1.10-$ 9.68   $1.61-$ 3.23   $1.61-$ 4.03
    Options exercisable.....     1,636,356        1,582,012      1,383,264        232,944
    Options available for
      future grant               2,186,360        2,312,830      3,708,486      5,129,728
    Exercise price of
      outstanding options...  $1.10-$12.90    $ 1.10-$12.90   $1.10-$ 9.68   $1.61-$ 4.03

  (d) Stock Issuances

     In November 1995, the Board of Directors approved an increase in the number of authorized shares of the Company's common stock from 25 million to 300 million.

     During 1995, a wholly owned subsidiary issued 4,300,001 shares of Series A Preferred Stock to certain existing shareholders of the Company at $35.00 per share for aggregate proceeds of approximately $150 million, which was comprised of approximately $14 million of converted debt to shareholders and approximately $136 million in cash. The preferred stock in the subsidiary was converted into common stock of the Company on a one for 3.1 basis. Additionally, the Company sold 581,901 shares of common stock at $11.29 per share for cash during 1995 to existing shareholders.

     In November 1993, the Company completed a rights offering to existing shareholders, pursuant to which shareholders subscribed for 3,875,273 shares of common stock at $4.03 per share, for aggregate cash proceeds of approximately $14.5 million and $1.1 million through the conversion of outstanding notes payable and accrued interest to shareholders of the Company, less offering expenses.

     In February 1993, the Company sold 620,000 shares of common stock for aggregate proceeds of $2.5 million.

     Subsequent to December 31, 1995, the Company sold 88,567 shares of its common stock to an officer of the Company at $11.29 per share for aggregate proceeds of approximately $1.0 million.

                          WESTERN WIRELESS CORPORATION

12. ACQUISITION OF MARKETS CELLULAR LIMITED PARTNERSHIP:

     On July 29, 1994, the Company acquired MCLP in the Business Combination in exchange for 18,160,643 shares of common stock of the Company. The Business Combination was accounted for using the purchase method.

     The purchase price of MCLP was determined as follows (in thousands):

          Fair value of shares issued to non-GCC interests.......................  $ 70,918
          GCC's investments in MCLP..............................................     8,250
          MCLP's long-term debt assumed..........................................    59,590
          Transaction fees and other.............................................     1,310
                                                                                   --------
                                                                                   $140,068
                                                                                   =========
     The purchase price was allocated as follows (in thousands):
          Cash acquired..........................................................  $ 11,726
          Working capital and tangible assets acquired...........................    37,346
          Licenses and other intangible assets...................................    90,996
                                                                                   --------
                                                                                   $140,068
                                                                                   =========

     The following unaudited pro forma information presents the results of operations of the Company as if the Business Combination occurred on January 1, 1993. These results include certain adjustments to conform with the Company's accounting policies, increased amortization expense and the elimination of the provision for nonrecurring restructuring costs related to the Business Combination. These results are not necessarily indicative of the results that actually would have

                          WESTERN WIRELESS CORPORATION

12. ACQUISITION OF MARKETS CELLULAR LIMITED PARTNERSHIP -- (CONTINUED) been attained if the Business Combination had been in effect at the beginning of 1993 or which may be attained in the future (in thousands, except per share data):

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
                                                                     ---------------------------
                                                                                        1993
                                                                                     -----------
                                                                        1994         (UNAUDITED)
                                                                     -----------
                                                                     (UNAUDITED)
Revenues:
  Subscriber revenues..............................................   $  47,410       $  17,310
  Roamer revenues..................................................      19,985          11,345
  Equipment sales..................................................       9,207           4,109
                                                                       --------        --------
          Total revenues...........................................      76,602          32,764
                                                                       --------        --------
Operating expenses:
  Cost of service..................................................      15,961           7,692
  Cost of equipment sales..........................................      13,758           5,862
  General and administrative.......................................      18,600          10,712
  Sales and marketing..............................................      23,099          11,398
  Depreciation and amortization....................................      33,389          13,102
                                                                       --------        --------
          Total operating expenses.................................     104,807          48,766
                                                                       --------        --------
Operating loss.....................................................     (28,205)        (16,002)
Other income (expense):
  Interest and financing expense...................................     (13,113)         (5,202)
  Gain on dispositions, net........................................       6,202           6,357
  Other income (expense)...........................................         657            (120)
                                                                       --------        --------
          Net loss.................................................   $ (34,459)      $ (14,967)
                                                                       ========        ========
Net loss per common share..........................................   $   (0.66)      $   (0.30)
                                                                       ========        ========

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS:

  Acquisitions:

     The following table summarizes the cellular market acquisitions of the Company for each of the three years ended December 31 (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                -------------------------------------
                                                  1995          1994          1993
                                                ---------     ---------     ---------
    MARKET
    Kansas 14 RSA.............................    April
    South Dakota 3 RSA........................     May
    Kansas 8 RSA..............................     May
    South Dakota 1 RSA(a).....................  December
    Nevada 5 RSA..............................                 January
    South Dakota 8 RSA........................                  April
    Nebraska 3 RSA............................                 August
    Kansas 4, 9 and 10 and Missouri 9 RSAs....                November
    Minnesota 3 RSA...........................                December
    Sioux Falls, SD MSA.......................                                 May
    South Dakota 7 RSA........................                                July
    Odessa, TX MSA and New Mexico 6 RSA.......                               October
    Nebraska 9 and 10 RSAs....................                              November
    Purchase price including cash and
      liabilities assumed:
    Cash paid.................................   $38,600       $40,800       $16,200
                                                ---------     ---------     ---------
                                                ---------     ---------     ---------
    Liabilities assumed.......................   $   500       $ 2,500       $25,500
                                                ---------     ---------     ---------
                                                ---------     ---------     ---------

- ---------------
(a) 217,000 shares of common stock were issued at $11.29 per share as part of the South Dakota 1 acquisition.

     With the exception of the South Dakota 1, South Dakota 8 and the Nebraska 9 and 10 RSA acquisitions which were stock purchases, the above transactions were asset purchases. All of these transactions were accounted for using the purchase method. Approximately 95% of the total purchase price of each acquisition has been allocated to licensing costs. Acquisitions of additional minority interests in owned markets are not reflected above. The results of operations of the properties acquired are included in the Consolidated Statement of Operations from the date of acquisition.

     In September 1993, the Company entered into an agreement to operate the cellular system in the Abilene, TX MSA market. Pursuant to that agreement, the Company funded the build-out of the system and operated the system throughout the remainder of 1993 and 1994. In February 1994, the Company agreed to buy the system subject to approval from the FCC. The transfer of the license was approved by the FCC in November 1994, at which time the Company was obligated to pay $16.1 million. This amount was paid in January 1995.

  Exchanges:

     In July 1995, a subsidiary of the Company exchanged its cellular assets in the Minnesota 5 RSA market, Minnesota 3 RSA market, a portion of the Minnesota 2 RSA market (Beltrami County), its majority interest in the Alton, IL MSA market, minority interests in the Wausau and Eau Claire, WI

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED):
MSA markets and $3.0 million in cash for the cellular assets and license for the Lubbock, TX MSA market. There was no gain or loss recognized on the transaction.

     In November 1994, the Company exchanged the assets in Hood River Cellular Telephone Company, a subsidiary of the Company, which included the cellular licenses of the Oregon 2 and Washington 7 RSA markets, in return for the assets and license in the Pueblo, CO MSA market and approximately $2.4 million in cash. There was no gain or loss recognized on the transaction.

     In July 1994, a subsidiary of the Company exchanged its Chico, CA MSA market for the Texas 3 and Texas 8 RSA markets. As part of the same agreement, a subsidiary of the Company obtained the Sioux City, IA MSA market and approximately $4.5 million in cash. As a result of the transaction, a gain of approximately $2.9 million was recognized.

     In September 1993, the Company exchanged its majority interest in the Alexandria, LA MSA market, together with the Company's minority interest in the Lake Charles, LA MSA market and approximately $7.2 million in cash, for the majority interest and certain minority interests in the Lincoln, NE MSA market. There was no gain or loss recognized on the transaction.

     In March 1993, pursuant to an agreement between the Company and MCLP, the Company exchanged its Wyoming 2, Montana 4 and Montana 7 RSA markets along with certain minority interests and cash in the amount of $1.3 million for the Rapid City, SD MSA market and the South Dakota 5 and South Dakota 6 RSA markets.

  Dispositions:

     In April 1994, the assets of Lawton Cellular License Corporation, a subsidiary of the Company, were sold including the cellular license for the Lawton, OK MSA market for approximately $7.3 million in cash and marketable securities. As a result of the transaction, the Company recorded a gain of approximately $3.3 million.

     In April 1993, the Company sold its Texas 4 market for approximately $0.5 million in cash, recording a gain of approximately $0.1 million. In addition, the assets of Potomac Valley Cellular Partnership, the cellular licensee for the Cumberland, MD/WV wireline MSA market, were sold for cash and marketable securities. As a result of the transaction, the Company recorded a gain of approximately $2.1 million.

     In March 1993, the Company sold its majority interest in the Burlington, NC MSA market and certain other minority interests for approximately $10.1 million in cash. As a result of the transaction, the Company recorded a gain of approximately $5.5 million.

     During 1993, the Company sold certain of its minority interests in various markets. As a result of these transactions, the Company recorded a gain of approximately $2.4 million.

     The following table reflects the operating results of the above transactions since the effective date of the transactions. Pro forma unaudited consolidated operating results of the Company and the above transactions (including the acquisition of MCLP which is discussed in Note 12) for the

                          WESTERN WIRELESS CORPORATION

13. OTHER ACQUISITIONS AND DISPOSITIONS -- (CONTINUED):
years ended December 31, 1995 and 1994, assuming the acquisitions and dispositions, had been made as of January 1, 1994, are summarized below (in thousands, except per share amounts):

                                                                    YEAR ENDED DECEMBER
                                                                            31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
    Revenues.....................................................  $149,547     $ 89,945
                                                                   ========     ========
    Loss before extraordinary item...............................  $(49,840)    $(44,043)
    Extraordinary loss...........................................    (6,645)
                                                                   --------     --------
         Net loss................................................  $(56,485)    $(44,043)
                                                                   ========     ========
    Loss per common share before extraordinary item..............  $  (0.88)    $  (1.00)
    Per common share effect of extraordinary item................     (0.12)
                                                                   --------     --------
         Net loss per common share...............................  $  (1.00)    $  (1.00)
                                                                   ========     ========

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional depreciation and amortization expense resulting from allocating a portion of the purchase price to fixed and wireless assets, and increased interest expense. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on January 1, 1994 or of future results of operations of the consolidated entities.

14. EMPLOYEE BENEFIT PLANS:

     The Company has an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. After one year of full-time employment (1,000 hours), an employee is eligible to participate in the Savings Plan. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Company matches 50% of each employee's contribution up to 6% of their total compensation. The Company's contributions are fully vested upon the completion of three years of service. The Company's contributions were approximately $0.4 million, $0.1 million and $0.1 million for the years ended December 31, 1995, 1994 and 1993, respectively.

                          WESTERN WIRELESS CORPORATION

15. SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED):

     Selected quarterly consolidated financial information for the years ended December 31, 1995 and 1994 is as follows (in thousands, except per share data):

                                                                               LOSS
                                                                              BEFORE
                                                 LOSS BEFORE               EXTRAORDINARY   NET LOSS
                          TOTAL     OPERATING   EXTRAORDINARY                ITEM PER     PER COMMON
QUARTER ENDED(1)         REVENUES     LOSS          ITEM        NET LOSS   COMMON SHARE     SHARE
- -----------------------  --------   ---------   -------------   --------   ------------   ----------
March 31, 1994.........  $  6,989   $  (5,441)    $  (6,613)    $ (6,613)     $(0.20)       $(0.20)
June 30, 1994..........     9,135      (2,493)         (488)        (488)      (0.01)        (0.01)
September 30, 1994.....    23,289      (5,645)       (5,938)      (5,938)      (0.11)        (0.11)
December 31, 1994......    23,695      (9,989)      (12,921)     (12,921)      (0.25)        (0.25)
                          -------     -------       -------      -------
          Total 1994...  $ 63,108   $ (23,568)    $ (25,960)    $(25,960)
                          =======     =======       =======      =======
March 31, 1995.........  $ 26,084   $  (7,766)    $ (12,463)    $(12,463)     $(0.24)       $(0.24)
June 30, 1995..........    34,613      (4,023)      (10,145)     (16,790)      (0.19)        (0.31)
September 30, 1995.....    42,120      (3,749)      (11,135)     (11,135)      (0.19)        (0.19)
December 31, 1995......    43,738      (8,397)      (15,566)     (15,566)      (0.25)        (0.25)
                          -------     -------       -------      -------
          Total 1995...  $146,555   $ (23,935)    $ (49,309)    $(55,954)
                          =======     =======       =======      =======

- ---------------
(1) Acquisitions and dispositions referenced in Notes 12 and 13 will affect the comparability of the information presented from period to period.

16. RELATED PARTY TRANSACTIONS:

  Cook Inlet Western Wireless PV/SS PCS, L.P.:

     In 1995, a wholly owned subsidiary of the Company formed a limited partnership with Cook Inlet PV/SS PCS Partners, L.P. (the "General Partner"). A 6.7% shareholder of the Company is also a limited partner of the General Partner.

  Shareholder loans:

     During 1994 and 1995, certain shareholders entered into bridge loan agreements with a wholly owned subsidiary of the Company. During 1995, the bridge loans, together with accrued interest thereon, were exchanged for shares of the Company's common stock.

     During 1995, certain officers, one of whom is a director, of the Company who are also shareholders of Palouse and Sawtooth provided Palouse and Sawtooth with short-term financing which was repaid by the Company subsequent to year end as a result of the merger discussed in Note 17 below.

17. SUBSEQUENT EVENTS AND PENDING TRANSACTIONS:

     The Company's common stock will be split into 3.1 shares of common stock for each share of the then-existing common stock. The Company's consolidated financial statements and footnotes have been retroactively restated to reflect the stock split for all periods presented.

     On December 29, 1995, the shareholders of the Company, Palouse and Sawtooth approved the merger of Palouse and Sawtooth into wholly owned subsidiaries of the Company. Subsequent to year end, shareholders of Palouse and Sawtooth exchanged their shares for 515,561 and 79,748 shares of the Company's common stock, respectively. Certain shareholders of Palouse and

                          WESTERN WIRELESS CORPORATION

17. SUBSEQUENT EVENTS AND PENDING TRANSACTIONS -- (CONTINUED):
Sawtooth were also officers and shareholders of the Company. The holder of the controlling interests in Palouse and Sawtooth did not hold a controlling interest in the Company. The Company accounted for the transaction as a stock purchase. In addition, the Company paid approximately $3.1 million and $0.3 million of outstanding debt of Palouse and Sawtooth, respectively.

     Subsequent to December 31, 1995, the Company recorded deferred compensation of approximately $1.8 million upon the issuance of 85,250 options to purchase shares of common stock to an officer of the Company at an exercise price of $1.13 per share.

     On January 16, 1996, the Company entered into an agreement to purchase a Denver MTA license for $66 million. The agreement permits the Company to pay up to $33 million of the purchase price by delivery of a promissory note with a final maturity 18 months after the closing date. This transaction is anticipated to close in the second quarter of 1996.

     On October 20, 1995, the Company entered into an agreement to purchase the assets of the wireless communications system of the Fargo, ND MSA and the North Dakota 3 RSA IOA for cash of approximately $31.5 million. This transaction was completed on January 23, 1996.

     The Company has entered into an agreement to purchase the Kansas 3 RSA market for approximately $4.1 million. The transaction is anticipated to close in the second quarter of 1996.

18. REINCORPORATION AND COMMISSION REGISTRATION STATEMENT:

     The Company intends to effect a recapitalization pursuant to which the Company will be authorized to issue 300 million shares into two classes of common stock, Class A Common Stock and Class B Common Stock, each without par value, and 50 million shares of preferred stock. Subsequently, the Company intends to effect a reincorporation merger pursuant to which it will merge with and into a wholly owned Washington subsidiary.

     In March 1996, the Company filed registration statements with the Commission relating to offerings of the Company's Class A Common Stock, no par value, and Senior Subordinated Notes. An affiliate of the Company is expected to act as an underwriter in the offerings.

                          WESTERN WIRELESS CORPORATION

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
              ACCOUNTS RECEIVABLE ALLOWANCE FOR DOUBTFUL ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                          BALANCE AT    CHARGED TO   CHARGED TO                 BALANCE
                                           BEGINNING    COSTS AND      OTHER      DEDUCTIONS   AT END OF
               DESCRIPTION                 OF PERIOD     EXPENSES    ACCOUNTS(1)     (2)        PERIOD
- ----------------------------------------- -----------   ----------   ----------   ----------   ---------
Year ended December 31, 1995.............   $ 1,772      $  4,558     $    892     $ (4,422)    $  2,800
                                             ======        ======         ====      =======       ======
Year ended December 31, 1994.............   $   476      $  1,885     $    638     $ (1,227)    $  1,772
                                             ======        ======         ====      =======       ======
Year ended December 31, 1993.............   $   298      $    546     $    286     $   (654)    $    476
                                             ======        ======         ====      =======       ======

- ---------------
(1) Represents market acquisitions and dispositions and late fees.

(2) Write-offs, net of bad debt recovery.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO MARKETS CELLULAR LIMITED PARTNERSHIP:

     We have audited the accompanying consolidated balance sheets of MARKETS Cellular Limited Partnership (a Delaware limited partnership) and subsidiary companies as of June 30, 1994, December 31, 1993 and 1992, and the related consolidated statements of operations, partners' capital and cash flows for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MARKETS Cellular Limited Partnership and subsidiary companies as of June 30, 1994, December 31, 1993 and 1992, and the results of their operations and their cash flows for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Seattle, Washington,
March 15, 1996

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                   DECEMBER
                                                  JUNE 30,       DECEMBER 31,         31,
                                                    1994             1993            1992
                                                ------------     ------------     -----------
                                           ASSETS
Current assets:
  Cash and cash equivalents...................  $ 11,726,000     $  1,390,000     $ 3,026,000
  Accounts receivable, net of allowance for
     doubtful accounts of $436,000, $397,000
     and $84,000, respectively................     4,162,000        2,574,000         522,000
  Inventory...................................       839,000          413,000          83,000
  Prepaid expenses and other current assets...     1,035,000        1,783,000         206,000
                                                ------------     ------------     -----------
          Total current assets................    17,762,000        6,160,000       3,837,000
Property and equipment, net of accumulated
  depreciation of $7,737,000, $4,335,000 and
  $280,000, respectively......................    40,887,000       35,212,000      12,088,000
Licensing costs and other intangible assets,
  net of accumulated amortization of
  $5,731,000, $3,664,000 and $275,000,
  respectively................................    56,537,000       57,189,000      25,493,000
Investments in unconsolidated affiliates......     3,445,000        3,367,000       2,079,000
Cellular properties pending disposition,
  net.........................................                                     10,884,000
Other assets..................................     1,200,000        1,023,000       1,512,000
                                                ------------     ------------     -----------
                                                $119,831,000     $102,951,000     $55,893,000
                                                ============     ============     ===========
                              LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable............................  $  4,923,000     $  1,855,000     $   464,000
  Accrued liabilities.........................     3,545,000        1,573,000         733,000
  Accounts payable, affiliates................                                      1,618,000
  Construction accounts payable...............       865,000        1,196,000       1,553,000
  Unearned revenue and customer deposits......     1,368,000          804,000          65,000
  Current portion of long-term debt...........       593,000          239,000       3,146,000
                                                ------------     ------------     -----------
          Total current liabilities...........    11,294,000        5,667,000       7,579,000
Long-term debt, including deferred interest,
  net of current portion......................    58,997,000       57,584,000       5,051,000
Commitments (Note 5)
Minority interests in equity of consolidated
  subsidiaries................................        76,000           56,000          15,000
Partners' capital.............................    49,464,000       39,644,000      43,248,000
                                                ------------     ------------     -----------
                                                $119,831,000     $102,951,000     $55,893,000
                                                ============     ============     ===========

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           SIX MONTHS ENDED
                                      ---------------------------                        OCTOBER 6, 1992
                                        JUNE 30,                       YEAR ENDED        (INCEPTION) TO
                                          1994                      DECEMBER 31, 1993   DECEMBER 31, 1992
                                      ------------     JUNE 30,     -----------------   -----------------
                                                         1993
                                                     ------------
                                                     (UNAUDITED)
Revenues:
  Subscriber revenues...............  $  8,260,000   $  1,718,000     $   6,205,000       $     249,000
  Roamer revenues...................     3,101,000        831,000         4,060,000             412,000
  Equipment sales...................     1,682,000        934,000         1,765,000              69,000
                                      ------------   ------------      ------------        ------------
         Total revenues.............    13,043,000      3,483,000        12,030,000             730,000
                                      ------------   ------------      ------------        ------------
Operating expenses:
  Cost of service...................     2,658,000      1,076,000         3,382,000             384,000
  Cost of equipment sales...........     2,312,000      1,150,000         2,329,000              69,000
  General and administrative........     4,833,000      1,270,000         4,459,000             687,000
  Sales and marketing...............     4,546,000      1,640,000         5,297,000             290,000
  Depreciation and amortization.....     6,024,000      3,040,000         7,701,000             555,000
                                      ------------   ------------      ------------        ------------
         Total operating expenses...    20,373,000      8,176,000        23,168,000           1,985,000
                                      ------------   ------------      ------------        ------------
Operating loss......................    (7,330,000)    (4,693,000)      (11,138,000)         (1,255,000)
                                      ------------   ------------      ------------        ------------
Other income (expense):
  Interest and financing expense....    (2,454,000)      (734,000)       (2,960,000)           (156,000)
  Loss on disposition of cellular
    equipment.......................                   (3,704,000)       (3,745,000)
  Other, net........................    (1,751,000)      (608,000)         (451,000)             91,000
                                      ------------   ------------      ------------        ------------
         Total other income
           (expense)................    (4,205,000)    (5,046,000)       (7,156,000)            (65,000)
                                      ------------   ------------      ------------        ------------
         Net loss...................  $(11,535,000)  $ (9,739,000)    $ (18,294,000)      $  (1,320,000)
                                      ============   ============      ============        ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                                         LIMITED PARTNERS
                                         GENERAL      ----------------------
                                         PARTNER      UNITS       AMOUNTS           TOTAL
                                        ---------     -----     ------------     ------------
Partners' cash contributions..........  $ 750,000     1,236     $ 30,738,000     $ 31,488,000
Partners' property contributions......                  532       13,292,000       13,292,000
Offering and syndication costs........                              (212,000)        (212,000)
Net loss..............................    (19,000)                (1,301,000)      (1,320,000)
                                        ---------     -----     ------------     ------------
Balance at December 31, 1992..........    731,000     1,768       42,517,000       43,248,000
  Partners' cash contributions........                  567       14,690,000       14,690,000
  Net loss............................   (261,000)               (18,033,000)     (18,294,000)
                                        ---------     -----     ------------     ------------
Balance at December 31, 1993..........    470,000     2,335       39,174,000       39,644,000
  Partners' cash contributions........     35,000       772       19,220,000       19,255,000
  Conversion of note and accrued
     interest to equity...............                               298,000          298,000
  Class B unit awards recorded as
     compensation expense.............                             1,459,000        1,459,000
  Partnership interests granted in
     payment of fee...................                               343,000          343,000
  Net loss............................   (134,000)               (11,401,000)     (11,535,000)
                                        ---------     -----     ------------     ------------
Balance at June 30, 1994..............  $ 371,000     3,107     $ 49,093,000     $ 49,464,000
                                        =========     =====     ============     ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      SIX MONTHS ENDED
                                                 ---------------------------                        OCTOBER 6, 1992
                                                   JUNE 30,                       YEAR ENDED        (INCEPTION) TO
                                                     1994         JUNE 30,     DECEMBER 31, 1993   DECEMBER 31, 1992
                                                 ------------       1993       -----------------   -----------------
                                                                ------------
                                                                (UNAUDITED)
Operating activities:
  Net loss.....................................  $(11,535,000)  $ (9,739,000)    $ (18,294,000)      $  (1,320,000)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation and amortization............     6,024,000      3,040,000         7,701,000             555,000
      Deferred interest and financing costs....     2,425,000        646,000         2,142,000              11,000
      Class B unit awards......................     1,459,000
      Partnership interests granted in payment
         of fee................................       343,000
      Loss on disposition of cellular
         equipment.............................                    3,704,000         3,745,000
      Minority interests in net loss of
         consolidated subsidiaries.............        72,000         (3,000)          (12,000)            (76,000)
      Changes in operating assets and
         liabilities, net of effects from
         consolidating acquired interests:
           Accounts receivable, net............    (1,588,000)    (1,101,000)       (1,888,000)             33,000
           Other current assets................      (989,000)      (888,000)       (1,591,000)            (32,000)
           Current liabilities.................     4,485,000      2,047,000         2,263,000             836,000
                                                 ------------   ------------      ------------        ------------
    Net cash provided by (used in) operating
      activities...............................       696,000     (2,294,000)       (5,934,000)              7,000
                                                 ------------   ------------      ------------        ------------
Investing activities:
  Acquisition of cellular properties, net of
    cash acquired..............................    (1,359,000)   (10,208,000)      (10,208,000)        (24,840,000)
  Investments in unconsolidated affiliates.....      (150,000)                      (1,288,000)           (266,000)
  Purchase of property and equipment...........    (7,576,000)   (18,342,000)      (27,657,000)         (1,679,000)
  Proceeds from disposition of assets, net.....                    1,307,000         2,514,000
  Additions to licensing costs and other
    assets.....................................      (986,000)    (1,923,000)       (2,491,000)         (1,614,000)
                                                 ------------   ------------      ------------        ------------
    Net cash used in investing activities......   (10,071,000)   (29,166,000)      (39,130,000)        (28,399,000)
                                                 ------------   ------------      ------------        ------------
Financing activities:
  Partner cash contributions, net of
    syndication costs..........................    19,255,000      7,320,000        14,690,000          31,276,000
  Additions to long-term debt..................       635,000     29,828,000        36,532,000             250,000
  Payment of debt..............................      (179,000)    (4,981,000)       (5,630,000)
  Purchase of interest rate caps...............                                       (546,000)
  Repayment of accounts payable, affiliates....                   (1,618,000)       (1,618,000)           (108,000)
                                                 ------------   ------------      ------------        ------------
    Net cash provided by financing
      activities...............................    19,711,000     30,549,000        43,428,000          31,418,000
                                                 ------------   ------------      ------------        ------------
Increase (decrease) in cash and cash
  equivalents..................................    10,336,000       (911,000)       (1,636,000)          3,026,000
Cash and cash equivalents, beginning of
  period.......................................     1,390,000      3,026,000         3,026,000                   0
                                                 ------------   ------------      ------------        ------------
Cash and cash equivalents, end of period.......  $ 11,726,000   $  2,115,000     $   1,390,000       $   3,026,000
                                                 ============   ============      ============        ============

          See accompanying notes to consolidated financial statements.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  PARTNERSHIP ORGANIZATION AND OPERATIONS:

  General:

     MARKETS Cellular Limited Partnership ("MCLP" or the "Partnership") was a Delaware limited partnership with PN Cellular Limited Partnership as the General Partner ("GP"). The Partnership was formed on October 6, 1992. On July 29, 1994, the Partnership was combined with General Cellular Corporation ("GCC") in a business combination (the "Business Combination"), which was accounted for as a purchase of the Partnership by GCC. Concurrent with the Business Combination, Western Wireless Corporation (the "Company") became the successor entity. These consolidated financial statements reflect the operations of MCLP through June 30, 1994. The results of operations of MCLP from July 1, 1994, to July 29, 1994, are not significant.

     The Partnership was principally engaged in the ownership and operation of cellular communications systems. Cellular licenses are awarded by the Federal Communications Commission ("FCC") in either Metropolitan Statistical Areas ("MSAs") or Rural Service Areas ("RSAs"). The Partnership had operations in the states of Colorado, Idaho, Minnesota, Montana, North Dakota, Oregon, Washington and Wyoming.

  Organization:

     The Partnership was comprised of Class A limited partners ("Class A LPs"), Class B limited partners ("Class B LPs") and the General Partner. At December 31, 1992, a total of 3,004 Class A units were subscribed by Class A LPs at a cost of $25,000 per unit. The Partnership Agreement authorized the sale of an additional 103 units which were subscribed in 1993 at a cost per unit of $25,000, plus an additional $5,000 per unit for the right to purchase the Class A units. The $5,000 per unit was payable at the subscription date. The Class A LPs (other than Class A LPs contributing cellular assets in exchange for Class A units) were required to purchase at least one-half of their subscribed units upon becoming Class A LPs.

     The GP had the discretion to issue up to 2,320 Class B units in the Partnership during the term of the Partnership to employees and persons who performed services on behalf of the Partnership. The Class B units had no cash purchase price. At June 30, 1994, 1,933 Class B units had been issued, of which 548 Class B units had vested and 1,385 Class B units had not yet vested. In connection with the Business Combination, the 548 vested Class B units converted into shares of the Company common stock; the 1,385 unvested Class B units became automatically vested and were converted to fully vested options to purchase shares of the Company common stock. Compensation expense of $1,459,000 was recognized related to these units vesting.

  Allocation of profits, losses and distributions:

     Profits and losses of the Partnership were generally allocated as follows:

     (1) To the GP and Class A LPs in proportion to their capital contributions and the Preferred Return of 10% per annum on their capital contributions,

     (2) Next, to the Class B LPs 3.093% of the aggregate amount of the Preferred Return of the GP and Class A LPs,

     (3) Next, of the remaining amounts to be allocated -- 84% to the Class A LPs, 3% to the Class B LPs and 13% to the GP.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation:

     The consolidated financial statements include the accounts of the Partnership, its wholly owned subsidiaries and its affiliate investments in which the Partnership has a greater than 50% interest. All affiliate investments in which the Partnership has between a 20% and 50% interest are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

  Unaudited interim financial statements:

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

  Cash and cash equivalents:

     Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments purchased with an original maturity of less than three months. The carrying value of cash and cash equivalents reported in the balance sheets approximates fair market value.

  Revenue recognition:

     Service revenues based on customer usage are recognized at the time the service is provided. Access and special feature service revenues are recognized when earned. Sales of equipment, primarily handsets, are recognized when the goods are delivered.

  Inventory:

     Inventory consists primarily of handsets and accessories. Inventory is stated at the lower of cost or market, determined on a first-in, first-out basis.

  Property and equipment and depreciation:

     Property and equipment were stated at cost. Depreciation was computed using the straight-line method over the estimated useful lives of the assets which ranged from three to ten years.

  Licensing costs and other intangible assets and amortization:

     Licensing costs primarily represented costs incurred to develop or acquire cellular licenses. Amortization began with the commencement of service to customers and was computed using the straight-line method over 15 years. Intangible assets primarily included deferred financing costs and organization costs, which included legal and other direct costs of certain acquisitions. Using the effective interest rate method, deferred financing costs were amortized over the life of the loan and organization costs were amortized over five years.

  Investments in unconsolidated affiliates:

     Investments in unconsolidated affiliates reflected MCLP's investment in Stanton Communications, Inc. ("SCI") and Sawtooth Paging, Inc. ("Sawtooth"). These investments were stated at cost and adjusted for the Partnership's share of undistributed earnings and losses. The excess of

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED) the Partnership's investment in SCI over the underlying book value of the net assets was amortized using the straight-line method over 40 years. The assets, liabilities and results of operations of SCI and Sawtooth were not material to MCLP. Sawtooth was also owned 45% by managing partners of the Partnership.

  Cellular properties pending disposition, net:

     At December 31, 1992, the Partnership had agreements to trade certain cellular assets for other cellular assets, pending approval for the transfers of licenses. Accordingly, the assets of the cellular systems to be traded, net of any related liabilities, and the results of operations related to those assets were classified separately in the accompanying consolidated balance sheets and statements of operations. For the period from October 6, 1992 to December 31, 1992, and the year ended December 31, 1993, the results of operations related to these assets were not material. At December 31, 1993, the Partnership had consummated the trades.

  Other assets:

     Included in other assets on the Consolidated Balance Sheets are assets, net of liabilities, attributable to markets in which MCLP had an Interim Operating Authority ("IOA") issued by the FCC. MCLP had IOAs which were granted by the FCC in January 1993 for Wyoming 4 and North Dakota 3. In February 1994, the FCC granted MCLP IOAs for Idaho 3 and Montana 3. MCLP management believes that amounts capitalized relating to IOAs are realizable either through operations, sale to the permanent licensee or ultimate acquisition of the license.

     During 1992, MCLP managed certain cellular properties prior to ownership. Included in other assets were advances to those properties still under management agreements at December 31, 1992. Costs incurred by the Partnership for managed properties prior to ownership were reflected as other income (expense) in the 1992 Consolidated Statement of Operations.

  Offering and syndication costs:

     Costs incurred directly relating to the offering of the Class A LP units were treated as a reduction of the capital contributed by the Limited Partners.

  Federal income taxes:

     The Partnership was not subject to federal income taxes since all taxable income or loss accrued to the individual partners. No provision was made in the statements of operations for federal income taxes.

     Since the Partnership had losses since inception, there would have been no tax benefit recorded had the Partnership been a taxable entity.

  Other:

     Accrued liabilities included $867,000 and $628,000 of accrued employee expenses at June 30, 1994, and December 31, 1993, respectively. Other current assets at December 31, 1993, included $1,237,000 of cellular communications equipment credits.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)
  Concentration of credit risk:

     The Partnership's customers were dispersed throughout rural areas of the western United States. No single customer accounted for a significant amount of the Partnership's revenues, and there were no significant accounts receivable from a single customer. The Partnership reviewed the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. The Partnership maintained cash and cash equivalents in high credit quality financial institutions. The Partnership believed that its risk from concentration of credit was limited.

 Interest rate swap and cap agreements:

     As required by the loan agreement with AT&T Credit Corporation, the Partnership entered into interest rate cap agreements to manage interest rate exposure pertaining to long-term debt. Premiums paid for purchased interest rate cap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were accounted for as assets in the Consolidated Balance Sheets. Amounts received under the interest rate cap agreements, if any, were accounted for on an accrual basis and recognized as a reduction to interest expense.


  Supplemental cash flow disclosures:



     Non-cash investing and financing activities were as follows:



                                                                                     OCTOBER 6, 1992
                                              SIX MONTHS           YEAR ENDED        (INCEPTION) TO
                                          ENDED JUNE 30, 1994   DECEMBER 31, 1993   DECEMBER 31, 1992
                                          -------------------   -----------------   -----------------
Issuance of partnership units in
  exchange for property.................                                               $13,292,000
Acquisition of cellular market in
  exchange for debt assumed.............                           $ 1,680,000
Conversion of note and accrued interest
  to partners' capital..................       $ 298,000


  Estimates used in preparation of financial statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

3.  PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at June 30, 1994 and December 31, 1993 and 1992:

                                                             DECEMBER      DECEMBER
                                               JUNE 30,         31,           31,
                                                 1994          1993          1992
                                              -----------   -----------   -----------
        Cellular property and equipment.....  $38,698,000   $34,829,000   $ 9,902,000
        Office equipment and improvements...    1,725,000     1,211,000       561,000
        Automotive equipment................      461,000       346,000       129,000
                                              -----------   -----------   -----------
                                               40,884,000    36,386,000    10,592,000
        Less accumulated depreciation.......   (7,737,000)   (4,335,000)     (280,000)
                                              -----------   -----------   -----------
                                               33,147,000    32,051,000    10,312,000
        Construction in progress............    7,740,000     3,161,000     1,776,000
                                              -----------   -----------   -----------
                                              $40,887,000   $35,212,000   $12,088,000
                                              ===========   ===========   ===========

     Depreciation expense was $2.1 million and $1.7 million (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $4.3 million and $0.3 million for the year ended December 31, 1993 and the period from October 6, 1992 (inception) to December 31, 1992, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

4.  LONG-TERM DEBT:

     Long-term debt at June 30, 1994 and December 31, 1993 and 1992 consisted of the following:

                                                        JUNE 30,    DECEMBER 31,  DECEMBER 31,
                                                          1994          1993          1992
                                                      ------------  ------------  ------------
Loan agreement with AT&T Credit Corporation;
  interest payable at 90 day commercial paper rate
  plus 4.5%, including deferred interest of
  $3,869,000 (9.02% total interest rate at June 30,
  1994) and $1,975,000 at June 30, 1994 and December
  31, 1993,
  respectively......................................  $ 47,733,000  $ 45,208,000
Purchase money and working capital notes payable to
  AT&T Credit Corporation; interest payable
  quarterly at 9.5% per annum. Notes refinanced in
  1993..............................................                              $    460,000
Purchase money and working capital notes payable to
  vendors; interest payable at the prime rate plus
  2%. Notes repaid in 1993..........................                                 4,770,000
Purchase money and working capital notes payable to
  vendor; interest payable monthly at the Morgan
  Guaranty Base Rate plus 2% (9.25% total interest
  rate at June 30, 1994); all of the assets and
  license of Oregon 2 RSA and partnership interest
  in Hood River Cellular Telephone Company were
  pledged as collateral; due 1994 to 1998...........     2,511,000     2,523,000     1,956,000
Purchase money and working capital note payable to
  vendor; interest payable monthly at the Chase
  Manhattan Bank's prime rate plus 2% (9.25% total
  interest rate at June 30, 1994); all of the assets
  and license of Minnesota 5 RSA and partnership
  interest in KETS Partnership were pledged as
  collateral; due April 30, 1997....................     3,500,000     3,500,000
Subordinated seller and other notes with interest
  rates ranging from 7% to 10%, maturing to 2002....     5,846,000     6,592,000     1,011,000
                                                       -----------   -----------    ----------
                                                        59,590,000    57,823,000     8,197,000
Less current portion................................       593,000       239,000     3,146,000
                                                       -----------   -----------    ----------
                                                      $ 58,997,000  $ 57,584,000  $  5,051,000
                                                       ===========   ===========    ==========

     These loans were substantially refinanced with borrowings of the Company concurrent with the Business Combination in July 1994.


     The aggregate amounts of principal maturities of long-term debt as of June 30, 1994 prior to the refinancing which occurred concurrent with the Business Combination were as follows:



                                                           TWELVE MONTH PERIODS
                                                             ENDING JUNE 30,
                                                           --------------------
                1995.....................................      $    593,000
                1996.....................................         2,788,000
                1997.....................................        13,330,000
                1998.....................................         9,973,000
                1999.....................................        10,054,000
                Thereafter...............................        22,852,000
                                                           --------------------
                                                               $ 59,590,000
                                                           =================

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

4.  LONG-TERM DEBT: -- (CONTINUED)
     Total interest paid in cash amounted to $437,000 and $88,000 (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $739,000 and $57,000 for the year ended December 31, 1993 and the period from October 6, 1992 to December 31, 1992, respectively.

5.  COMMITMENTS:

  Operating leases:

     The Partnership had operating leases principally for facilities, cell sites, and office space and other operating agreements with remaining terms of between one and fourteen years. Some leases had options for additional periods. Certain leases provided for payment by the lessee of taxes, maintenance and insurance.

     Future minimum payments required under operating leases and agreements that had initial or remaining noncancellable terms in excess of one year at June 30, 1994, are summarized below:

                YEAR ENDING DECEMBER 31,
                Remainder of 1994...............................  $  351,000
                1995............................................     639,000
                1996............................................     398,000
                1997............................................     341,000
                1998............................................     195,000
                Thereafter......................................     177,000
                                                                  ----------
                                                                  $2,101,000
                                                                  ==========

     Total rent expense amounted to $421,000 and $264,000 (unaudited) for the six months ended June 30, 1994 and 1993, respectively, and $591,000 and $59,000 for the year ended December 31, 1993, and the period from October 6, 1992 to December 31, 1992, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

6.  ACQUISITIONS:

     The following table summarizes the cellular market acquisitions of the Partnership for the six months ended June 30, 1994, the year ended December 31, 1993, and the period from October 6, 1992 (inception) to December 31, 1992.

                                                     SIX MONTHS                      OCTOBER 6, 1992
                                                     ENDED JUNE      YEAR ENDED      (INCEPTION) TO
                                                        30,         DECEMBER 31,      DECEMBER 31,
                                                        1994            1993              1992
                                                     ----------     ------------     ---------------
Asset Purchases:
Grand Forks, ND MSA................................                                    October
North Dakota 2 RSA.................................                                    October
CIS-2 (Bismarck, ND MSA -- 75.2% and
  Montana 2 RSA)...................................                                    November
Colorado 8 RSA.....................................                                    November
Montana 10 RSA.....................................                                    November
CIS-1 (Rapid City, SD MSA, Montana 8 RSA,
  and South Dakota 6 RSA)..........................                                    December
CIS-3 (South Dakota 5 RSA).........................                                    December
Montana 1 RSA......................................                                    December
Montana 6 RSA......................................                                    December
Montana 9 RSA......................................                                    December
North Dakota 1 RSA.................................                   January
North Dakota 4 RSA.................................                   January
North Dakota 5 RSA.................................                  February
GCC Trade (Montana 4 RSA,
  Montana 7 RSA and Wyoming 2 RSA).................                    March
Minnesota 1 and 2 RSAs.............................                     May
Minnesota 5 RSA....................................                     May
Montana 5 RSA -- (99%).............................                    June
Colorado 5 RSA.....................................                  September
Washington 7 RSA...................................   June
Stock Purchases:
CIS-2 (Great Falls, MT MSA -- 54.8%)...............                                    November
CIS-1 (Billings, MT MSA -- 63.5%)..................                                    December

     Purchase price including cash paid and liabilities assumed at closing are as follows:

Cash paid at closing.............................  $1,359,000     $11,208,000     $23,867,000
Liabilities assumed..............................                  16,717,000       5,823,000
                                                   ----------     -----------     -----------
                                                   $1,359,000     $27,925,000     $29,690,000
                                                   ==========     ===========     ===========

     All of the acquisitions were accounted for using the purchase method. The results of operations from the properties acquired are included in the consolidated statements of operations from the date of acquisition. Results of operations prior to the date of acquisition were not significant in relation to the Partnership's results of operations.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

6.  ACQUISITIONS: -- (CONTINUED)
     During the six months ended June 30, 1994, the Partnership purchased minority interests in the Billings, MT MSA and Great Falls, MT MSA from minority partners for a total cash purchase price of $250,000.

     During 1993, the Partnership purchased minority interests in the Bismarck, ND MSA, Billings, MT MSA and Great Falls, MT MSA from minority partners for a total cash purchase price of $437,000.

     The September 1993 acquisition of Colorado 5 was a non-cash transaction as the $1.7 million purchase price was directly applied to the loan agreement with AT&T Credit Corporation.

     During 1992, the Partnership purchased a number of cellular systems and assets from subsidiaries of Cellular Information Systems, Inc. ("CIS"). Those purchases occurred in November and December 1992 and are aggregated for the purposes of this disclosure.

     In December 1992, the Partnership purchased an additional 47.8% of Hood River Cellular Telephone Company (Oregon 2 RSA) in exchange for 50 Class A LP units and $8,000 in cash paid to the Partnership.

7.  RELATED PARTY TRANSACTIONS:

  General Cellular Corporation:

     John W. Stanton was Chief Executive Officer of both MCLP and GCC. GCC owned a 9.9% interest in PN Cellular Limited Partnership (MCLP's general partner) and had subscribed for 300 limited partnership units in MCLP. MCLP owned 40% of SCI which owned approximately 4.7% of the stock of GCC. During 1993, MCLP purchased a direct interest in GCC representing approximately a 0.65% ownership interest.

     MCLP exchanged the Rapid City, SD MSA market and the South Dakota 5 and South Dakota 6 RSA markets that it acquired from CIS for GCC's Wyoming 2, Montana 4 and Montana 7 RSA markets, GCC's minority interests in the Billings and Great Falls, MT MSA markets and a cash payment of approximately $1,300,000. No gain or loss was recorded on the transaction.

     In 1993, MCLP sold certain decommissioned cellular equipment to GCC for a cash price of $976,000.

  McCaw Cellular Communications, Inc. ("McCaw"):

     Mr. Stanton was a director of McCaw, now known as AT&T Wireless Services, Inc., until May 1994. During 1992 and 1993, the Partnership and its predecessors entered into a series of agreements with McCaw to purchase services in six of MCLP's markets utilizing McCaw facilities located in Oregon, Idaho and Colorado. Services provided included leasing switch capacity, roamer coordination and billing. The majority of the agreements had a five-year term with options to renew. The total amounts paid by the Partnership and its predecessors for services rendered by McCaw during the six months ended June 30, 1994, the year ended December 31, 1993 and the period from October 6, 1992, to December 31, 1992, were approximately $200,000, $524,000 and $262,000, respectively.

         MARKETS CELLULAR LIMITED PARTNERSHIP AND SUBSIDIARY COMPANIES

7.  RELATED PARTY TRANSACTIONS: -- (CONTINUED)
  Reimbursement to Mr. Stanton/Ms. Gillespie:

     During 1992, Mr. Stanton and Theresa Gillespie advanced funds to the Partnership and its predecessors. Pursuant to the Partnership Agreement, MCLP agreed to repay Mr. Stanton and Ms. Gillespie $3,412,000. As of December 31, 1992, Mr. Stanton and Ms. Gillespie were still owed $1,618,000. During 1992, interest was accrued, but not paid, at the rate of 5.5%. In January 1993, the $1,618,000 was repaid, plus accrued interest in the amount of $27,000.

  GS Capital Partners, L.P. ("GS Capital"):

     GS Capital was the largest limited partner in MCLP. Pursuant to the Partnership Agreement, GS Capital loaned the Partnership $250,000 at an interest rate of 10%. The principal and accrued interest was payable on December 31, 2002. At June 30, 1994, and December 31, 1993 and 1992, approximately $48,000, $32,000 and $6,000, respectively, in interest had accrued on the loan. This note was converted to equity in connection with the Business Combination.

  The Goldman Sachs Group, L.P.:

     In connection with the Business Combination, the Partnership granted partnership interests to The Goldman Sachs Group, L.P. valued at $343,000 in payment of a fee for advisory services.

  Interest Rate Cap Transactions:

     During 1993, the Partnership purchased interest rate protection through interest rate cap transactions. These purchases were made from two affiliates of MCLP partners. One purchase was executed with Goldman, Sachs & Co. pursuant to which Goldman, Sachs & Co. was paid $126,000. The other transactions were with Toronto Dominion Bank at a total cost of $420,000. The cost of the interest rate caps is recorded as a prepaid expense and amortized over the term of the contract, generally four to five years.

                                  UNDERWRITING

     Subject to the terms and conditions of the U.S. Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from the Company and the Selling Shareholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                      NUMBER OF SHARES OF
                            U.S. UNDERWRITER                          CLASS A COMMON STOCK
    ----------------------------------------------------------------  --------------------
    Goldman, Sachs & Co.............................................
    Donaldson, Lufkin & Jenrette Securities Corporation.............
    Merrill Lynch, Pierce, Fenner & Smith Incorporated..............
    Salomon Brothers Inc............................................
                                                                                 ----
         Total......................................................        8,800,000
                                                                                 ====

     Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at
such price less a concession of $          per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has and the Selling Shareholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 2,200,000 shares of Class A Common Stock in the International Offering outside the United States. The initial public offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch International and Salomon Brothers International Limited.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between Syndicates") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby, and subject to certain exceptions, it will offer, sell or deliver the shares offered hereby and the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any persons whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial pubic offering price, less an amount not greater than the selling concession.

     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,320,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount, as set forth on the cover page of this Prospectus. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 8,800,000 shares of Class A Common Stock offered hereby. The U.S. Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 8,800,000 shares of Class A Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 330,000 additional shares of Class A Common Stock.

     The Company, the Selling Shareholders, the Company's executive officers and directors and certain other shareholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus) that are substantially similar to the shares of Common Stock or which are convertible or exchangeable into securities which are substantially similar to the shares of Common Stock, without the prior written consent of the representatives of the U.S. Underwriters, except for the shares of Common Stock offered in connection with the concurrent U.S. and International Offerings and certain gift transactions.

     Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

     Under Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed to be an affiliate of Goldman Sachs. For a description of certain relationships between Goldman Sachs and their affiliates and the Company, see "Management," "Certain Transactions" and "Principal and Selling Shareholders." The Offerings are being conducted in accordance with Schedule E, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Donaldson, Lufkin & Jenrette Securities Corporation has served in such role and will recommend a price in compliance with the requirements of Schedule E. Donaldson, Lufkin & Jenrette Securities Corporation will receive compensation from the Company in the amount of $5,000 for serving in such role. In connection with the Offerings, Donaldson, Lufkin & Jenrette Securities Corporation in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus is a part. In addition, the Underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval by the customer. The representatives have informed the Company that they do not expect sales to discretionary accounts by the U.S. Underwriters to exceed five percent of the total number of shares of Class A Common Stock offered by them.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock to persons located in the United States.

     Application has been made to have the Class A Common Stock quoted on the Nasdaq National Market under the symbol "WWCA."

     Settlement for the Class A Common Stock will be made in immediately available funds, and all secondary trading will settle in immediately available funds.

     The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................   12
The Company................................   22
Use of Proceeds............................   23
Dividend Policy............................   23
Dilution...................................   24
Capitalization.............................   25
Selected Consolidated Financial Data.......   26
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations....................   28
Business...................................   41
Description of Indebtedness................   63
Management.................................   67
Principal and Selling Shareholders.........   73
Certain Transactions.......................   76
Description of Capital Stock...............   80
Shares Eligible for Future Sale............   82
Validity of Class A Common Stock...........   84
Experts....................................   84
Additional Information.....................   84
Index to Consolidated Financial
  Statements...............................  F-1
Underwriting...............................  U-1

                               ------------------
  THROUGH AND INCLUDING             , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                               11,000,000 SHARES

                          WESTERN WIRELESS CORPORATION

                              CLASS A COMMON STOCK
                            (NO PAR VALUE PER SHARE)
                               ------------------
                                      LOGO
                               ------------------

                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                              MERRILL LYNCH & CO.
                              SALOMON BROTHERS INC
                      REPRESENTATIVES OF THE UNDERWRITERS
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Class A Common Stock being registered (all amounts are estimated except the SEC Registration Fee, the Nasdaq Listing Fee and the NASD Filing Fee):

            SEC Registration Fee....................................  $  104,690
            Nasdaq Listing Fee......................................      49,125
            NASD Filing Fee.........................................      30,500
            Blue Sky Qualification Fees and Expenses (including
              Legal Fees)...........................................      25,000
            Transfer Agent and Registrar Fees.......................      13,000
            Legal Fees and Expenses.................................     300,000
            Printing Expenses.......................................     250,000
            Auditors' Fees and Expenses.............................     165,000
            Miscellaneous Expenses..................................     262,685
                                                                         -------
                 TOTAL..............................................  $1,200,000
                                                                         =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

     The Company's By-laws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

     The Company intends to enter into separate indemnification agreements with each of its directors and executive officers, which agreements will supersede prior indemnification agreements entered into by the Company with each of its directors and executive officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The table below sets forth the sales of unregistered securities made by the registrant or its subsidiaries since July 29, 1994. References to "Common Stock" below are to the Company's Common Stock, par value $0.001 per share, which, upon effectiveness of the recapitalization referred to in the Prospectus, will be converted into shares of Class B Common Stock, no par value. The number of shares set forth below reflects the 3.1-for-1 split to be effected in the recapitalization.


                                                                     NUMBER OF
        TITLE AND AMOUNT OF SECURITY             DATE OF SALE      PURCHASERS(1)   EXEMPTION(1)
- --------------------------------------------  -------------------  -------------   ------------
88,567 shares of Common Stock...............     February 1996            1          (2)
515,561 shares of Common Stock..............     February 1996            3          (3)
79,748 shares of Common Stock...............     February 1996            2          (4)
3,842,531 shares of Common Stock............     December 1995            1          (5)
217,000 shares of Common Stock..............     December 1995            2          (6)
Exchange Rights exchangeable into 327,882
  shares the Common Stock...................     November 1995            3          (7)
896,210 shares of Common Stock..............       June 1995             47          (8)
13,241,428 shares of Common Stock...........       June 1995             13          (9)
670,475 shares of Common Stock..............       June 1995             23          (10)
38,762 shares of Common Stock...............  June-December 1995          6          (11)
45,042,712 shares of Common Stock...........       July 1994             74          (12)


- ---------------
 (1) All sales were made to accredited investors in private transactions not involving any public offering made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No underwriters were involved. Unless otherwise indicated, no purchaser was an officer or director of the Company or holder of more than 5% of any class of the Company's voting securities (a "5% shareholder"). Please refer to "Certain Transactions" in the Prospectus for a more detailed description of the transactions in which the Company's officers, directors and 5% shareholders participated.
 (2) Issued to Donald Guthrie in consideration for $999,950.
 (3) Issued to the shareholders of Palouse Paging, Inc. ("Palouse"), including two officers of the Company (one of whom is also a director), in consideration for all of the issued and outstanding stock of Palouse.
 (4) Issued to the shareholders of Sawtooth Paging, Inc. ("Sawtooth"), including two officers of the Company (one of whom is also a director), other than the Company, in consideration for the shares of stock of Sawtooth representing the 55% ownership interest in Sawtooth not held by the Company.
 (5) Issued to GS Capital Partners, L.P. ("GS Capital"), an affiliate of Goldman Sachs, upon the termination of another Goldman Sachs affiliate, GS Capital Partners Media Holding I, L.P. (the "Partnership"), which was the registered owner of 3,842,531 shares of Common Stock that it acquired on July 29, 1994. Following the distribution of the shares of Common Stock to the Partnership's partners, GS Capital and GS Capital Partners Media Holding I, Inc., GS Capital Partners Media Holding I, Inc. merged with and into the Company and the 2,766,623 shares of Common Stock owned GS Capital Partners Media Holding I, Inc. were canceled and a like number of shares of Common Stock were issued to GS Capital. GS Capital reimbursed the Company for all of the out-of-pocket expenses incurred by the Company in connection with this transaction. No cash proceeds were received by the Company in this transaction.
 (6) Issued to the shareholders of Deadwood Cellular Telephone Company ("Deadwood"), the unaffiliated owner of the Harding (SD-1) cellular market, in consideration for all the issued and outstanding stock of Deadwood.
 (7) Issued to the general and limited partners of Cook Inlet PV/SS PCS Partners, L.P., including Providence Media Partners, L.P., the general partner of Cook Inlet Western Wireless PV/SS PCS, L.P., in which Western PCS BTA I Corporation, a wholly-owned subsidiary of the Company, is the sole limited partner.

 (8) Exchanged for 8,963 shares of common stock of GCC with purchasers including three officers of the Company. A Form D with respect to such sale was filed with the Securities and Exchange Commission under Regulation D under the Securities Act.


 (9) Issued in exchange for commitments to purchase 4,271,428 shares of Series A Preferred Stock of Western PCS Corporation by the holders thereof including the Hellmen Entities, the Goldman Sachs Entities, Providence Ventures, L.P., and two directors (one of whom is also an officer) and one officer of the Company. Commitments to purchase shares of Series A Preferred Stock in the aggregate amount of $149.5 million were received by Western PCS Corporation in April 1995. A Form D with respect to such sale was filed with the Securities and Exchange Commission under Regulation D under the Securities Act.


(10) Issued to certain then-existing shareholders for total proceeds of $7.6 million. A Form D with respect to such sale was filed with the Securities and Exchange Commission under Regulation D under the Securities Act.

(11) Issued upon exercise of stock options for total proceeds of $78,000.

(12) Issued in connection with the Business Combination. A Form D with respect to such sale was filed with the Securities and Exchange Commission under Regulation D under the Securities Act. See "Certain Transactions."


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)Exhibits:


 1.1++        --   Form of U.S. Underwriting Agreement
 1.2++        --   Form of International Underwriting Agreement
 3.1          --   Amended and Restated Articles of Incorporation of the Registrant
 3.2          --   Bylaws of the Registrant
 5.1          --   Opinion of Preston Gates & Ellis
10.1**        --   Loan Agreement between Western PCS II Corporation and Northern Telecom
                   Inc., dated June 30, 1995
10.2***P      --   PCS 1900 Project and Supply Agreement between Western PCS Corporation and
                   Northern Telecom Inc., dated June 30, 1995
10.3*P        --   Purchase Agreement between Motorola Nortel Communications Co. and General
                   Cellular Corporation, dated July 29, 1993
10.4**        --   Loan Agreement among Western Wireless Corporation and The Toronto-
                   Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of
                   New York, as Managing Agents for the Various Lenders, dated June 30, 1995
10.5++        --   First Amendment to Loan Agreement by and among Western Wireless
                   Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                   Guaranty Trust Company of New York, as Managing Agents for the Various
                   Lenders, dated January 11, 1996
10.6***P      --   Supply Contract by and between Western PCS Corporation and Nokia
                   Telecommunications Inc., dated December 14, 1995
10.7***P      --   Purchase and Sale Agreement, Nokia Mobile Phones, Inc. and Western
                   Wireless Corporation, dated November 10, 1995
10.8++        --   Western Wireless Corporation, 1994 Management Incentive Stock Option
                   Plan, approved, as adopted and amended, by Shareholders November 16,
                   1995, together with form of Stock Option Agreement for offers thereunder
10.9++        --   Stockholders Agreement by and among Western Wireless Corporation and certain of its shareholders, dated July 29, 1994
10.10++       --   First Amendment to Stockholders Agreement by and among Western Wireless
                   Corporation and certain of its shareholders, Adding as a Party Western
                   PCS Corporation, dated November 30, 1994
10.11++       --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                   Corporation and certain of Western Wireless Corporation's shareholders, dated November 30, 1994

10.12++       --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                   Corporation and certain of Western Wireless Corporation's shareholders, dated February 15, 1996
10.13++       --   Voting Agreement by and among certain shareholders of Western Wireless
                   Corporation, dated July 29, 1994.
10.14         --   Voting Agreement by and among Western Wireless Corporation and certain of its shareholders
10.15++       --   Lease Agreement by and between WWC Holding Co., Inc., successor in interest to MARKETS Cellular Limited Partnership, and WRC Properties,
                   Inc., dated May 1, 1994
10.16++       --   Lease Agreement by and between Western Wireless Corporation and
                   Department of Natural Resources, dated August 25, 1995
10.17++       --   First Amendment to Lease Agreement by and between Western Wireless
                   Corporation and Department of Natural Resources, dated February 28, 1996
10.18++       --   Form of Cellular One Group License Agreement
10.19++       --   Asset Purchase Agreement between Western PCS III License Corporation as
                   Buyer and GTE Mobilnet Incorporated as Seller, dated January 16, 1996
10.20++       --   Purchase and Sale Agreement by and between Robert O. Tyler, Esq., as
                   Trustee, Seller, and GCC License Corporation, Purchaser, dated December
                   22, 1995
10.21***P     --   Agreement for Purchase and Sale of Autoplex Cellular Equipment, Software
                   and Services by and among American Telephone and Telegraph Company, WWC
                   Holding Co., Inc., successor to MARKETS Cellular Limited Partnership and
                   MCII General Partnership, dated March 17, 1993
10.22++       --   Agreement and Plan of Reorganization by and among Palouse Paging, Inc., the Shareholders of 100% of the Stock of Palouse Paging, Inc., Western
                   Paging I Corporation and Western Wireless Corporation, dated February 5,
                   1996
10.23++       --   First Amendment to Agreement and Plan of Reorganization by and among
                   Western Paging I Corporation, the former Shareholders of 100% of the
                   Stock of Palouse Paging, Inc. and Western Wireless Corporation
10.24++       --   Agreement and Plan of Reorganization by and among Sawtooth Paging, Inc., the Shareholders of 52.93% of the Stock of Sawtooth Paging, Inc., Western
                   Paging II Corporation and Western Wireless Corporation, dated February 5,
                   1996
10.25++       --   Employment Agreement by and between John W. Stanton and Western Wireless
                   Corporation, dated March 12, 1996
10.26++       --   Employment Agreement by and between Robert R. Stapleton and Western
                   Wireless Corporation, dated March 12, 1996
10.27++       --   Employment Agreement by and between Mikal J. Thomsen and Western Wireless
                   Corporation, dated March 12, 1996
10.28++       --   Employment Agreement by and between Theresa E. Gillespie and Western
                   Wireless Corporation, dated March 12, 1996
10.29++       --   Employment Agreement by and between Alan R. Bender and Western Wireless
                   Corporation, dated March 12, 1996
10.30++       --   Employment Agreement by and between Cregg B. Baumbaugh and Western
                   Wireless Corporation, dated March 12, 1996
10.31++       --   Form of Registrant's Restrictive Covenant and Confidentiality Agreement
10.32++       --   Form of Director and Officer Indemnification Agreement

10.33++     --   Western PCS Corporation Series A Preferred Stock Purchase Agreement among
                 Western Wireless Corporation, Western PCS Corporation and the Purchasers
                 listed therein, dated April 10, 1995
10.34       --   Second Amendment to Loan Agreement by and among Western Wireless
                 Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                 Guaranty Trust Company of New York, as Managing Agents for the Various
                 Lenders, dated
10.35+++    --   Form of Indenture relating to Senior Subordinated Notes due 2006
10.36++     --   Subscription and Put and Call Agreement with respect to shares of Common
                 Stock of Western Wireless International Corporation, dated as of January 1,
                 1996
10.37++     --   PCS Block "C" Organization and Financing Agreement by and among Western PCS
                 BTA I Corporation, Western Wireless Corporation, Cook Inlet PV/SS PCS
                 Partners, L.P., Cook Inlet Telecommunications, Inc., SS PCS Corporation and
                 Providence Media Partners L.P. dated as of November 5, 1996
10.38++     --   Limited Partnership Agreement by and between Cook Inlet PV/SS PCS Partners,
                 L.P. and Western PCS BTA I Corporation dated as of November 5, 1995
10.39++     --   First Amendment to Block "C" Organization and Financing Agreement and Cook
                 Inlet Western Wireless PV/SS PCS, L.P. Limited Partnership Agreement by and
                 among Western PCS BTA I Corporation, Western Wireless Corporation, Cook
                 Inlet PV/SS PCS Partners, L.P., Cook Partners L.P. dated as of April 8,
                 1996
10.40       --   Amended and Restated Loan Agreement among Western Wireless Corporation and
                 The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust
                 Company of New York, as Managing Agents for the Various Lenders, dated May
                 6, 1996
21++        --   List of material subsidiaries
23.1        --   Consent of Arthur Andersen LLP
23.2        --   Consent of Preston Gates & Ellis (see Exhibit 5.1)
24++        --   Power of Attorney


- ---------------


   * Portions of this Exhibit (i) were filed previously with the Company's Registration
     Statement on Form S-1 (Commission File No. 333-2432); (ii) are being filed in paper format subject to a request under Rule 202(d) of Regulation S-T (the "Hardship
     Exemption"); and (iii) have been omitted and filed separately with the Secretary of the
     Commission pursuant to the Registrant's Application Requesting Confidential Treatment
     under Rule 406 of the Act (the "Confidentiality Request").
  ** Filed previously with the Company's Registration Statement on Form S-1 (Commission File
     No. 333-2432) and portions of this Exhibit were omitted and filed separately with the
     Secretary of the Commission pursuant to the Confidentiality Request.
 *** Portions of this Exhibit (i) are being filed in paper format subject to the Hardship
     Exemption; and (ii) have been omitted and filed separately with the Secretary of the
     Commission pursuant to the Confidentiality Request.
  ++ Filed previously with the Company's Registration Statement on Form S-1 (Commission File
     No. 333-2432)
 +++ Incorporated herein by reference to the exhibit filed with the Company's Registration
     Statement on Form S-1 (Commission File No. 333-2688).


     (b) Financial Statement Schedule:
         Schedule II -- Valuation and Qualifying Accounts and Reserves (see
         F-26)

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 15th day of May, 1996.


                                          WESTERN WIRELESS CORPORATION

                                          By /s/  ALAN R. BENDER

                                            ------------------------------------
                                                       Alan R. Bender
                                               Senior Vice President, General
                                                           Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below on May 15, 1996 by the following persons in the capacities indicated.


                 SIGNATURES                                           TITLE
- ---------------------------------------------     ---------------------------------------------
                      *                           Chairman, Chief Executive Officer and
- ---------------------------------------------     Director (Principal Executive Officer)
               John W. Stanton
          /s/  THERESA E. GILLESPIE               Chief Financial Officer (Principal Financial
- ---------------------------------------------     Officer)
            Theresa E. Gillespie
           /s/  NASTASHIA S. PRESS                Principal Accounting Officer
- ---------------------------------------------
             Nastashia S. Press
                          *                       Director
- ---------------------------------------------
               David A. Bayer
                          *                       Director
- ---------------------------------------------
             John L. Bunce, Jr.
                          *                       Director
- ---------------------------------------------
              Mitchell R. Cohen
                          *                       Director
- ---------------------------------------------
             Jonathan M. Nelson
                          *                       Director
- ---------------------------------------------
             Terence M. O'Toole
       *By         /s/  ALAN R. BENDER
- ---------------------------------------------
               Alan R. Bender
              Attorney-in-Fact

                                                       REGISTRATION NO. 333-2432
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    EXHIBITS
                                       TO

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          WESTERN WIRELESS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               INDEX TO EXHIBITS


 1.1++       --   Form of U.S. Underwriting Agreement
 1.2++       --   Form of International Underwriting Agreement
 3.1         --   Amended and Restated Articles of Incorporation of the Registrant
 3.2         --   Bylaws of the Registrant
 5.1         --   Opinion of Preston Gates & Ellis
10.1**       --   Loan Agreement between Western PCS II Corporation and Northern Telecom
                  Inc., dated June 30, 1995
10.2***P     --   PCS 1900 Project and Supply Agreement between Western PCS Corporation and
                  Northern Telecom Inc., dated June 30, 1995
10.3*P       --   Purchase Agreement between Motorola Nortel Communications Co. and General
                  Cellular Corporation, dated July 29, 1993
10.4**       --   Loan Agreement among Western Wireless Corporation and The Toronto-Dominion
                  Bank, Barclays Bank, PLC, and Morgan Guaranty Trust Company of New York,
                  as Managing Agents for the Various Lenders, dated June 30, 1995
10.5++       --   First Amendment to Loan Agreement by and among Western Wireless
                  Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                  Guaranty Trust Company of New York, as Managing Agents for the Various
                  Lenders, dated January 11, 1996
10.6***P     --   Supply Contract by and between Western PCS Corporation and Nokia
                  Telecommunications Inc., dated December 14, 1995
10.7***P     --   Purchase and Sale Agreement, Nokia Mobile Phones, Inc. and Western
                  Wireless Corporation, dated November 10, 1995
10.8++       --   Western Wireless Corporation, 1994 Management Incentive Stock Option Plan,
                  approved, as adopted and amended, by Shareholders November 16, 1995, together with form of Stock Option Agreement for offers thereunder
10.9++       --   Stockholders Agreement by and among Western Wireless Corporation and certain of its shareholders, dated July 29, 1994
10.10++      --   First Amendment to Stockholders Agreement by and among Western Wireless
                  Corporation and certain of its shareholders, Adding as a Party Western PCS
                  Corporation, dated November 30, 1994
10.11++      --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                  Corporation and certain of Western Wireless Corporation's shareholders, dated November 30, 1994
10.12++      --   Waiver Agreement by and among Western Wireless Corporation, Western PCS
                  Corporation and certain of Western Wireless Corporation's shareholders, dated February 15, 1996
10.13++      --   Voting Agreement by and among certain shareholders of Western Wireless
                  Corporation, dated July 29, 1994.
10.14        --   Voting Agreement by and among Western Wireless Corporation and certain of its shareholders
10.15++      --   Lease Agreement by and between WWC Holding Co., Inc., successor in interest to MARKETS Cellular Limited Partnership, and WRC Properties,
                  Inc., dated May 1, 1994
10.16++      --   Lease Agreement by and between Western Wireless Corporation and Department of Natural Resources, dated August 25, 1995
10.17++      --   First Amendment to Lease Agreement by and between Western Wireless
                  Corporation and Department of Natural Resources, dated February 28, 1996
10.18++      --   Form of Cellular One Group License Agreement
10.19++      --   Asset Purchase Agreement between Western PCS III License Corporation as
                  Buyer and GTE Mobilnet Incorporated as Seller, dated January 16, 1996
10.20++      --   Purchase and Sale Agreement by and between Robert O. Tyler, Esq., as
                  Trustee, Seller, and GCC License Corporation, Purchaser, dated December
                  22, 1995

10.21***P    --   Agreement for Purchase and Sale of Autoplex Cellular Equipment, Software
                  and Services by and among American Telephone and Telegraph Company, WWC
                  Holding Co., Inc., successor to MARKETS Cellular Limited Partnership and
                  MCII General Partnership, dated March 17, 1993
10.22++      --   Agreement and Plan of Reorganization by and among Palouse Paging, Inc., the Shareholders of 100% of the Stock of Palouse Paging, Inc., Western
                  Paging I Corporation and Western Wireless Corporation, dated February 5,
                  1996
10.23++      --   First Amendment to Agreement and Plan of Reorganization by and among
                  Western Paging I Corporation, the former Shareholders of 100% of the Stock of Palouse Paging, Inc. and Western Wireless Corporation
10.24++      --   Agreement and Plan of Reorganization by and among Sawtooth Paging, Inc., the Shareholders of 52.93% of the Stock of Sawtooth Paging, Inc., Western
                  Paging II Corporation and Western Wireless Corporation, dated February 5,
                  1996
10.25++      --   Employment Agreement by and between John W. Stanton and Western Wireless
                  Corporation, dated March 12, 1996
10.26++      --   Employment Agreement by and between Robert R. Stapleton and Western
                  Wireless Corporation, dated March 12, 1996
10.27++      --   Employment Agreement by and between Mikal J. Thomsen and Western Wireless
                  Corporation, dated March 12, 1996
10.28++      --   Employment Agreement by and between Theresa E. Gillespie and Western
                  Wireless Corporation, dated March 12, 1996
10.29++      --   Employment Agreement by and between Alan R. Bender and Western Wireless
                  Corporation, dated March 12, 1996
10.30++      --   Employment Agreement by and between Cregg B. Baumbaugh and Western
                  Wireless Corporation, dated March 12, 1996
10.31++      --   Form of Registrant's Restrictive Covenant and Confidentiality Agreement
10.32++      --   Form of Director and Officer Indemnification Agreement
10.33++      --   Western PCS Corporation Series A Preferred Stock Purchase Agreement among
                  Western Wireless Corporation, Western PCS Corporation and the Purchasers
                  listed therein, dated April 10, 1995
10.34        --   Second Amendment to Loan Agreement by and among Western Wireless
                  Corporation, The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan
                  Guaranty Trust Company of New York, as Managing Agents for the Various
                  Lenders, dated April 16, 1996.
10.35+++     --   Form of Indenture relating to Senior Subordinated Notes due 2006
10.36++      --   Subscription and Put and Call Agreement with respect to shares of Common
                  Stock of Western Wireless International Corporation, dated as of January
                  1, 1996
10.37++      --   PCS Block "C" Organization and Financing Agreement by and among Western
                  PCS BTA I Corporation, Western Wireless Corporation, Cook Inlet PV/SS PCS
                  Partners, L.P., Cook Inlet Telecommunications, Inc., SSPCS Corporation and
                  Providence Media Partners L.P. dated as of November 5, 1995
10.38++      --   Limited Partnership Agreement by and between Cook Inlet PV/SS PCS
                  Partners, L.P. and Western PCS BTA I Corporation dated as of November 5,
                  1995
10.39++      --   First Amendment to Block "C" Organization and Financing Agreement and Cook
                  Inlet Western Wireless PV/SS PCS, L.P. Limited Partnership Agreement by
                  and among Western PCS BTA I Corporation, Western Wireless Corporation,
                  Cook Inlet PV/SS PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
                  SSPCS Corporation, Providence Media Partners L.P. dated as of April 8,
                  1996

10.40        --   Amended and Restated Loan Agreement among Western Wireless Corporation and
                  The Toronto-Dominion Bank, Barclays Bank, PLC, and Morgan Guaranty Trust
                  Company of New York, as Managing Agents for the Various Lenders, dated May
                  6, 1996.
21++         --   List of material subsidiaries
23.1         --   Consent of Arthur Andersen LLP
23.2         --   Consent of Preston Gates & Ellis (see Exhibit 5.1)
24++         --   Power of Attorney


- ---------------


   * Portions of this Exhibit (i) were filed previously with the Company's Registration
     Statement on Form S-1 (Commission File No. 333-2432); (ii) are being filed in paper format subject to a request under Rule 202(d) of Regulation S-T (the "Hardship
     Exemption"); and (iii) have been omitted and filed separately with the Secretary of the
     Commission pursuant to the Registrant's Application Requesting Confidential Treatment
     under Rule 406 of the Act (the "Confidentiality Request").
  ** Filed previously with the Company's Registration Statement on Form S-1 (Commission File
     No. 333-2432) and portions of this Exhibit were omitted and filed separately with the
     Secretary of the Commission pursuant to the Confidentiality Request.
 *** Portions of this Exhibit (i) are being filed in paper format subject to the Hardship
     Exemption; and (ii) have been omitted and filed separately with the Secretary of the
     Commission pursuant to the Confidentiality Request.
  ++ Filed previously with the Company's Registration Statement on Form S-1 (Commission File
     No. 333-2432).
 +++ Incorporated herein by reference to the exhibit filed with the Company's Registration
     Statement on Form S-1 (Commission File No. 333-2688).